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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
Dole Food Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, without par value per share.
	(2)	Aggregate number of securities to which transaction applies: 43,088,903 shares of common stock, stock options to purchase 3,593,209 shares of common stock.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee is determined based upon the sum of (a) the product of 43,088,903 shares of common stock and the merger consideration of $33.50 per share (equal to $1,443,478,251) and (b) the difference between the merger consideration of $33.50 per share and the exercise price per share of each of the 3,593,209 shares of common stock options outstanding in which the exercise price per share is less than $33.50 per share (equal to $29,259,346). In accordance with Exchange Act Rule 0-11(c) the filing fee was determined by calculating a fee of $92 per $1,000,000 of the aggregate merger consideration of $1,472,737,597.

	(4)	Proposed maximum aggregate value of transaction: $1,472,737,597
	(5)	Total fee paid: $135,492
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

DOLE FOOD COMPANY, INC.
One Dole Drive
Westlake Village, California 91362-7300

February 14, 2003

Dear Stockholder,

        We cordially invite you to attend a special meeting of stockholders of Dole Food Company, Inc. to be held at 10:00 A.M., California time, on March 26, 2003, at Dole World Headquarters located at One Dole Drive, Westlake Village, California 91362-7300.

        At the special meeting, you will be asked to adopt an Agreement and Plan of Merger pursuant to which DHM Acquisition Company, Inc. will merge into Dole. DHM Acquisition Company, Inc. is a Delaware corporation and wholly-owned subsidiary of DHM Holding Company, Inc., which itself is a Delaware corporation that is wholly-owned by David H. Murdock, who is Dole's Chairman of the Board and Chief Executive Officer. If the merger is completed, Dole will survive as a wholly-owned subsidiary of DHM Holding Company, Inc.

        In the merger:

  •
  each outstanding share of Dole common stock will be converted into the right to receive $33.50 in cash (other than shares held by Mr. Murdock or his affiliates which, together with Mr. Murdock's stock options, will be canceled without any payment, and shares held by stockholders who properly perfect appraisal rights under Delaware law); and

  •
  stock options (whether or not vested) that are outstanding at the effective time of the merger will be converted into the right to receive a cash amount equal to $33.50 minus the per share exercise price of the option, multiplied by the number of shares of common stock issuable upon exercise of the option.

        Dole's board of directors, in accordance with the recommendation of a special committee of the board consisting of directors who are not and have not, for at least 20 years, been officers or employees of Dole, Mr. Murdock or any of their affiliates, has unanimously approved, with Mr. Murdock abstaining, the merger agreement and the merger, and has determined that the adoption of the merger agreement is advisable and that the proposed merger is fair to, and in the best interests of, all Dole stockholders (other than Mr. Murdock and his affiliates). Accordingly, the board of directors (with Mr. Murdock abstaining) unanimously recommends that stockholders vote FOR the adoption of the merger agreement.

        We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the proposed merger and other important information related to the merger.

        We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the accompanying proxy card in the enclosed postage prepaid envelope as promptly as possible. Your vote is important, regardless of the number of shares you own. Please note that you will be able to vote in person at the meeting even if you have previously returned your proxy.

        Thank you for your attention to this important matter.

                      Sincerely,

                      Lawrence A. Kern
                       President and Chief Operating Officer

        This proxy statement is dated February 14, 2003, and is first being mailed to stockholders on or about February 14, 2003.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.

DOLE FOOD COMPANY, INC.
One Dole Drive
Westlake Village, California 91362-7300

NOTICE OF SPECIAL MEETING TO BE HELD ON MARCH 26, 2003

        We cordially invite you to attend a special meeting of stockholders of Dole Food Company, Inc., a Delaware corporation. This special meeting will be held at 10:00 A.M., California time, on March 26, 2003, at Dole World Headquarters located at One Dole Drive, Westlake Village, California 91362-7300. The meeting is being held:

  1.
  To vote on the adoption of the Agreement and Plan of Merger under which DHM Acquisition Company, Inc. will merge into Dole and all of the outstanding common stock of Dole not already owned by David H. Murdock, Dole's Chairman of the Board and Chief Executive Officer, or his affiliates, will be converted into the right to receive $33.50 per share in cash; and

  2.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

        The Dole board of directors has fixed the close of business on February 5, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting.

        The board of directors, in accordance with the recommendation of a special committee of the board consisting of directors who are not and have not, for at least 20 years, been officers or employees of Dole, Mr. Murdock or any of their affiliates, has unanimously approved, with Mr. Murdock abstaining, the merger agreement and the merger, and has determined that the adoption of the merger agreement is advisable and that the proposed merger is fair to, and in the best interests of, all Dole stockholders (other than Mr. Murdock and his affiliates). Accordingly, the board of directors (with Mr. Murdock abstaining) recommends that stockholders vote FOR the adoption of the merger agreement.

        Your vote is very important. The merger cannot occur unless holders of a majority of the issued and outstanding shares of common stock of Dole not owned by Mr. Murdock and his affiliates vote in favor of the adoption of the merger agreement. Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. A broker, bank or other nominee cannot vote your shares on the merger by proxy without your express instructions.

        The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By order of the board of directors,
C. Michael Carter Vice President, General Counsel and Corporate Secretary
February 14, 2003

THE MERGER AGREEMENT	49
Representations and Warranties	49
Conditions to the Merger	49
Amendments	50
Employee Benefits	50
Options	51
Interim Operations	51
Other Proposals	52
Indemnification	53
Financing	53
Termination	54
Expenses	54
INFORMATION ABOUT DOLE	55
Dole Food Company, Inc. Selected Consolidated Financial Data	56
Dole Food Company, Inc. Projected Financial Information	57
Price Range of Dole's Common Stock	59
Dividends and Dividend Policy	59
INFORMATION CONCERNING PARENT, PURCHASER AND MR. MURDOCK	60
OTHER MATTERS	61
Other Matters at the Special Meeting	61
Future Stockholder Proposals	61
Security Ownership of Certain Beneficial Owners and Management	61
Purchases by Dole and its Directors and Executive Officers and by Parent and Purchaser and their Directors and Executive Officers	63
Available Information	63
Information Incorporated by Reference	64
SCHEDULES AND APPENDICES
Schedule I—Information Concerning Directors and Executive Officers of Parent and Purchaser
Appendix A—Agreement and Plan of Merger among DHM Holding Company, Inc., DHM Acquisition Company, Inc., David H. Murdock and Dole Food Company, Inc. dated as of December 18, 2002
Appendix B—Opinion of Goldman, Sachs & Co. dated December 18, 2002
Appendix C—Section 262 of the Delaware General Corporation Law (Appraisal Rights)

        This document incorporates important business and financial information about Dole from documents filed with the Securities and Exchange Commission that are not included in, or delivered with, this document. This information is available without charge at the Securities and Exchange Commission's website at http://www.sec.gov, as well as from other sources. See "OTHER MATTERS—Available Information" below.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement and the documents attached to or incorporated by reference herein contain or are based upon "forward-looking" information and involve risks and uncertainties. Such forward-looking statements reflect, among other things, management's current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause Dole's actual results, performance or achievements, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein or in the documents attached or incorporated by reference that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "intends," "will," "expects" and similar words and expressions are intended to identify forward-looking statements. Dole assumes no obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information. The many factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation:

  •
  foreign currency risks;

  •
  changes in common law, quotas, tariffs, export and import laws;

  •
  weather conditions that adversely affect the production, transportation, storage, import and export of fresh produce, packaged foods or fresh-cut flowers;

  •
  market responses to industry volume pressures;

  •
  product and raw materials supplies and pricing;

  •
  electric power supply and pricing;

  •
  changes in interest and currency exchange rates;

  •
  economic crises and security risks in developing countries;

  •
  international conflict;

  •
  costs and charges related to the proposed merger;

  •
  failure to obtain required stockholder or regulatory approvals for the merger;

  •
  the merger not closing for any other reason; and

  •
  other factors disclosed in Dole's Annual Report on Form 10-K for the fiscal year ended December 29, 2001, as amended, and in other reports filed by Dole from time to time with the Securities and Exchange Commission.

SUMMARY TERM SHEET

        This summary term sheet summarizes selected information contained elsewhere in this proxy statement, but may not contain all of the information that is important to you. Dole urges you to read the entire proxy statement carefully, including the attached schedule and appendices. In this proxy statement, the term "Dole" refers to Dole Food Company, Inc., the term "Purchaser" refers to DHM Acquisition Company, Inc. and the term "Parent" refers to DHM Holding Company, Inc.

The Special Meeting
When and where is the special meeting?
The special meeting of the stockholders of Dole will be held on March 26, 2003, at 10:00 a.m. California time, at Dole World Headquarters, One Dole Drive, Westlake Village, California 91362-7300. See "INTRODUCTION."
What am I being asked to vote upon?
A proposal to adopt the Agreement and Plan of Merger among Parent, Purchaser, David H. Murdock and Dole dated as of December 18, 2002. The Agreement and Plan of Merger and the proposed merger are referred to in this proxy statement as the "merger agreement" and the "merger," respectively. See "THE MERGER—Proposal to be Considered at the Special Meeting."
The Proposed Merger
What will happen if the merger is completed?
Purchaser will merge into Dole with Dole surviving the merger. After the merger Dole will be wholly owned by David H. Murdock through his ownership of Parent. See "SPECIAL FACTORS—Position of Dole as to the Purposes, Alternatives, Reasons and Effects of the Merger" and "SPECIAL FACTORS—Position of Parent, Purchaser and Mr. Murdock as to the Purposes, Alternatives, Reasons and Effects of the Merger."
When will the merger be completed?
If the merger agreement is adopted by Dole's stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. See "THE MERGER—Effective Time of the Merger."
What will I receive if the merger is completed?	•
Each outstanding share of Dole common stock will be converted into the right to receive $33.50 in cash (other than shares owned by Mr. Murdock or his affiliates, shares owned by Dole or by any subsidiary of Dole and shares owned by stockholders who properly exercise appraisal rights). See "THE MERGER—Payment of Merger Consideration and Surrender of Stock Certificates."
• Stockholders who properly exercise their appraisal rights will receive cash in the amount of the appraised value of their shares of Dole common stock. See "THE MERGER—Appraisal Rights."
•
Shares of Dole common stock owned by Mr. Murdock and his affiliates and shares owned by Dole or by any subsidiary of Dole will be canceled and no consideration will be paid for these shares. See "THE MERGER—Payment of Merger Consideration and Surrender of Stock Certificates."

When will I receive the merger consideration?
After the completion of the merger, when you send your share certificates together with a completed letter of transmittal to the disbursing agent, that agent will promptly distribute the merger consideration to you. See "THE MERGER—Payment of Merger Consideration and Surrender of Stock Certificates."
What other effects will the merger have on Dole?
As a result of the merger, each share of Dole common stock that is now outstanding will be canceled. New shares of Dole (as the surviving corporation) will be issued to Parent. Accordingly, Dole common stock will no longer be listed on the New York Stock Exchange or any other securities exchange and will be eligible for termination of registration under the Securities Exchange Act of 1934. In addition, Dole will no longer be subject to certain requirements of the Securities Exchange Act of 1934 (although reporting duties with respect to Dole's publicly held debt may continue). See "SPECIAL FACTORS—Position of Dole as to the Purposes, Alternatives, Reasons and Effects of the Merger" and "SPECIAL FACTORS—Position of Parent, Purchaser and Mr. Murdock as to the Purposes, Alternatives, Reasons and Effects of the Merger."
What happens to stock options in the merger?	Each stock option outstanding at the effective time of the merger will be converted into the right to receive a cash amount equal to:
• $33.50, minus the applicable exercise price per share of the option; multiplied by
• the number of shares of common stock issuable upon exercise of the option.

See "SPECIAL FACTORS—Position of Dole as to the Purposes, Alternatives, Reasons and Effects of the Merger" and "SPECIAL FACTORS—Position of Parent, Purchaser and Mr. Murdock as to the Purposes, Alternatives, Reasons and Effects of the Merger."
Do I have any appraisal rights?
Yes. Stockholders are entitled to assert appraisal rights under Delaware law by following the requirements specified in Section 262 of the Delaware General Corporation Law. We attach a copy of Section 262 as Appendix C to this proxy statement. See "THE MERGER—Appraisal Rights" and Appendix C.
What are the tax consequences of the merger to me?
The receipt of cash in exchange for shares of Dole common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. See "THE MERGER—Material U.S. Federal Income Tax Consequences."

How will Parent finance the merger?
Parent estimates that approximately $2.1 billion will be required to complete the merger and related transactions. Parent and Purchaser have received commitments from Deutsche Bank Trust Company Americas, The Bank of Nova Scotia, Bank of America, N.A., Fleet National Bank and Socìete Generale and their affiliates to provide the majority of the funds necessary to consummate the merger. In addition, Mr. Murdock has agreed to contribute to Purchaser 13,086,847 shares of Dole common stock and additional cash. See "THE MERGER—Merger Financing."
What are the conditions to the merger?
If certain conditions are not satisfied or waived, the merger will not be completed, even if Dole's stockholders vote to adopt the merger agreement at the special meeting. These conditions include, among others:
	•	the adoption of the merger agreement by holders of a majority of the shares not owned by Mr. Murdock and his affiliates;
	•	the absence of any injunction or order of any court or other governmental entity prohibiting the merger;
	•	the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which has occurred;
•
the material accuracy of the parties' representations and warranties contained in the merger agreement and the performance, in all material respects, of all agreements that are required to be performed by them;
	•	Parent, Purchaser or Mr. Murdock receiving the funds necessary to complete the merger. See "THE MERGER—Merger Financing;"
•
the absence of a material adverse change in Dole's business, financial condition, assets, properties, operations or results of operations or a material adverse change that would prevent Dole from completing the merger; and
	•	the special committee's receipt of a solvency opinion from an independent advisor.
See "THE MERGER AGREEMENT—Conditions to the Merger."
Can Dole consider other takeover proposals?
Dole has agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, if a third party makes an unsolicited proposal, the board of directors and the special committee may consider it to comply with the board's fiduciary duties to stockholders. Dole's board of directors cannot approve or recommend another transaction proposal unless:
	•	the board of directors or the special committee concludes it must do so to comply with the board's fiduciary duties to Dole's stockholders;

	•	the board of directors provides Mr. Murdock with prior, written notice of the other proposal; and
•
if the merger agreement is terminated, Dole reimburses Parent, Purchaser and Mr. Murdock for all reasonable out-of-pocket costs, fees and expenses incurred by them after September 22, 2002 in connection with the merger and the related transactions, up to a maximum of $25 million.
See "THE MERGER AGREEMENT—Other Proposals."
Can the merger agreement be terminated?	The merger agreement can be terminated at any time before the effective time of the merger:
	•	by mutual consent of Purchaser and Dole;
	•	by either Purchaser or Dole, if any court or other governmental entity has restrained or prohibited the merger in a final and nonappealable order, decree or ruling;
	•	by either Purchaser or Dole, if the merger has not occurred by April 30, 2003;
•
by Dole, if it approves a competing transaction proposal, provided Dole reimburses Purchaser's and Parent's reasonable out-of-pocket costs, fees and expenses incurred on or after September 22, 2002 in connection with the merger and the related transactions, up to a maximum of $25 million;
•
by Purchaser, if Dole enters into an agreement with respect to a competing transaction proposal or Dole's board of directors withdraws or adversely modifies its approval of or recommendation of the merger after a competing transaction proposal is announced; and
	•	by either party, if the other party has materially breached its representations, warranties or covenants, subject to the right to timely cure such breach.
See "THE MERGER AGREEMENT—Termination."
Who must pay the fees and expenses relating to the merger?
The merger agreement provides that all fees and expenses relating to the merger will be paid by the party incurring them. However, Dole is required to reimburse Parent, Purchaser and Mr. Murdock for all reasonable out-of-pocket costs, fees and expenses incurred by them after September 22, 2002 in connection with the merger and the related transactions, up to a maximum of $25 million, if the merger agreement is terminated because:
	•	Dole enters into or approves an unsolicited transaction proposal involving the sale of Dole;
	•	Dole's board of director's withdraws or adversely modifies its approval of or recommendation of the merger after a third-party proposal is announced; or

	•	Dole is in material breach of any covenant or other agreement or any representation or warranty contained in the merger agreement.
Dole has also agreed to pay all costs related to printing and mailing this proxy statement and the fees of Georgeson Shareholder Communications Inc., the proxy solicitor.
See "THE MERGER—Estimated Fees and Expenses of the Merger" and "THE MERGER AGREEMENT—Expenses."
Questions About the Fairness of the Merger and Conflicts of Interest
What is Mr. Murdock's current relationship with Dole?
Mr. Murdock has served as the chairman of Dole's board of directors and Dole's chief executive officer, and has been its largest stockholder, since July 1985. As of February 5, 2003, Mr. Murdock beneficially owned 13,542,432 shares of Dole common stock (excluding 81,000 shares owned by Mr. Murdock's sons, as to which he disclaims beneficial ownership). Of such shares:
	•	13,086,847 shares are held by Mr. Murdock; and
	•	455,585 shares may be acquired by Mr. Murdock through the exercise of stock options that are exercisable within sixty days of February 5, 2003.
Mr. Murdock's combined beneficial ownership (excluding his sons' shares) represented approximately 23.89% of Dole's common stock as of February 5, 2003.
See "OTHER MATTERS—Security Ownership of Certain Beneficial Owners and Management" and "THE MERGER—Interests of Certain Persons in the Merger; Potential Conflicts of Interest."
Do Dole's directors and executive officers (other than Mr. Murdock) have interests in the merger that are different from, or in addition to, mine?	Yes. These interests include the following:
	•	under the merger agreement, Mr. Murdock and Parent have agreed to maintain Dole's current directors' and officers' liability insurance policy for six years following the date of the merger and to cause Dole to indemnify current and former directors and officers for certain specified losses and liabilities;
	•	it is expected that substantially all members of Dole's management will continue in their positions after the merger;
•
as a result of the merger, options to purchase 871,834 shares of Dole common stock held by Dole executive officers and directors will be cashed out. In the aggregate, Dole's executive officers and directors will receive payment of $8,598,354 as a result of their options being cashed out in the merger; and
	•	as a result of the merger, stock units held by five directors will be converted into a right to receive cash in the aggregate amount of approximately $1.2 million.

See "SPECIAL FACTORS—Mr. Murdock's Plans for Dole" and "THE MERGER—Interests of Certain Persons in the Merger; Potential Conflicts of Interest."
What did the board of directors do to make sure that the merger consideration is fair?
The board of directors formed a special committee, consisting of directors who are not and have not, for at least 20 years, been officers or employees of Dole, Mr. Murdock or their affiliates to evaluate and negotiate the merger proposal and to examine alternatives. The committee members are Michael Curb, E. Rolland Dickson, M.D., Lawrence M. Johnson, Zoltan Merszei and Richard M. Ferry, who serves as chairman. See "SPECIAL FACTORS—Background of the Merger and Special Committee Proceedings."
Did the special committee receive any independent advice regarding the merger?
Yes. The special committee independently selected and retained a financial advisor, Goldman, Sachs & Co., and legal counsel, Gibson, Dunn & Crutcher LLP, to assist the special committee. The services Goldman Sachs rendered and the opinion delivered to the special committee as to the fairness of the merger consideration to Dole's stockholders (other than Mr. Murdock and his affiliates) from a financial point of view are described in the section entitled "SPECIAL FACTORS—Opinion of Financial Advisor to the Special Committee."

The special committee's advisors also met with three of the firms serving as counsel to the plaintiffs in certain stockholder class actions challenging the original proposal and their business valuation advisor and the special committee considered all points raised during their presentation. The special committee also considered the views of stockholders who contacted the committee. See "SPECIAL FACTORS—Background of the Merger and Special Committee Proceedings" and "THE MERGER—Certain Legal Matters."
What does Dole's board of directors recommend?
Dole's board of directors and its special committee each believe that the terms of the merger agreement and the proposed merger are advisable and are fair to, and in the best interests of, Dole's stockholders, other than Mr. Murdock and his affiliates. The board of directors, with Mr. Murdock abstaining, and the special committee, have each unanimously approved the merger agreement and the proposed merger and unanimously recommend that you vote FOR the adoption of the merger agreement. See "SPECIAL FACTORS—Background of the Merger and Special Committee Proceedings" and "SPECIAL FACTORS—Position of Dole as to the Fairness of the Merger to Disinterested Stockholders."
What do Mr. Murdock, Parent and Purchaser think of the merger?
Parent, Purchaser and Mr. Murdock believe that the merger is substantively and procedurally fair to Dole's stockholders who are unaffiliated with Mr. Murdock. See "SPECIAL FACTORS—Position of Parent, Purchaser and Mr. Murdock as to the Fairness of the Merger."

Voting and Proxy Procedures
Who may vote at the special meeting?
You are entitled to vote at the special meeting in person or by proxy if you owned shares of Dole common stock at the close of business on February 5, 2003, which is the record date for the special meeting. As of the record date, there were 56,219,219 shares of Dole common stock issued and outstanding and entitled to be voted at the special meeting. You will have one vote for each share of Dole common stock you hold on the record date. See "THE MERGER—Voting Rights; Quorum; Vote Required for Approval."
What vote is required to approve the merger?
Holders of a majority of Dole's shares not owned by Mr. Murdock and his affiliates must vote in favor of the adoption of the merger agreement or else the merger will not occur. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions has the same effect as a vote against the merger. See "THE MERGER—Voting Rights; Quorum; Vote Required for Approval."
Who is soliciting my proxy?	Dole's board of directors, including Mr. Murdock, is soliciting proxies to be voted at the special meeting.

Dole has hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies. Dole's directors, officers and employees, and employees of Mr. Murdock's private companies, may assist Dole in soliciting proxies, but will not be specifically compensated for their services. See "THE MERGER—Proxy Solicitation."
What do I need to do now?
You should read this proxy statement carefully, including its schedule and appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. See "THE MERGER—Voting Rights; Quorum; Vote Required for Approval."
May I change my vote after I have mailed my signed proxy card?	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:
• First, you can send a written notice to Dole's corporate secretary, stating that you would like to revoke your proxy.
• Second, you can complete and submit a new proxy card.
• Third, you can attend the meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy—you must vote at the meeting.
If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See "THE MERGER—Voting and Revocation of Proxies."

Should I send in my stock certificates now?
No. After the merger is completed, you will receive written instructions for exchanging your shares of Dole common stock for the merger consideration. See "THE MERGER—Payment of Merger Consideration and Surrender of Stock Certificates."
Getting More Information
Are there other documents relating to the merger of which I should be aware?
The Securities and Exchange Commission requires all affiliated parties involved in transactions such as the merger to file with it a transaction statement on Schedule 13E-3. Dole, Parent, Purchaser and Mr. Murdock have filed a transaction statement on Schedule 13E-3 with the Securities and Exchange Commission, copies of which are available without charge at its website at www.sec.gov. See "OTHER MATTERS—Available Information."
How can I learn more about the merger?
The merger agreement, including the conditions to the closing of the merger, is described under the caption "THE MERGER AGREEMENT" and the merger agreement is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement because it is the legal document that governs the merger. See "THE MERGER AGREEMENT" and Appendix A to this Proxy Statement.
Who can help answer my questions?
If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:
Georgeson Shareholder Communications Inc. 17 State Street, 10th Floor New York, New York 10004 Banks and Brokers Call: (212) 440-9800 All Others Call Toll Free: (877) 357-0566

INTRODUCTION

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Dole, for a special meeting of stockholders to be held on March 26, 2003, at 10 a.m., California time, at Dole World Headquarters at One Dole Drive, Westlake Village, California 91362-7300, or at any adjournment or postponement of the special meeting. Shares of Dole common stock represented by properly executed proxies received by Dole will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement entered into by Parent, Purchaser, Mr. Murdock and Dole, under which Purchaser will be merged into Dole.

        At the effective time of the merger, the separate corporate existence of Purchaser will cease, and Dole will survive as a wholly-owned subsidiary of Parent. In the merger:

  •
  each outstanding share of common stock of Dole automatically will be converted into the right to receive $33.50 in cash per share, without interest, less any applicable withholding taxes, except that:

  •
  shares held by Mr. Murdock and his affiliates will be cancelled without payment;

  •
  any shares held in treasury by Dole or held by its subsidiaries will be cancelled without payment; and

  •
  shares held by stockholders who properly assert and perfect their appraisal rights under Delaware law will be purchased for their "fair value" as determined under Delaware law.

  •
  each stock option (whether or not vested) outstanding at the effective time of the merger, except options held by Mr. Murdock, automatically will be converted into the right to receive a cash amount equal to the product of $33.50 minus the exercise price per share of common stock issuable upon exercise of the option, multiplied by the number of shares of Dole common stock issuable upon exercise of the option; and

  •
  each outstanding share of common stock of Purchaser will be converted into one share of common stock of the surviving company.

SPECIAL FACTORS

Background of the Merger and Special Committee Proceedings

        Dole is engaged in the worldwide sourcing, growing, processing, distributing and marketing of high quality fresh produce, packaged foods and fresh-cut flowers. Dole was founded in 1851 and incorporated under the laws of Hawaii in 1894. Dole reincorporated in Delaware in 2001. Dole's common stock became publicly traded and was first listed on the New York Stock Exchange in 1964.

        In the last five years, Dole's common stock has traded from an all time high of $57 5/16 per share on March 11, 1998 to a low of $11 49/64 on November 8, 2000. During the past twelve months, the common stock has traded from a low of $24.14 to a high of $33.99. On September 20, 2002, the last trading day prior to Mr. Murdock's proposal, the common stock closed at $24.49 per share.

        A combination of operating factors, including excess industry capacity in certain of Dole's products, Eastern European economic conditions, banana import quotas in the European Union, weather conditions caused by the El Niño phenomenon and disruptions and losses caused by Hurricane Mitch, have resulted over the last few years in pressure on operating margins and one-time charges. A partial resolution of European Union import quotas in 2001 did not materially affect Dole. Other factors have constrained Dole's earnings growth, including higher fuel costs, unfavorable currency exchange rates, volatility in commodity pricing and a continued oversupply among produce growers. A shift of investor preference away from mature, slow growth businesses and a lack of significant coverage of Dole by stock analysts also may have had a negative effect on Dole's stock price.

        Dole has responded to these and other factors by attempting to improve efficiencies and reduce costs, and by investing in higher margin products. Additionally, Dole authorized an open market stock purchase program and, between October 1996 and September 1999, purchased over five million shares at prices ranging from $19.125 to $49.3125.

        In late 1999, Dole's board of directors began exploring various options to enhance stockholder value, including engaging in a strategic merger, selling Dole or selling certain of its assets. On January 18, 2000, Dole publicly announced that it had retained Goldman Sachs to assist it in exploring strategic alternatives, including a potential sale of Dole. As part of this process, the board of directors directed Goldman Sachs to contact potential strategic and financial buyers to ascertain their interest in such a transaction with Dole. In response, Dole received three preliminary, non-binding indications of interest for the potential sale of Dole or its assets. The first indication of interest, from an international beverage, food and packaging company, was for a price of $23.00 to $27.00 per share. The second indication of interest, from a financial sponsor, was for a price of $19.25 to $24.50 per share. The third indication of interest, submitted jointly by a strategic buyer and a financial sponsor, was for a price of $19.25 to $24.50 per share for all of Dole. This third potential buyer group, however, was only interested in Dole's processed foods business, and would have required that another buyer be found to acquire the remainder of the business.

        Based on the indicated price ranges and the fact that these indications of interest were of a preliminary nature and subject to conditions, the board of directors concluded that further exploration of a transaction at that time was not in the best interests of Dole or its stockholders. On March 29, 2000, Dole publicly announced that Goldman Sachs had completed its engagement to explore strategic alternatives available to Dole to enhance stockholder value and that, as a result of this process, the board of directors had concluded that a complete sale of Dole at that time would not result in its stockholders receiving the full intrinsic value of Dole's businesses. In view of substantially different circumstances between 2000 and the present, Dole does not consider the price ranges contained in the indications of interest received in 2000 to be comparable to the proposed transaction with Mr. Murdock.

        During the first quarter of 2001, Dole undertook an extensive cost savings initiative and engaged the Boston Consulting Group to assist in performing strategic and operational reviews of its banana and fresh-cut flowers businesses and in implementing programs to enhance profitability and achieve consolidated savings from global strategic sourcing and logistics. Dole and Boston Consulting Group completed the reviews in the fourth quarter of 2001. During 2001 and 2002, Dole implemented many of the Boston Consulting Group proposals, including the elimination of some shipping services, exiting more costly fruit sourcing arrangements and the consolidation of selling and general and administrative functions. The Boston Consulting Group initiatives were expected to generate a steady-state increase of $200 million in EBIT (earnings before interest expense and income taxes), phasing in during the three year period from 2001 to 2003. Most of the expected cost savings have been achieved, subject to a number of offsets, resulting in steady-state increases in earnings as disclosed in Dole's periodic filings. These initiatives have been substantially implemented and further earnings growth from these initiatives is not expected to be significant going forward. In November 2001, Dole sold its non-core Honduran beverage business for $537 million in cash. In the second half of 2002, Dole sold underperforming subsidiaries in Spain and France.

        During 2002, Mr. Murdock came to the view that it was unlikely that the securities markets would fully recognize the improvement in Dole's operations with sustained higher value, noting, among other things, that despite the restructurings, stock buy-back, improvements to existing businesses, cost reductions, partial resolution of European import quotas in 2001, the sale of its non-core Honduran beverage business and the dividend increase, Dole's stock price remained significantly below its all-time high and traded at a discount to a number of other food producers.

        In Mr. Murdock's view, factors beyond Dole's control, including weather patterns, economic crises in overseas markets, European Union licensing problems and restrictions, supply and demand imbalances, foreign currency exchange rates and intense pricing competition in what was, to some extent, a commodity market, were unlikely to change in the foreseeable future and would continue to adversely affect Dole's operating results and stock price.

        Mr. Murdock therefore determined that Dole might be more suitable for ownership as a private company. As a privately-held company, Dole could focus on long-term growth rather than shorter-term concerns such as those enumerated above, the stock market reaction to quarterly earnings announcements, and the negative impact on trading prices of failing to meet quarterly analyst forecasts.

        In light of these factors and the following, Mr. Murdock became interested in pursuing a going private transaction with Dole:

  •
  Mr. Murdock's underlying knowledge of Dole's business built up over nearly 20 years;

  •
  his opportunity to execute a strategic plan without having to consider its impact on stock prices; and

  •
  if such a plan were properly executed, it could yield a profitable return on investment relative to other personal investment opportunities.

        Mr. Murdock retained Deutsche Bank Securities Inc. in September 2002 as financial advisor to help pursue a going private transaction. In September 2002, Mr. Murdock decided to propose a going-private transaction to Dole's board of directors after considering the following factors:

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  the market-related and operational challenges described above;

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  the likely strategic alternatives available to Dole;

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  the availability of financing in the financial markets for a leveraged transaction at that time;

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  the availability of sufficient personal capital at that time; and

  •
  the reasonable expectation that a transaction could be negotiated and financed that would be acceptable to the board of directors and stockholders of Dole.

        At a meeting of the board of directors on September 22, 2002, Mr. Murdock presented a proposal to acquire all shares of common stock of Dole not already owned or controlled by him or his affiliates. Mr. Murdock presented a letter setting forth the following proposal:

          "I present herewith the following proposal whereby a corporation designated by me would acquire all of the outstanding shares of common stock of Dole Food Company, Inc. not already owned by me or my affiliates for $29.50 per share in cash. This proposal represents a 20.5% premium over the closing price on Friday, September 20, 2002 of $24.49 per share.

          I believe this offer presents an excellent opportunity for Dole Food Company, Inc.'s shareholders to realize a premium for their shares at a fair price.

          As you know, the Company's attempt to enhance shareholder value over the years through such measures as restructurings and improvements to existing businesses, cost reductions, investments in additional businesses for growth and diversification, and a recent dividend increase have had little impact on the Company's stock price. Additionally, the Company engaged Goldman Sachs in 2000 to explore strategic alternatives, including a possible sale of the Company in an effort to increase shareholder value, which proved unsuccessful.

          I believe that the stock's performance is due to a variety of factors, including the fact that the Company, which operates in 94 different countries, deals in perishable commodities which are subject to external factors that result in unpredictable quarterly earnings. Those external factors include weather patterns, economic crises in markets, EU licensing problems and restrictions, supply and demand imbalances, foreign currency exchange rates and intense pricing competition. It is unlikely that these uncontrollable forces affecting the perishable commodities business will change in the foreseeable future.

          Therefore, after much consideration, I believe that providing a premium to existing shareholders at a fair price and operating Dole Food Company, Inc. as a private enterprise is the best alternative given the public-market focus on short-term earnings and predictable quarterly results. This will give the Company greater flexibility to make investment and operating decisions based on long-term strategic goals without the concern that a public company must have for the public market's short-term expectations.

          To facilitate a transaction, I have engaged Deutsche Bank as financial advisor, and Paul Hastings, Janofsky & Walker LLP, as legal advisor. In that regard, Deutsche Bank has issued a "highly confident" letter with respect to the financing for the proposed transaction that, together with additional funding I am prepared to commit, is sufficient to consummate the transaction. I am ready to negotiate a definitive merger agreement which would contain customary terms and conditions for transactions of this type. Representatives of Deutsche Bank and Paul Hastings are available to meet with the Board of Directors to discuss this proposal at your earliest convenience.

          While I am prepared to move quickly, the Board of Directors will require some time to evaluate my proposal. Given my involvement, the Board of Directors may want to establish a special committee to review the proposal, and that committee may choose to engage legal counsel and an investment banking firm to assist in its review.

          While I appreciate and respect the Board's need to conduct an appropriate process in evaluating my proposal, time is of the essence and your prompt consideration to this proposal is requested. Accordingly, while I reserve the right to terminate my proposal earlier, I plan to terminate or withdraw it if a definitive merger agreement has not been executed by November 6, 2002."

        The proposal was promptly publicly disclosed by Mr. Murdock and by Dole in press releases and in filings with the Securities and Exchange Commission.

        In view of Mr. Murdock's financial interest in the proposal, the board of directors determined that it would be appropriate for the board of directors to appoint a special committee to act on behalf of the board, consisting of those directors who are not, and have not, for at least 20 years, been officers or employees of Dole, Mr. Murdock or their affiliates. The special committee members are Michael Curb, E. Rolland Dickson, M.D., Lawrence M. Johnson, Zoltan Merszei and Richard M. Ferry, who serves as chairman. Subject to the limitations of Delaware law, the special committee was authorized to exercise all of the powers of the board of directors with respect to the proposal and any transaction resulting from the proposal, including the power to select and retain legal counsel and an independent financial advisor.

        The special committee determined to engage Gibson, Dunn & Crutcher LLP as legal counsel and to contact several investment banking firms with a view to selecting one as its financial advisor. Following discussions with representatives of several such firms, the special committee selected Goldman, Sachs & Co. In selecting their legal and financial advisors, the special committee was aware of and considered the past work each advisor has performed for Dole, Mr. Murdock and his affiliates and considered the ability of each firm to provide independent unbiased advice. For a discussion of past work performed by Goldman Sachs, see "SPECIAL FACTORS—Opinion of Financial Advisor to the Special Committee." Gibson, Dunn & Crutcher has provided legal services to Dole from time to time, including with respect to several litigation, employee benefits, intellectual property, antitrust and general corporate matters and with respect to a senior note offering in 2002. In 2000, Gibson, Dunn & Crutcher represented the special committee of independent directors of Castle & Cooke, Inc., an affiliate of Mr. Murdock, with respect to Mr. Murdock's tender offer to purchase all outstanding shares of Castle & Cooke, Inc.

        Following the public disclosure of the proposal, 20 lawsuits were filed against Dole and the board of directors (including Mr. Murdock) in state courts in California, Delaware and Hawaii, and in federal court in California. The actions were filed by a number of plaintiffs as putative class actions on behalf of the public stockholders. The actions alleged that the proposal constituted a breach of the fiduciary duties owed to the plaintiffs by the defendants. Plaintiffs also alleged that the proposal unjustly enriched Mr. Murdock in that, among other things, the proposal was allegedly unfair, designed to transfer valuable corporate assets to Mr. Murdock at an improper price and was the product of an improper sale process. The allegations also include claims that Mr. Murdock, by reason of his controlling stockholder position, dominates or controls the members of the Dole board and that they are therefore not independent. Plaintiffs further alleged that defendants' breaches of fiduciary duties included misrepresentations or omissions relating to the proposal.

        The actions filed in California state court were consolidated as "In re Dole Shareholders' Litigation." Plaintiffs in the consolidated California state court action moved for and conducted expedited discovery, reviewed documents produced by defendants, worked with plaintiffs' experts to analyze discovery, gathered responses to certain discovery and filed motions for class certification. The parties to the consolidated California state court action also participated in extensive negotiations and presentations that resulted in modifications to the terms of the proposal and disclosures related to the merger.

        In connection with the negotiations and presentations, the parties reached an agreement in principle providing for the proposed settlement of the consolidated California state court action, and any other actions or claims concerning Mr. Murdock's proposal and/or the merger. On January 7, 2003 the court in which the consolidated California state court action is pending preliminarily approved a stipulation of settlement and ordered notice of the proposed settlement to be mailed to the members of the proposed class. This mailing was substantially completed on January 24, 2003. See "THE MERGER—Certain Legal Matters."

        At a meeting on October 9, 2002, the special committee met with its counsel and representatives of Goldman Sachs. There was a substantial discussion of the responsibilities of the special committee and the process to be followed in responding to Mr. Murdock's proposal. Goldman Sachs made a preliminary presentation concerning the proposal and potential alternatives. The special committee was also briefed concerning the allegations of the putative stockholder class actions challenging Mr. Murdock's proposal. Thereafter, Dole provided Goldman Sachs with access to senior management and copies of financial information, projections, plans and information about Dole, its business and its assets for the purposes of advising the special committee.

        On October 18, 2002, the special committee again met with its counsel and representatives of Goldman Sachs. At the meeting, Goldman Sachs presented certain financial analyses and there was substantial discussion of the proposed response of the special committee to Mr. Murdock's proposal. The special committee unanimously decided to reject Mr. Murdock's offer of $29.50 per share and to have Goldman Sachs contact potential financial and strategic buyers to determine their interest in making a competing bid for Dole.

        On October 21, 2002, the chairman of the special committee, along with the special committee's counsel and representatives of Goldman Sachs, met with Mr. Murdock and his advisors. The chairman and the special committee's advisors indicated that the special committee would not approve a transaction at $29.50 per share but was willing to discuss an offer at a higher price. Mr. Murdock and his advisors also were advised that the special committee had instructed Goldman Sachs to contact potential financial and strategic buyers to determine their interest in acquiring Dole and requested that Mr. Murdock agree to give the special committee at least five business days' notice before any acquisition of Dole stock that would cause his holdings to exceed 25%. An agreement to this effect was signed. Dole publicly announced that the special committee had decided not to accept the proposal at $29.50 per share and had instructed Goldman Sachs to contact potential financial and strategic buyers. This process also allowed unsolicited bids, if any, to be considered.

        On November 7, 2002, representatives of Gibson, Dunn & Crutcher and Goldman Sachs met with three of the firms serving as counsel for the stockholder plaintiffs in the California state court action that challenged Mr. Murdock's proposal, after they were consolidated as "In re Dole Shareholders' Litigation," and with the business valuation advisor retained by plaintiffs' co-lead counsel in connection with the California state court action. At the meeting, the plaintiffs' counsel and business valuation advisor made a presentation of matters that they requested the special committee consider in connection with the proposal. After reviewing publicly available information and certain limited discovery that was provided up to that point in time in the "In re Dole Shareholders' Litigation," the counsel and business valuation advisor for plaintiffs in the "In re Dole Shareholders' Litigation" presented the advisors for the special committee with a variety of valuation scenarios and methodologies that were intended to assist the special committee in obtaining the highest possible price for any sale of Dole to Mr. Murdock or any interested third party bidder. Each scenario or methodology discussed with the advisors for the special committee would have resulted in values for Dole in excess of the $29.50 per share offer that was then being proposed by Mr. Murdock.

        On November 11, 2002, the special committee again met with its counsel and representatives of Goldman Sachs. At the meeting, Goldman Sachs presented updated financial analyses to the special committee. Goldman Sachs also discussed with the special committee the indications of interest received from the potential financial and strategic buyers that it had contacted at the special committee's direction. Goldman Sachs had contacted 17 potential financial buyers and 11 potential strategic buyers to ascertain whether they had an interest in considering a proposal. In addition, one unsolicited financial buyer contacted Goldman Sachs for information. Eight of these potential buyers executed confidentiality agreements and received access to non-public information about Dole. Of these eight potential buyers, three potential financial buyers and one potential strategic buyer submitted initial indications of interest at prices ranging from $30.00 to $35.98 per share. Each of these potential purchasers later indicated that it was not interested in further pursuing an acquisition of the entire company. The special committee also considered whether Dole should simply remain a public company and seek to continue to improve operations, with a view to increasing the stock price, and whether Dole should further restructure its operations or should use either available funds or the proceeds of a new debt issuance to repurchase shares in the public markets. There ensued an extensive discussion of the updated Goldman Sachs financial analyses and the potential alternatives.

        On November 13, 2002, the chairman of the special committee and its financial and legal advisors met with Mr. Murdock and some of his advisors to continue discussions about a possible transaction. The special committee's financial advisor informed Mr. Murdock of the possible interest of third parties and the chairman of the special committee indicated that any agreement reached would have to allow the special committee to complete exploration of such third parties' interest and would have to require approval of holders of a majority of the shares owned by persons other than Mr. Murdock and his family. Following extensive discussions between Mr. Murdock and the chairman of the special committee, it was agreed that the parties would work toward completing the elements of a transaction on the basis that, subject to any third party proposal which might be received, the special committee's receipt of an opinion that the merger consideration was fair to Dole stockholders from a financial point of view, the settlement of the shareholder litigation filed in connection with Mr. Murdock's proposal, further discussions with his financing sources and negotiation of all other terms and conditions of an agreement, a price of $33.50 per share could be the basis for an agreement. Mr. Murdock also agreed to leave his proposal open until December 6, 2002 to permit discussions to continue.

        Later on November 13, 2002, after hearing a report of the discussions between Mr. Murdock, the chairman of the special committee and the special committee's advisors, the special committee approved the actions taken earlier in the day and approved the continuation of efforts to reach agreement with Mr. Murdock, subject to:

  •
  completion by Goldman Sachs of its financial analyses and its ability to provide an opinion as to the fairness of the consideration to Dole stockholders (other than Parent, Purchaser, Mr. Murdock and their respective affiliates), from a financial point of view;

  •
  completion by Mr. Murdock of financing for the transaction and receipt of acceptable financing commitments for all borrowed funds; and

  •
  negotiation of mutually agreeable terms and conditions in a definitive acquisition agreement, including the absence of any "break-up" fee in the event of a higher bid from another party and a requirement that any transaction be approved by a majority of the shares owned by persons other than Mr. Murdock and his affiliates.

        On November 19, 2002, representatives of Gibson, Dunn & Crutcher and Goldman Sachs again met with certain of the counsel for the stockholder plaintiffs in the lawsuits filed to challenge Mr. Murdock's proposal, and with the business valuation advisor retained by plaintiffs' co-lead counsel in connection with the litigation. At the meeting, representatives of Goldman Sachs made a presentation of certain financial analyses and were asked questions by the counsel and the business valuation advisor for the plaintiffs regarding these analyses.

        On November 27, 2002, the special committee reviewed with its attorneys and financial advisor the status of discussions with Mr. Murdock concerning a potential transaction and the prospects for any competing bid at a higher price. Each of the third parties which had expressed preliminary interest in making an offer for Dole had notified Goldman Sachs that it would not be submitting a proposal to acquire Dole. Members of the special committee expressed the view that:

  •
  assuming an agreement could be achieved, a transaction with Mr. Murdock represented a superior alternative for stockholders of Dole than either remaining public without any change or undertaking a major share repurchase;

  •
  it was unlikely that a credible competing offer for the Company could be obtained at a higher price than could be obtained from Mr. Murdock; and

  •
  although it is possible that Dole's stock could in the future trade at prices in excess of the price Mr. Murdock would be willing to pay at the present time, achieving such prices given the historically cyclical and volatile results of Dole's operations was subject to substantial downside risk.

        For a more detailed analysis of the factors considered by the special committee, see "SPECIAL FACTORS—Position of Dole as to the Fairness of the Merger to Disinterested Stockholders—Alternative Transactions." Accordingly, the special committee directed its chairman and advisors to continue to attempt to reach a final agreement with Mr. Murdock.

        From November 28 through December 18, 2002, there were extensive discussions among Mr. Murdock, the special committee, Dole and Mr. Murdock's sources of financing, and their advisors, concerning the structure of the transaction and the terms and conditions of the proposed merger agreement and commitment letters for the necessary financing.

        On December 18, 2002, the special committee met with its counsel and representatives of Goldman Sachs. Goldman Sachs delivered its opinion to the special committee, which was subsequently confirmed in writing, that as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration of $33.50 per share in cash to be received by the holders of Dole common stock (other than Parent, Purchaser, Mr. Murdock and their respective affiliates) under the merger agreement is fair from a financial point of view to such holders. Goldman Sachs also made a presentation regarding the financial analyses it performed. The special committee discussed the Goldman Sachs presentation and asked questions about the assumptions, analyses and factors contained in the presentation. The special committee then unanimously determined to recommend that the board of directors approve the merger agreement.

        Subsequently, the special committee reported its findings to the entire board of directors. The special committee reported to the board of directors that the proposed merger likely would provide the greatest value reasonably attainable for stockholders, recommended that the board of directors approve the merger and recommended that the Dole stockholders adopt the merger agreement.

        The board of directors considered the report of the special committee and unanimously (with Mr. Murdock abstaining):

  •
  determined that a price of $33.50 in cash per share of common stock of Dole was an acceptable value for the merger;

  •
  determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the stockholders of Dole (other than Mr. Murdock and his affiliates);

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  approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement; and

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  determined to recommend that the stockholders of Dole adopt the merger agreement, subject to the board of directors' right to withdraw the recommendation if necessary to comply with the board's fiduciary obligations to the stockholders of Dole.

        Following this meeting, the merger agreement was put into final form and was executed on December 18, 2002.

        On December 18, 2002, Dole and Mr. Murdock publicly announced the execution of the merger agreement.

Position of Dole as to the Fairness of the Merger to Disinterested Stockholders

        In evaluating the fairness and advisability of the merger agreement and the merger, the special committee considered the following factors:

  •
  Market Price and Premium.  The special committee considered the historical market prices and recent trading activity of the common stock, including the fact that the proposed consideration of $33.50 per share in cash to be received by stockholders in the merger represents a premium of approximately 37% to the trading price of the common stock on September 20, 2002, the last trading day prior to public announcement of Mr. Murdock's initial proposal. The special committee also considered that the common stock had not closed as high as $33.50 per share in the period from May 8, 2002 to December 18, 2002 and only closed above the initial offer price of $29.50 per share on two days between September 22, 2002 and December 18, 2002: $29.52 on November 27, 2002 and $29.51 on November 29, 2002.

  •
  Lack of Alternative Acquisition Proposals.  Based on the communications with other parties described above, the special committee concluded that it is unlikely that a credible competing offer for Dole could be obtained at a price higher than $33.50 per share. The special committee also considered the efforts of Dole to explore a sale of Dole in 2000. See "SPECIAL FACTORS—Background of the Merger."

  •
  Historical and Projected Financial Performance and Related Risks and Uncertainties.  The special committee considered Dole's current and anticipated business, financial condition, results of operations and prospects and the historically cyclical and volatile nature of the industry in which Dole operates, including the prospects of Dole if it were to remain a public company. The special committee noted that, in view of the historical vulnerability of Dole's business to changes in the general economy, economic crises in world markets, the applicability of European Union laws, supply and demand imbalances, pricing competition, security risks in developing countries, weather conditions and foreign currency exchange rates, achieving projected results of operations is subject to significant risks and uncertainties. The special committee also noted that historically Dole has not been able to predict reliably its results of operations.

  •
  Likelihood of a Higher Trading Price.  The special committee considered the historically volatile nature of Dole's common stock price and both the historical and analyst projections of the trading range for the common stock. The special committee determined that, while it was possible that at some time in the future Dole's common stock would trade in excess of the price offered in the merger, that prospect was highly uncertain and subject to substantial downside risk. In reaching this conclusion the special committee considered the fact that historically Dole has not been able to maintain a constant upward trend in its trading price for any extended period due to external factors such as economic crises in world markets, security risks in developing countries and weather conditions, among other factors. The special committee also considered that, even if the trading price for Dole were to rise above the level provided in the merger for a period of time, not all stockholders would be able to sell shares at such price, whereas the merger would provide liquidity for all disinterested stockholders. Accordingly, the special committee determined that the certainty of capturing enhanced value through the merger could be of significant benefit to the stockholders as compared to the mere possibility that at some undetermined future date the common stock might trade at a comparable or higher level.

  •
  Alternative Transactions.  The special committee considered various alternative transactions, including a recapitalization involving the repurchase of a substantial number of shares, sales of segments of Dole's business and assets in separate transactions and maintenance of Dole, substantially unchanged, as an independent public company. The special committee did not specifically consider the net book value per share of Dole, which was less than one half the merger price. The special committee did conclude that sales of portions of Dole's business to different buyers did not appear likely to provide value for stockholders comparable to that available in the merger. The special committee considered that external factors, such as economic crises in world markets, security risks in developing countries and weather conditions, among other factors, have historically negatively affected Dole's share price and that maintaining Dole as an independent company would be subject to the risks presented by these and other factors. While the other alternatives could provide value comparable to or greater than the merger under some circumstances, any material downturn in the profitability of its operations could produce the opposite result. In view of the cyclicality and volatility of Dole's earnings, the risk to stockholders of pursuing these alternatives was viewed as substantial.

  •
  Offer Price and Merger Consideration.  The special committee concluded, based on its negotiations with Mr. Murdock and the other information available to it, that $33.50 per share represents the highest price that Mr. Murdock is willing to pay and, in light of the lack of competing proposals at comparable or higher valuations, is likely the highest price reasonably attainable for Dole stockholders in a merger or other acquisition transaction.

  •
  Arm's Length Negotiations.  The special committee considered the fact that the merger agreement and the merger are the product of arm's-length negotiations between Mr. Murdock and the special committee.

  •
  Opinion of Goldman Sachs.  The special committee considered the analyses of Goldman Sachs and in particular the opinion of Goldman Sachs that, as of December 18, 2002 and based upon and subject to the factors and assumptions set forth in its opinion, the $33.50 per share in cash to be received by the holders of Dole common stock (other than Parent, Purchaser, Mr. Murdock and their respective affiliates) under the merger agreement is fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated December 18, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Dole's stockholders should read the opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of Dole's special committee of the board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Dole's common stock should vote with respect to the merger.

  •
  Stockholder Approval.  The special committee considered that the merger agreement requires that the merger agreement be adopted by the affirmative vote of holders of a majority of the outstanding shares of common stock, other than shares held by Mr. Murdock and his affiliates, before the merger may be consummated.

  •
  Terms of the Merger Agreement.  The special committee also considered the terms and conditions of the merger agreement, including in particular the absence of any "break-up" fee and the ability to provide non-public information concerning Dole to any third party who makes an unsolicited acquisition proposal, and to engage in discussions or negotiations with any such party, if the special committee determines that it must do so to comply with the board's fiduciary obligations to the stockholders. Further, the special committee considered that the merger agreement permits the special committee to terminate the merger agreement if Dole receives an alternative transaction proposal and the board of directors or special committee determines that they must terminate the merger agreement in order to comply with the board's fiduciary duties to Dole's stockholders. If the merger agreement were terminated in such circumstances, Parent, Purchaser and Mr. Murdock would be reimbursed by Dole for their reasonable, out-of-pocket expenses incurred on or after September 22, 2002 in connection with the merger, up to a maximum of $25 million.

        In addition to the matters mentioned above, the special committee considered the other terms and conditions of the merger agreement, the present economic environment, the availability of stockholder appraisal rights in the merger, the likelihood of completion of the merger and other relevant facts and circumstances pertaining to the proposed transaction. The special committee did not consider that it was practicable or useful to quantify or otherwise assign relative weights to the various factors considered by it, and therefore did not do so.

        After considering the foregoing factors, the other information available to it, and after numerous meetings and discussions, the special committee unanimously recommended that the board of directors approve the merger agreement, determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Dole and its stockholders (other than Mr. Murdock and his affiliates) and recommended that the stockholders of Dole vote FOR the adoption of the merger agreement at the special meeting.

Approval of Directors

        At a meeting held on December 18, 2002, the board of directors (with Mr. Murdock abstaining) unanimously:

  •
  determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Dole and its stockholders, other than Mr. Murdock and his affiliates;

  •
  approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including approval for purposes of the anti-takeover provisions of the Delaware General Corporation Law); and

  •
  determined to recommend that the stockholders of Dole vote FOR the adoption of the merger agreement at the special meeting, subject to the board of directors' right to withdraw the recommendation if the board determines that it must do so to comply with its fiduciary duties to the stockholders of Dole.

        In reaching these conclusions, the board of directors considered the unanimous recommendation and analysis of the special committee, as described above, and expressly adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the merger agreement.

Opinion of Financial Advisor to the Special Committee

        Goldman Sachs rendered its opinion to Dole's special committee of the board of directors that, as of December 18, 2002 and based upon and subject to the factors and assumptions set forth in its opinion, the consideration of $33.50 per share in cash to be received by the holders of Dole common stock (other than Mr. Murdock and his affiliates) under the merger agreement is fair, from a financial point of view, to such holders.

        The full text of the written opinion of Goldman Sachs, dated December 18, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Dole's stockholders should read the opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of Dole's special committee of the board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Dole's common stock should vote with respect to the merger.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  Annual Reports to Stockholders and Annual Reports on Form 10-K of Dole for the five fiscal years ended December 29, 2001;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Dole;

  •
  certain other communications from Dole to its stockholders; and

  •
  certain internal financial analyses and forecasts for Dole prepared by its management.

        Goldman Sachs also held discussions with members of the senior management of Dole regarding their assessment of the past and current business operations, financial condition and future prospects of Dole. In addition, Goldman Sachs reviewed the reported price and trading activity for Dole common stock, compared certain financial and stock market information for Dole with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of Dole's special committee of the board of directors, that the internal financial forecasts prepared by the management of Dole were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Dole. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Dole or any of its subsidiaries. No evaluation or appraisal of the assets or liabilities of Dole or any of its subsidiaries was furnished to Goldman Sachs.

        The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 16, 2002 and is not necessarily indicative of current market conditions.

        Historical Stock Trading Analysis.    Goldman Sachs reviewed the historical trading prices and volumes for the Dole common stock for the five-year period ended December 16, 2002. Using the closing price of Dole's common stock on September 20, 2002, Goldman Sachs analyzed the consideration to be received by holders of Dole common stock pursuant to the merger agreement in relation to certain closing market prices of Dole common stock.

        This analysis indicated that the price per share to be paid to Dole stockholders pursuant to the merger agreement represented:

  •
  a premium of 73.3% based on the 52-week low closing market price of $19.33 per share;

  •
  a discount of 1.0% based on the 52-week high closing market price of $33.85 per share;

  •
  a premium of 21.3% based on the twelve-month average closing market price of $27.61 per share;

  •
  a premium of 26.9% based on the six-month average closing market price of $26.40 per share;

  •
  a premium of 26.1% based on the one-month average closing market price of $26.56 per share;

  •
  a discount of 41.4% based on the all-time high closing market price of $57.13 per share;

  •
  a discount of 41.4% based on the five-year high closing market price of $57.13 per share;

  •
  a premium of 36.8% based on the September 20, 2002 closing market price of $24.49 per share; and

  •
  a premium of 14.9% based on the December 16, 2002 closing market price of $29.15 per share.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for Dole to the corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the food industry:

  •
  Chiquita Brands International Inc.

  •
  Fresh Del Monte Produce Inc.

  •
  Fyffes plc

  •
  Archer-Daniels-Midland Company

  •
  Bunge Limited

  •
  Corn Products International, Inc.

  •
  ConAgra Foods, Inc.

  •
  Hormel Foods Corporation

  •
  Smithfield Foods, Inc.

  •
  Tyson Foods, Inc.

  •
  Dean Foods Company

  •
  Del Monte Foods Company

  •
  Flowers Foods, Inc.

  •
  San Miguel Corporation

        Although none of the selected companies is directly comparable to Dole, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Dole.

        Goldman Sachs also calculated and compared various financial multiples and ratios based on the most recent publicly available information, I/B/E/S International Inc., or IBES, estimates and investment research reports. The multiples and ratios of Dole were calculated using the closing price as of December 16, 2002. With respect to the selected companies, Goldman Sachs calculated:

  •
  the closing price of its common stock as of December 16, 2002 as a percentage of the prior 52-week high closing market price for its common stock;

  •
  equity market capitalization, which is the market value of common equity (on a fully diluted basis);

  •
  levered market capitalization, which is equity market capitalization plus net debt (the book value of debt less cash and marketable securities), as a multiple of latest twelve months, or LTM, and estimated calendar years 2002 and 2003, sales;

  •
  levered market capitalization as a multiple of latest twelve months and estimated calendar years 2002 and 2003 earnings before interest, taxes and depreciation and amortization, or EBITDA; and

  •
  levered market capitalization as a multiple of latest twelve months and estimated calendar years 2002 and 2003 earnings before interest and taxes, or EBIT.

        The results of these analyses are summarized as follows:

	Closing Price as % of 52- Week High		Leveraged Market Capitalization as a Multiple of:
		Equity Market Capitalization (000,000)*	Sales			EBITDA			EBIT
			LTM*	2002**	2003**	LTM*	2002**	2003**	LTM*	2002**	2003**
Selected Companies Range	66%-93%	$444-$13,417	.02x-1.5x	0.2x-1.4x	0.2x-1.3x	4.2x-10.5x	4.0x-10.7x	3.9x-9.4x	4.9x-17.3x	4.8x-16.0x	4.7x-14.8x
Selected Companies Median	80%	$2,160	0.6x	0.5x	0.5x	7.0x	6.9x	6.2x	9.9x	9.4x	9.0x
Dole	86%	$1,648	0.5x	0.5x	0.5x	5.7x	5.5x	5.1x	7.9x	7.7x	7.0x

*
Based on the latest publicly available financial statements.

**
Based on IBES median estimates and investment research reports.

        Goldman Sachs also calculated the selected companies' estimated price to earnings ratios for the calendar years 2002, 2003 and 2004 and compared these ratios to the results for Dole.

        The following table presents the results of this analysis:

Selected Companies
Price to Earnings Ratio:*
	Range	Median	Dole
2002	6.1x - 25.9x	13.2x	11.0x
2003	5.7x - 20.6x	12.0x	9.6x
2004	5.2x - 16.8x	11.0x	8.6x

*
Based on IBES median estimates and investment research reports.

        Goldman Sachs also considered the five-year compound annual growth rate of earnings per share, or EPS CAGR, the ratio of the estimated price to earnings ratio for calendar year 2003 to the five-year EPS CAGR, latest twelve month EBITDA and EBIT margins, estimated calendar year 2002 EBITDA and EBIT margins, dividend yield and the ratio of net debt to latest twelve months EBITDA.

        The following table presents the results of this analysis:

	Selected Companies
	Range			Median		Dole
5-Year EPS CAGR*	8.0%	-	42.2%	9.5%		12.0%
2003 Price to Earnings Ratio/5-Year EPS CAGR*	0.5x	-	2.3x	1.2	x	0.8	x
LTM EBITDA Margins**	4.0%	-	17.3%	8.7%		8.6%
LTM EBIT Margins**	3.1%	-	12.0%	6.8%		6.1%
2002 EBITDA Margins*	4.7%	-	14.8%	9.1%		8.7%
2002 EBIT Margins*	3.9%	-	9.5%	6.1%		6.3%
Dividend Yield**	0.0%	-	5.1%	0.8%		2.1%
Net Debt/LTM EBITDA**	0.4x	-	4.2x	2.5	x	1.3	x

*
Based on IBES median estimates and investment research reports.

**
Based on the latest publicly available financial statements.

        Analysis at Various Prices.    Goldman Sachs performed certain analyses, based on historical information, projections provided by the management of Dole and IBES estimates. Assuming share prices of $29.50 to $39.50 per share of Dole common stock, Goldman Sachs calculated for Dole the implied total equity value (on a fully diluted basis) and enterprise value, the ratio of enterprise value to EBITDA, the ratio of enterprise value to EBIT and the ratio of price to earnings. The following table presents the results of Goldman Sachs' analysis based on the price of $33.50 per share (dollar amounts in millions, except for purchase price per share):

		Dole
Price per share		$33.50
Premium to market price (as of 9/20/02)		36.8%
Equity value—fully diluted		$1,903
Enterprise value (balance sheet as of 10/05/02)		2,385
Enterprise value/EBITDA	LTM 10/05/02	6.4	x
	FY 2002E	6.0
	FY 2003E	5.9
Enterprise value/EBIT	LTM 10/05/02	8.9
	FY 2002E	8.1
	FY 2003E	8.1
Price to earnings ratio	FY 2002E	12.6
	FY 2003E	11.0

        Discounted Cash Flow Analysis.    Goldman Sachs performed a discounted cash flow analysis on Dole using Dole's management projections and Dole's management assumptions regarding the purchase of the minority interest in Dole's subsidiary, SABA Trading AB, and the funding of certain pension and savings plans. Goldman Sachs calculated an implied net present value of free cash flows for Dole for the years 2003 through 2007 using discount rates ranging from 8.0% to 12.0%. Goldman Sachs calculated the implied value per share ranges of Dole common stock using its management projections and implied terminal value indications in the year 2007 based on multiples ranging from 5.0x EBITDA to 9.0x EBITDA and discounting these terminal values to an implied present value using discount rates ranging from 8.0% to 12.0%. This analysis indicated a range of implied present values for shares of Dole common stock of $26.91 to $52.95 per share.

        Selected Transactions Analysis.    Goldman Sachs analyzed certain publicly available information relating to the following selected pending or completed transactions in the food industry since August 1996:

  •
  Del Monte Foods Company/H.J. Heinz Company

  •
  Hicks, Muse, Tate & Furst Incorporated/ConAgra Foods, Inc.

  •
  Associated British Foods plc/Unilever plc

  •
  The J.M. Smucker Company/The Procter & Gamble Company

  •
  Performance Food Group Company/Fresh Express

  •
  Sara Lee Corporation/The EarthGrains Company

  •
  Suiza Foods Corporation/Dean Foods Company

  •
  Hicks, Muse, Tate & Furst Incorporated/Vlasic Foods International Inc.

  •
  George Weston Limited/Unilever plc

  •
  Campell Soup Company/Unilever plc

  •
  Hormel Foods Corporation/The Turkey Store Company

  •
  Tyson Foods, Inc./IBP, Inc.

  •
  Cargill, Incorporated/Agribrands International, Inc.

  •
  Doughty Hanson & Co./Tomkins plc

  •
  CSM nv/Unilever plc

  •
  McCormick & Company, Incorporated/Eridania Béghin-Say

  •
  ConAgra Foods, Inc./International Home Foods, Inc.

  •
  Bestfoods/Arisco Produtos Alimentícios

  •
  IBP, Inc./Corporate Brand Foods America

  •
  Unilever plc/Paribas Affaires Industrielles

  •
  Aurora Foods Inc./Kellogg Company

  •
  New World Pasta Company/Hershey Foods Corporation

  •
  ConAgra Foods, Inc./Nabisco Holdings Corporation

  •
  Aurora Foods Inc./The Procter & Gamble Company

  •
  Eagle Family Foods, Inc./Borden Foods Corporation

  •
  Aurora Foods Inc./Kraft Foods Inc.

  •
  IBP, Inc./Foodbrands America, Inc.

  •
  Texas Pacific Group/Del Monte Foods Company

  •
  Aurora Foods Inc./Unilever United States, Inc.

  •
  General Mills, Inc./Ralcorp Holdings, Inc.

        For each of the selected transactions, Goldman Sachs calculated and compared levered market capitalization as a multiple of latest twelve months EBITDA and EBIT.

        The following table presents the results of this analysis:

Selected Transactions
Levered Market Capitalization as a Multiple of:			Proposed Transaction
	Range	Median
LTM EBITDA	5.2x - 12.8x	8.1x	6.4x
LTM EBIT	6.1x - 28.7x	10.1x	8.9x

        Goldman Sachs also calculated and compared the premium to the undisturbed closing market price one day prior to announcement for each of the selected transactions, which ranged from 25.9% to 63.8% with a median of 49.5%. For the proposed transaction, the premium to the undisturbed closing market price of Dole common stock as of September 20, 2002 is 36.8%.

        In addition, Goldman Sachs calculated and compared the premium to the undisturbed closing market price one day and thirty days prior to announcement for certain selected acquisitions of public food companies and for all cash transactions between one to four billion dollars involving domestic targets between the calendar years 1995 and 2002.

        The following table presents the results of this analysis.

	Premium to Undisturbed Price
	1 Day Prior		30 Days Prior
	Mean	Median	Mean	Median
Selected Public Food Company Transactions	48%	50%	38%	33%
Cash Transactions Between $1-4 Billion, U.S. Targets	35%	26%	42%	37%

        LBO Analysis.    Using Dole's management estimates and the capital structure proposed by Mr. Murdock of 4.7x total debt to EBITDA (excluding debt securities issued by Parent), Goldman Sachs performed a summary leveraged buyout analysis for an independent buyer investing $563 million in new equity. The analysis was based on a range of purchase prices, from $29.50 per share to $39.50 per share, to calculate the implied equity returns based on a terminal EBITDA multiple in the years 2005 and 2006. For terminal year 2005, between a range of terminal EBITDA multiples of 5.5x to 7.5x, the implied equity returns were (18.5)% to 59.1% for an independent buyer. For terminal year 2006, between a range of terminal EBITDA multiples of 5.5x to 7.5x, the implied equity returns were (4.7)% to 45.5% for an independent buyer. At these multiples and a price of $33.50 per share, the implied equity returns for an independent buyer for terminal years 2005 and 2006 were 10.3% to 41.7% and 12.8% to 33.2%, respectively.

        Goldman Sachs also performed the same analysis in order to calculate the marginal implied equity returns for Mr. Murdock assuming an additional investment by Mr. Murdock of $125 million in new equity. For terminal year 2005, between a range of terminal EBITDA multiples of 5.5x to 7.5x, the marginal implied equity returns on an additional investment of $125 million were 21.3% to 133.6% for Mr. Murdock. For terminal year 2006, between a range of terminal EBITDA multiples of 5.5x to 7.5x, the marginal implied equity returns on an additional investment of $125 million were 29.9% to 94.1% for Mr. Murdock. At these multiples and a price of $33.50 per share, the marginal implied equity returns on an additional investment of $125 million for Mr. Murdock for terminal years 2005 and 2006 were 61.6% to 110.2% and 52.5% to 80.3%, respectively. The marginal implied equity returns calculated in this analysis do not include the equity return on Mr. Murdock's existing equity ownership in Dole, which the analysis assumes would be rolled over, and are therefore not indicative of the combined equity return on Mr. Murdock's existing and additional investment in Dole.

        Illustrative Present Values of Future Stock Price.    Goldman Sachs performed an analysis to determine the illustrative present value of Dole's common stock as of December 31, 2002 based on the implied future price of Dole's common stock as of December 31, 2003 and December 31, 2004. Goldman Sachs determined the implied future stock prices by applying forward price to earnings multiples ranging from 10x to 14x to Dole management's estimated earnings per share for fiscal years 2004 and 2005, respectively. Goldman Sachs then applied discount rates ranging from 6% to 14% to the implied future stock prices to determine the present value of the implied future stock prices. Based on these multiples and discount rates, Goldman Sachs derived theoretical illustrative present values ranging from $29.56 to $44.51 and $28.47 to $46.10 for the implied future stock prices as of December 31, 2003 and December 31, 2004, respectively.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Dole or the contemplated transaction.

        Goldman Sachs prepared these analyses solely for purposes of Goldman Sachs' providing its opinion to the special committee of Dole's board of directors as to the fairness from a financial point of view of the consideration under the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Dole, Mr. Murdock, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Goldman Sachs' opinion to the special committee of Dole's board of directors was one of many factors taken into consideration by the special committee in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B to this proxy statement.

        Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Dole, having provided certain investment banking and other services to Dole from time to time, including having acted as

  •
  a co-manager of a public offering of Dole's 6 3/8% Notes due 2005 (aggregate principal amount $300,000,000) in October 1998;

  •
  its financial advisor in connection with the exploration of strategic alternatives as announced in January 2000; and

  •
  financial advisor to the special committee of Dole's board of directors in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

        Goldman Sachs also has provided certain investment banking, brokerage and other services to Mr. Murdock from time to time, including having acted as the sole manager in connection with a public offering of 2,875,000 shares of Dole common stock owned by Mr. Murdock and 2,872,452 shares of $2.75 Trust Automatic Common Exchange Securities issued by the Dole Food Automatic Common Exchange Security Trust in August 1996. Goldman Sachs also may provide investment banking, brokerage and other services to Dole, Mr. Murdock and their respective affiliates in the future. Dole's special committee of the board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

        Goldman Sachs provides a full range of financial, advisory, securities and other services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities, including derivative securities, of Dole for its own account and for the account of customers.

        Pursuant to a letter agreement, dated September 27, 2002, Dole's special committee of the board of directors engaged Goldman Sachs to act as its financial advisor in connection with the proposal from Mr. Murdock and his affiliates on September 22, 2002 to acquire the outstanding common stock of Dole not currently owned by Mr. Murdock and such affiliates. Pursuant to the terms of this engagement letter, Dole paid Goldman Sachs $250,000 upon execution of the engagement letter and $1,500,000 after Goldman Sachs rendered its opinion and, upon consummation of the merger, will pay Goldman Sachs a transaction fee currently calculated to be approximately $5.6 million. In addition,

Dole has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Position of Dole as to the Purposes, Alternatives, Reasons and Effects of the Merger

        Purposes.    The purpose of the merger is for Mr. Murdock to indirectly acquire all outstanding shares of common stock of Dole that he or his affiliates do not currently own in exchange for cash, while providing liquidity for, and maximizing the value to be received by, the other stockholders of Dole.

        Alternatives.    The special committee considered various alternatives to Mr. Murdock's proposal, as described under "SPECIAL FACTORS—Background of the Merger and Special Committee Proceedings."

        Reasons.    The special committee's reasons for recommending approval and adoption of the merger and merger agreement are described under "SPECIAL FACTORS—Background of the Merger and Special Committee Proceedings."

        Effects.    As a result of the merger, Mr. Murdock will indirectly own the entire equity interest in Dole through his indirect ownership of Parent. If the merger occurs, stockholders other than Mr. Murdock and his affiliates will no longer have any equity interest in Dole and instead will have only the right to receive the $33.50 cash consideration under the merger agreement. See "THE MERGER—Payment of Merger Consideration and Surrender of Stock Certificates." Therefore, former stockholders of Dole will not receive any benefits from Dole's business after the merger, nor will they bear the risk of any decrease in the value of Dole after the merger.

        The common stock of Dole will be listed and traded on the New York Stock Exchange until the merger is completed. However, after the merger, the common stock will no longer be listed or traded on the New York Stock Exchange. In addition, Dole will deregister the common stock under the Securities Exchange Act of 1934, although Dole will continue to file reports with the Securities and Exchange Commission as long as it is required to do so in respect of its publicly traded debt securities. In addition, as a private company, Dole's officers, directors and the owners of more than 10% of Dole's common stock will no longer be subject to the short-swing profit provisions of Section 16(b) of the Securities Exchange Act of 1934.

        If the merger occurs, all stockholders will receive $33.50 in cash per share of common stock (other than shares held by Mr. Murdock and his affiliates, Dole and its subsidiaries and stockholders who properly assert and perfect appraisal rights under Delaware law). This amount represents a premium of approximately 37% over the closing market price of the common stock on September 20, 2002, the last trading day before the public announcement of Mr. Murdock's proposal. The merger will therefore:

  •
  provide a source of liquidity that might not otherwise be available to the stockholders of Dole;

  •
  eliminate the stockholders' exposure to fluctuations, up or down, in market value of the common stock; and

  •
  allow the stockholders to pursue other investment alternatives with the cash proceeds from the merger.

Any stock option (whether or not vested) that has not been exercised prior to completion of the merger will be converted into the right to receive cash in an amount equal to the product of $33.50 minus the applicable exercise price per share of such option, multiplied by the number of shares of Dole common stock issuable upon exercise of the option.

Position of Parent, Purchaser and Mr. Murdock as to the Fairness of the Merger to Disinterested Stockholders

        Parent, Purchaser and Mr. Murdock believe that the terms and conditions of the merger are substantively and procedurally fair to Dole and to its stockholders unaffiliated with Mr. Murdock, based on the following factors:

  Substantive Factors

  •
  Current Market Price.  The price of $33.50 per share to be paid in the merger represents a premium of approximately 37% over the reported closing price for the shares on September 20, 2002, the last full trading day prior to the public announcement by Mr. Murdock of the proposal;

  •
  Cash Consideration.  The merger will provide consideration to Dole's stockholders entirely in cash which will allow them to pursue other investment alternatives;

  •
  Premiums Represented. The price of $33.50 per share is within the range of the premiums paid over pre-proposal market prices in other transactions considered by Mr. Murdock.

  •
  Comparable Companies.  The ratio of the merger consideration of $33.50 per share to Dole's earnings is within the range of the price-to-earnings ratios of other commodity fresh food producers and distributors.

  •
  Market Receptiveness to Commodity Food Producers.  The public securities markets have not been responsive to improvements by food producers and appear to be more greatly influenced by concerns over volatility and about the numerous factors not within a company's control. The merger will eliminate this concern about future price pressure on Dole's stock.

  •
  Comparable Transactions.  Parent, Purchaser and Mr. Murdock reviewed similar precedent transactions as well as the historical financial performance of Dole, its financial results and historical market prices of its shares and believe the merger price is fair based on that review; and

  •
  Opinion of Goldman Sachs.  Before the special committee approved the merger, Goldman Sachs, the financial advisor to the special committee, delivered its opinion to the special committee, which was subsequently confirmed in writing, that as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the consideration of $33.50 per share in cash to be received by the holders of Dole common stock (other than Parent, Purchaser, Mr. Murdock and their respective affiliates) under the merger agreement is fair from a financial point of view to such holders.

  Procedural Factors

  •
  Approval of Disinterested Stockholders.  The merger agreement explicitly requires the approval of the merger by the holders of a majority of the outstanding shares of Dole common stock, excluding Mr. Murdock and his affiliates.

  •
  Unaffiliated Representative.  Parent, Purchaser and Mr. Murdock felt that there was no need to retain any additional unaffiliated representatives to act on behalf of the stockholders (other than Mr. Murdock and his affiliates), because the status of the members of the special committee and the retention by the special committee of its own independent legal counsel and financial advisor permitted the special committee to effectively represent the interests of such stockholders.

  •
  Consideration of Other Views.  The special committee met with or heard the views of the co-lead counsel appointed by the court in the "In re Dole Shareholders' Litigation" case, and their business valuation advisor, and other stockholders who expressed a view on the proposal.

  •
  Opportunity for Third Party Bids.  The special committee directed Goldman Sachs to contact potential financial and strategic buyers to determine their interest in making a competing bid for Dole and publicly announced it was doing so. No firm proposals resulted from this process.

  •
  Opportunity to Change Recommendation.  Although the merger agreement requires Dole to stop seeking other proposals, it permits a change in the recommendation of the special committee and the board of directors in response to a bona fide unsolicited proposal if necessary to comply with their fiduciary duties to stockholders.

  •
  Absence of a Breakup Fee. If Dole's board of directors or the special committee concludes that its fiduciary duties to stockholders require acceptance of a competing proposal, no "break up" or "topping" fee is required and there is no minimum amount by which a third party offer must exceed the merger consideration. However, in such circumstances Dole must pay the reasonable out-of-pocket expenses incurred on or after September 22, 2002 by Parent, Purchaser and Mr. Murdock, up to a maximum of $25 million.

  •
  Approval of Directors.  The merger agreement and merger were unanimously approved by the members of Dole's board of directors, with Mr. Murdock abstaining. In addition, the special committee, which consisted of directors who are not, and have not, for at least twenty years, been officers or employees of Dole, Mr. Murdock or their affiliates, and which was represented by its own legal counsel and advised by its own financial advisor, unanimously determined that the terms of the merger are fair to the stockholders, other than Mr. Murdock and his affiliates, from a financial point of view and recommended to Dole's board of directors that the merger be approved.

Consultation with Deutsche Bank, Financial Advisor to Mr. Murdock

        Deutsche Bank Securities Inc. acted as financial advisor to Mr. Murdock in connection with the proposed transaction. Deutsche Bank discussed with Mr. Murdock the proposed transaction and various alternatives for Mr. Murdock to acquire all of the shares of Dole common stock he did not already own. Deutsche Bank did not provide Mr. Murdock with a report, opinion, valuation or appraisal in connection with his consideration of the proposed transaction. However, prior to the making by Mr. Murdock of the proposal, Deutsche Bank reviewed with Mr. Murdock valuations of selected comparable public companies and precedent transactions as well as an analysis of financial multiples for the proposed acquisition over a range of hypothetical offer prices.

        Deutsche Bank has not acted as financial advisor to Dole, the Dole board or the special committee. Deutsche Bank was not requested to, and did not, render an opinion with respect to the fairness of the transaction or the consideration to be paid in the merger, or as to valuation or otherwise. The materials prepared by Deutsche Bank and furnished to Mr. Murdock are not an opinion as to the fairness to Dole or its stockholders of the transaction or the consideration to be paid in the merger, do not constitute a recommendation to Dole or its stockholders as to the transaction, or as to how stockholders should vote with respect to the transaction, and should not be relied on as the basis for any investment decision.

        Copies of the materials furnished to Mr. Murdock by Deutsche Bank are exhibits to the Schedule 13E-3 filed with the Securities and Exchange Commission with respect to the transaction and may be inspected and copied at Parent's headquarters at 10900 Wilshire Boulevard, Los Angeles, California 90024, during regular business hours, by any interested stockholder of Dole or his or her representative who has been so designated in writing.

        Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information concerning Dole, whether publicly available or furnished to Deutsche Bank, including, without limitation, any financial information, forecasts or projections considered in connection with the preparation and presentation of the information materials. Accordingly, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank, in its role as financial advisor to Mr. Murdock, did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Dole.

        The following is a summary of the material financial analyses furnished by Deutsche Bank to Mr. Murdock in connection with Mr. Murdock's consideration of the proposed transaction. The following quantitative information, to the extent it is based on market data, is based on market data as it existed as of the date the materials were prepared, and is not necessarily indicative of current market conditions. The following summaries of analyses include information in tabular format. The tables should be read together with the text of each summary.

        Analysis of Selected Publicly Traded Companies.    On September 9, 2002, Deutsche Bank provided Mr. Murdock with a summary of financial information and commonly used valuation measurements for the following group of selected publicly traded companies in the fresh produce and agribusiness industries, which Deutsche Bank viewed to be comparable:

  Fresh Produce Comparables

  Fresh Del Monte Produce Inc.
  Chiquita Brands International

  Agribusiness Comparables

  Archer Daniels Midland Co.
  Bunge Limited
  ConAgra Foods, Inc.
  Dean Foods Co.
  Smithfield Foods, Inc.

        For each of the selected companies, Deutsche Bank calculated the ratios of:

  •
  enterprise value to revenue;

  •
  enterprise value to earnings before interest expense, income taxes, depreciation and amortization, or EBITDA;

  •
  enterprise value to earnings before interest expense and income taxes, or EBIT; and

  •
  share price to earnings per share, or EPS.

        Enterprise value is the common equity market value, as adjusted upward for debt and minority interest and downward for cash.

        To calculate the multiples for the selected companies and for Dole, Deutsche Bank used publicly available information as of September 9, 2002 concerning historical financial performance and forward estimates of projected financial performance reported by FirstCall and Wall Street research.

        Deutsche Bank's analysis of the selected companies yielded the following multiple ranges, which Deutsche Bank compared with the corresponding multiples for Dole based on a per share price of $26.60 (the closing price of the Dole common stock on September 9, 2002), as follows:

		Multiples of Fresh Produce Comparables		Multiples of Agribusiness Comparables
Dole at $26.60 per Share
		Range	Mean	Range	Mean
Enterprise value to:	Last Twelve Months (LTM) Revenue	0.5x-0.9x	0.7x	0.3x-1.1x	0.6x	0.5x
	Est. 2002 Revenue	0.5x-0.8x	0.7x	0.2x-0.8x	0.5x	0.5x
	Est. 2003 Revenue	0.5x-0.7x	0.6x	0.3x-1.0x	0.5x	0.5x
		Multiples of Fresh Produce Comparables		Multiples of Agribusiness Comparables
Dole at $26.60 per Share
		Range	Mean	Range	Mean
Enterprise value to:	LTM EBITDA	5.8x-6.8x	6.3x	4.5x-9.7x	7.1x	5.8x
	Est. 2002 EBITDA	6.5x-7.0x	6.8x	4.1x-9.0x	7.3x	5.6x
	Est. 2003 EBITDA	5.6x-6.7x	6.1x	4.5x-9.7x	7.0x	5.2x
		Multiples of Fresh Produce Comparables		Multiples of Agribusiness Comparables
Dole at $26.60 per Share
		Range	Mean	Range	Mean
Enterprise value to:	LTM EBIT	7.5x-11.8x	9.6x	6.1x-13.8x	10.4x	8.1x
	Est. 2002 EBIT	8.5x-9.5x	9.0x	5.2x-14.5x	10.6x	7.7x
	Est. 2003 EBIT	7.0x-8.8x	7.9x	6.1x-12.0x	9.5x	7.1x
		Multiples of Fresh Produce Comparables		Multiples of Agribusiness Comparables
Dole at $26.60 per Share
		Range	Mean	Range	Mean
Share price to:	Est. 2002 EPS	8.8x-10.8x	9.8x	9.9x-18.8x	15.4x	10.0x
	Est. 2003 EPS	7.1x-10.0x	8.5x	8.7x-15.3x	12.9x	9.0x

        None of the companies analyzed by Deutsche Bank is identical to Dole. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies should not be simply a mathematical exercise.

        Analysis of Selected Precedent Transactions.    On September 9, 2002, Deutsche Bank provided Mr. Murdock with a summary of the financial terms, to the extent publicly available, of 23 mergers and acquisition transactions since February 1997 involving companies in the food industry. The transactions reviewed, which are referred to as the selected transactions, were:

Announcement Date	Target	Acquiror
October 30, 2001	Cerestar SA (Montedison)	Cargill Inc.
August 9, 2001	Fresh Express, Inc.	Performance Food Group Co
April 5, 2001	Dean Foods	Suiza Foods
December 22, 2000	Michael Foods	Investor Group
December 4, 2000	IBP	Tyson
December 4, 2000	Agribrands International Inc.	Cargill
November 13, 2000	IBP	Smithfield
October 2, 2000	IBP	DLJ Merchant Partners
September 27, 2000	WLR Foods	Pilgrim's Pride
August 8, 2000	Agribrands International Inc.	Ralcorp
December 8, 1999	Seaboard Inc.—Poultry Division	ConAgra, Inc.
July 26, 1999	Thorn Apple Valley—6 plants	IBP
January 5, 1999	B.C. Packers—canned seafood brands	International Home Foods
December 2, 1998	Gramoven (Bunge)	Cargill
November 10, 1998	Continental Grain Co—Commodity Marketing	Cargill
July 27, 1998	Birds Eye (Dean Foods)	Agrilink Foods
July 20, 1998	Libby's (Nestle)	International Home Foods
June 11, 1998	ICS Holdings (CG Smith Ltd)	Tiger Oats Ltd (Barlow Ltd)
September 4, 1997	Hudson Foods Inc.	Tyson Foods
August 26, 1997	Savannah Foods & Industries	Imperial Holly
May 8, 1997	Lonrho Sugar Corp Ltd (Lonrho)	Illovo Sugar Ltd
May 2, 1997	Bumble Bee Seafoods	International Home Foods
February 29, 1997	Del Monte Foods Company	Texas Pacific Group

        Deutsche Bank calculated various financial multiples based on publicly available information for each of the selected transactions. The transaction value was determined by the value paid for the equity of the target company, adjusted upward for debt and minority interest and adjusted downward for cash. The following table sets forth the results of this analysis:

Multiples of Selected Transactions
		Range	Median	Mean
Transaction value to:	LTM Revenue	0.2x-1.6x	0.6x	0.7x
	LTM EBITDA	3.9x-12.1x	7.1x	7.2x
	LTM EBIT	4.9x-45.2x	10.8x	12.6x

        The Deutsche Bank analysis of selected transactions also noted the premiums to market price, where available, as of one day prior to announcement and as of four weeks prior to announcement for transactions involving public companies. The following table sets forth the results of this analysis.

		Premiums for Selected Transactions
		Range	Median	Mean
Premiums to market:	One day prior	6.5%-107.3%	24.4%	34.2%
	Four weeks prior	14.7%-210.2%	26.9%	56.3%

        None of the selected transactions analyzed by Deutsche Bank was identical to the merger. Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Dole and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis should not be simply a mathematical exercise.

        Transaction Multiples Analysis.    On September 20, 2002, Deutsche Bank provided Mr. Murdock with an analysis of the financial multiples for the transaction at an offer price of $24.30 per share (the closing price of the Dole shares on September 19, 2002) and offer prices in increments of $0.50 from $27.00 to $34.00 per share. To calculate these multiples, Deutsche Bank used publicly available information as of September 20, 2002 covering historical financial information and financial estimates of projected financial performance reported by Wall Street research.

        The results of this analysis for offer prices of $24.30, $29.50 and $34.00 per share (by example only) are set forth below:

		Dole at $24.30 per Share	Dole at $29.50 per Share	Dole at $34.00 per Share
Enterprise value as a multiple of:	LTM Revenue	0.4x	0.5x	0.6x
	LTM EBITDA	5.4x	6.2x	6.9x
	LTM EBIT	7.6x	8.7x	9.7x
		Dole at $24.30 per Share	Dole at $29.50 per Share	Dole at $34.00 per Share
Equity value as a multiple of:	Est. 2002 EPS	9.2x	11.1x	12.8x
	Est. 2003 EPS	7.9x	9.6x	11.1x

        The analyses prepared by Deutsche Bank were prepared solely to assist Mr. Murdock in determining whether to make the proposal and what the terms of the proposal might be. The terms of the merger under the merger agreement were determined through negotiations between Mr. Murdock and the special committee and their respective representatives. Although Deutsche Bank provided advice to Mr. Murdock during the course of these negotiations, any decision to make the proposal or to enter into the merger agreement was solely that of Mr. Murdock. Deutsche Bank's advice was only one of a number of factors taken into consideration by Mr. Murdock in making his determination to approve the transaction.

        Mr. Murdock selected Deutsche Bank Securities Inc., an affiliate of Deutsche Bank AG, which together with its affiliates comprises Deutsche Bank Group, as financial advisor in connection with the proposed transaction based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Mr. Murdock retained Deutsche Bank under an engagement letter dated September 22, 2002. As compensation for Deutsche Bank's services under the engagement letter, a cash fee of $250,000 became payable by Mr. Murdock to Deutsche Bank upon signing of the engagement letter, and an additional cash fee of $1,500,000 became payable upon execution of the merger agreement. Contingent on the consummation of the merger, Mr. Murdock will pay Deutsche Bank a fee of approximately $10,000,000, against which amount the previously paid cash fees will be credited. Regardless of whether the merger is consummated, Mr. Murdock has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the transaction or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Mr. Murdock and certain of his affiliates have also agreed to indemnify members of Deutsche Bank Group and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

        Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. One or more members of the Deutsche Bank Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Mr. Murdock, Dole and their respective affiliates for which one or more members of the Deutsche Bank Group have received compensation. In this transaction, Deutsche Bank Trust Corporation Americas, a Deutsche Bank affiliate, is acting as one of the agents for a syndicate of lenders, and as lender, committing to Parent and Purchaser a portion of bank loan facilities to finance the consideration payable in the merger and to refinance certain existing indebtedness of Dole. In addition, Deutsche Bank Trust Company, a Deutsche Bank affiliate, has committed to provide a portion of a bridge loan facility to Parent and Purchaser under certain circumstances to finance the transaction. In the ordinary course of business, members of the Deutsche Bank Group may actively trade in the securities and other instruments and obligations of Dole or other affiliates of Mr. Murdock for their own accounts and for the accounts of their customers. Accordingly, members of the Deutsche Bank Group may at any time hold a long or short position in such securities, instruments and obligations.

Position of Parent, Purchaser and Mr. Murdock as to the Purposes, Alternatives, Reasons and Effects of the Merger

        Purposes.    The purpose of the merger for Mr. Murdock is to acquire all outstanding shares of common stock of Dole that he and his companies do not already own. The merger will allow Mr. Murdock, through Purchaser, to acquire Dole's business and operate it as a private company.

        Alternatives.    Before making the proposal, Mr. Murdock considered various alternatives to the proposal, including those described above under "SPECIAL FACTORS—Background of the Merger and Special Committee Proceedings." He also considered a liquidation of Dole by a sale of its assets and a distribution of the net after-tax proceeds and the use of Dole assets to repurchase shares. Mr. Murdock determined to forego such alternatives because of the length of time, transaction costs, tax effects, regulatory risks and uncertainty involved. Further, Mr. Murdock noted that a repurchase program by Dole from 1996 to 1999 failed to produce any sustainable increase in the price of Dole's stock and that the Boston Consulting Group recommendations described above under "SPECIAL FACTORS—Background of the Merger and Special Committee Proceedings," had been implemented, but that the resulting cost reductions, while improving steady-state earnings for 2001 and 2002, were unlikely to lead to significant future earnings growth and might not result in a sustained market price increase.

        Reasons.    Mr. Murdock believes that it is best for Dole to operate as a privately held entity. Without the constraint of the public market's emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events such as weather conditions, commodity prices, fuel costs and regulatory barriers such as European Union banana quotas, Dole will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth and operating cash flow and the flexibility to sell assets as needed. Mr. Murdock also believes that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to Dole if it remained publicly held. In addition, Mr. Murdock believes that as a privately held entity, Dole will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of Dole's assets or earnings over the long-term. In a public company setting, decisions that negatively affect earnings could significantly reduce per share price if analysts' short-term earnings expectations are not met or exceeded. Further, the general level of confidence (or lack thereof) in the stock markets will no longer affect Dole's stock price.

        Additionally, following the merger, at such time as Dole is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, Dole will be able to eliminate the time devoted by its management and some of its other employees to matters that relate exclusively to Dole being a publicly held company. "Going private" will also reduce certain costs which relate to being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities. While certain costs will continue as long as Dole has publicly traded debt, it is expected that eliminating concern about the effect on Dole's stock price will simplify compliance efforts.

        These assessments are based upon publicly available information regarding Dole, Mr. Murdock's knowledge of Dole and Mr. Murdock's experience in investing in or managing public and private companies generally.

        Effects.    As a result of the merger, the entire equity interest in Dole will be indirectly owned by Mr. Murdock through Parent. If the merger is consummated, stockholders other than Mr. Murdock will no longer have an equity interest in Dole, will not participate in future earnings growth, if any, of Dole and instead will have only the right to receive cash consideration pursuant to the merger agreement. See "THE MERGER—Payment of Merger Consideration and Surrender of Stock Certificates." Similarly, after selling their shares in the merger, stockholders of Dole will not bear the risk of any decrease in the earnings or stock price of Dole. If the merger is consummated, Parent will have a 100% interest in the surviving company's net book value and tax attributes after the merger (the use of such tax attributes may be subject to certain limitations).

        As a result of the merger, the surviving company will be a privately held corporation and there will be no public market for Dole common stock. Dole common stock will cease to be traded on the New York Stock Exchange or any other securities exchange. In addition, registration of Dole common stock under the Securities Exchange Act of 1934 will be terminated, although Dole will continue to file periodic or annual reports as long as Dole is required to do so in respect of its publicly traded debt securities. This termination will make certain provisions of the Securities Exchange Act of 1934, such as the short-swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

        If the merger becomes effective, all stockholders (other than Mr. Murdock and his affiliates, Dole and its subsidiaries and stockholders who do not vote in favor of the merger and who properly exercise appraisal rights) will receive $33.50 per share in cash, which represents a premium of approximately 37% over the closing market price of the shares on September 20, 2002, the last full trading day prior to the initial public announcement of the proposal. This will provide a source of liquidity not otherwise available, and will eliminate the stockholders' exposure to fluctuations in market value of the shares. In addition, it will allow stockholders to pursue other investment alternatives.

        Any stock option (whether or not vested) which has not been exercised prior to completion of the merger will be converted into the right to receive cash in an amount equal to the product of $33.50 minus the applicable exercise price per share of such option, multiplied by the number of shares of Dole common stock issuable upon the exercise of such option.

Mr. Murdock's Plans for Dole

        Following the merger, Mr. Murdock expects to operate Dole consistent with past practices. Mr. Murdock expects to conduct a detailed review of Dole and its business and operations with a view towards determining how to redirect Dole's operations to improve Dole's long term earnings potential. This review has begun, but is not expected to be completed until after the consummation of the merger. Following such review, Parent and Mr. Murdock will consider what, if any, changes would be desirable in light of the circumstances then existing. It is anticipated that some assets will be identified for sale, some actions may be taken to reduce costs and that expenses associated with stockholder relations will be reduced. Certain foreign subsidiaries may be consolidated to rationalize and simplify Dole's legal entity structure. In addition, Mr. Murdock intends to continue Dole's ongoing program to design and implement shared service centers to provide certain global and regional services (including financial reporting consolidation, strategic sourcing and logistics, agricultural research, equipment maintenance, payroll and management information systems) to Dole subsidiaries through centrally located organizations. In connection with this effort, Mr. Murdock may also arrange for Dole and his private companies to contract for certain services jointly, which may produce cost savings.

        In connection with the merger, it is expected that Dole will refinance its existing credit facilities, redeem or retire some of its public debt and issue additional debt securities. The refinancing is currently expected to consist of approximately $1.15 billion of senior secured credit facilities, consisting of approximately $850 million of term loan facilities and approximately $300 million of revolving credit facilities, a portion of which revolving credit facilities will be drawn upon on the closing date of the merger. In addition, approximately $450 million of new debt securities will be issued by Dole and/or DHM Holding Company, Inc. If the merger becomes effective, Dole expects to redeem or retire its 7% notes due 2003 and 6 3/8% notes due 2005 and to leave its 7 1/4% senior notes due 2009 and 7 7/8% debentures due 2013 outstanding. Dole intends to modify the senior notes due 2009 and debentures due 2013 to provide for substantially the same interest rate, covenants and guarantees from certain Dole subsidiaries as will be provided for the proposed new debt securities. Completion of the merger is subject to this financing, which will depend upon satisfying a number of conditions. See "THE MERGER—Merger Financing." The terms of these financings will not affect stockholders other than Mr. Murdock, Parent and Purchaser because they will apply only after the merger.

        The merger agreement provides that upon consummation of the merger, the officers and directors of Dole will become the officers and directors of the surviving corporation. It is presently expected that the outside directors of Dole will resign shortly following the merger. While Mr. Murdock and Parent will retain the ability to modify employee compensation, the merger agreement requires that Dole benefits remain at substantially the same level for at least one year following the merger. No additional or improved benefits to Dole managers have been agreed to or promised in connection with the merger.

        Except as disclosed in this proxy statement, neither Parent, Purchaser nor Mr. Murdock has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving Dole or its subsidiaries, or any material changes in Dole's corporate structure, dividend rate or policy, indebtedness or capitalization, business or composition of its management or personnel.

THE MERGER

Proposal to be Considered at the Special Meeting

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement entered into by Parent, Purchaser, Mr. Murdock and Dole on December 18, 2002, under which Purchaser will be merged into Dole.

        At the effective time of the merger, the separate corporate existence of Purchaser will cease, and Dole will survive as a wholly-owned subsidiary of Parent. In the merger:

  •
  each outstanding share of common stock of Dole automatically will be converted into the right to receive $33.50 in cash per share, without interest, less any applicable withholding taxes, except that:

  •
  shares held by Mr. Murdock and his affiliates will be cancelled without payment;

  •
  shares held by Dole or any of its subsidiaries will be cancelled without payment; and

  •
  shares held by stockholders who properly assert and perfect their appraisal rights under Delaware law will be purchased for their "fair value" as determined under Delaware law. See "THE MERGER—Appraisal Rights."

  •
  each stock option (whether or not vested) outstanding at the effective time of the merger automatically will be converted into the right to receive a cash amount equal to the product of:

  •
  $33.50 minus the exercise price per share of the option; multiplied by

  •
  the number of shares of Dole common stock issuable upon exercise of the option.

  •
  each outstanding share of common stock of Purchaser will be converted into one share of common stock of the surviving company.

Voting Rights; Quorum; Vote Required for Approval

        Stockholders of record at the close of business on February 5, 2003, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were 8,833 holders of record of the common stock and 56,219,219 shares of common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities of Dole.

        Stockholders may vote either in person at the special meeting or by proxy. However, if your shares are held for you by a bank, broker or other so-called "nominee" holder:

  •
  you must instruct your bank, broker or other nominee to vote your shares by following the procedures specified by the nominee for voting; and

  •
  if you want to vote in person at the meeting, you must request a proxy in your name from your bank, broker or other nominee.

        The presence in person or by proxy of the holders of a majority in voting power of the common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. If there is no quorum, business cannot be conducted at the special meeting and the proposal to adopt the merger agreement cannot be voted on. Abstentions and so-called "broker non-votes" will be counted for the purpose of establishing a quorum at the special meeting. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions has the same effect as a vote against the merger.

        Under Delaware law, the merger agreement must be adopted by the holders of a majority of the issued and outstanding common stock of Dole. However, the merger agreement imposes a higher standard and requires that it must be adopted by the holders of a majority of the issued and outstanding shares of common stock held as of the record date by stockholders other than Mr. Murdock and his affiliates. Abstentions and broker non-votes will therefore effectively be votes against the adoption of the merger agreement.

Voting and Revocation of Proxies

        All shares of Dole's common stock represented by properly executed proxies received by Dole and not revoked prior to or at the special meeting will be voted in accordance with the instructions marked on the proxies. If no instructions are given, the proxy will be voted FOR the proposal to adopt the merger agreement.

        A stockholder may revoke a proxy:

  •
  by delivering to Dole's corporate secretary (at One Dole Drive, Westlake Village, California 91362-7300) a later-dated signed proxy card or a written revocation prior to the vote at the special meeting; or

  •
  by attending the special meeting and voting in person; or

  •
  if a stockholder has instructed a bank, broker or other nominee holder to vote his or her shares, by following the procedures to change a vote specified by the nominee holder.

        Attending the special meeting in person will not revoke a proxy. You must take one of the actions specified above to validly revoke a proxy. Revoking a proxy after the vote is taken at the special meeting will not have any effect.

        The board of directors is not currently aware of any business to be brought before the special meeting other than the proposal to adopt the merger agreement. However, if other matters are properly presented, the persons named as proxies in the card will have the discretionary authority to vote in accordance with their judgment on any such matters.

Proxy Solicitation

        Dole has hired Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004, to solicit proxies and to distribute proxy materials for the special meeting. Georgeson also has agreed to provide consulting and analytic services to Dole and to provide solicitation services with regard to banks, brokers, institutional investors and individual stockholders. The financial terms of Dole's arrangement with Georgeson are described in the section entitled "THE MERGER—Estimated Fees and Expenses of the Merger."

        Proxies may be solicited by Georgeson or by directors, officers and employees of Dole, including Mr. Murdock, who may be assisted by employees of his private companies (none of the employees of Dole or Mr. Murdock's private companies will receive any additional compensation for such services) in person, by mail, telephone or telegraph, over the internet or by facsimile. Dole anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of the common stock and that such persons will be reimbursed by Dole for the expenses incurred in doing so.

Structure of the Merger

        The proposed acquisition of Dole has been structured as a merger of Purchaser into Dole, with Dole surviving as a wholly-owned subsidiary of Parent. The transaction was structured as a cash merger to provide the stockholders of Dole with a cash payment for all of the shares they hold and to provide a prompt and orderly transfer of ownership to Mr. Murdock with reduced transaction costs.

Effective Time of the Merger

        The merger will become effective at the time that a certificate of merger is accepted for filing by the Secretary of State of the State of Delaware or at such other time as may be agreed by Dole and Parent, Purchaser and Mr. Murdock. Assuming the stockholders vote to adopt the merger agreement and all other conditions to the merger are satisfied or, to the extent permitted, waived, Dole expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

        American Stock Transfer and Trust Company has been designated to act as paying agent for the merger and will immediately after the merger receive the cash necessary to pay the $33.50 per share merger consideration to the stockholders of Dole and the consideration payable to holders of stock options of Dole. The paying agent will use these funds solely to pay the merger consideration to those stockholders entitled to receive such payment and to holders of stock options entitled to have their options cashed out pursuant to the merger agreement. The paying agent will deliver the merger consideration according to the procedures summarized below.

        Promptly after the merger, the paying agent will mail to all stockholders a letter of transmittal and instructions advising stockholders how to surrender their stock certificates in exchange for the merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the paying agent will pay you the $33.50 per share merger consideration and your stock certificates will be canceled. Holders of stock options will receive the $33.50 per share merger consideration minus the exercise price per share of their options, multiplied by the number of shares issuable upon exercise of the options. No interest will accrue or be paid on the merger consideration, regardless of any delay in payment. In addition, all cash payments made in connection with the merger will be reduced by any applicable withholding taxes.

        If your stock certificates have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and indemnity bond (in form and substance, and with surety, reasonably satisfactory to Dole) instead of your stock certificates.

        If you want any part of the merger consideration to be paid to someone else, your stock certificates must be properly endorsed, or otherwise in proper form for transfer, and you must pay to the paying agent any transfer or other taxes relating to the transfer, or establish to the satisfaction of Dole that the taxes have been paid or are not required to be paid.

        Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy.

        At and after the merger, you will cease to have any rights as a stockholder of Dole, except for the right to surrender your stock certificates, according to the procedures described in this section, in exchange for the merger consideration or, if you properly assert and perfect your appraisal rights, the right to receive the "fair value" of your shares as determined under Delaware law. At the effective time of the merger, Dole's stock ledger with respect to shares of Dole common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

        The paying agent will, on demand, return to Dole all cash that has not yet been distributed in payment of the merger consideration as of twelve months following the merger, plus any accrued interest, and the paying agent's duties will terminate. Thereafter, stockholders may surrender stock certificates directly to Dole and receive the $33.50 per share merger consideration, without interest, less any applicable withholding taxes. However, stockholders will in no event have any greater rights against the surviving company than those of general creditors of Dole under applicable law, and none of Parent, Purchaser, Mr. Murdock or Dole will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Merger Financing

        Mr. Murdock intends to fund the merger (including fees, expenses and transaction costs), pay the cash amounts payable to holders of stock options in connection with the merger and refinance certain existing indebtedness of Dole, from the proceeds of financings contemplated by the commitment letters received by Parent and Purchaser from Deutsche Bank Trust Company Americas, the Bank of Nova Scotia, Bank of America, N.A., Fleet National Bank, Socìete Generale and their affiliates dated December 18, 2002, and from other funds provided by affiliates of Parent and Purchaser and from available funds from Dole. Mr. Murdock has agreed to use his best efforts to obtain alternative financing on terms and conditions substantially comparable to those provided by the commitment letters or otherwise on terms reasonably acceptable to him, if the funding contemplated by the commitment letters does not allow Parent to proceed with the merger in a timely manner.

        Debt Securities.    Both Dole and Parent intend to conduct offerings of debt securities, the proceeds of which will be used in part to fund the merger consideration. These debt securities will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and outside the United States in compliance with Regulation S under the Securities Act. The debt securities will not be registered under the Securities Act of 1933 or under any state securities laws upon their original issuance. Dole and Parent will agree to file a registration statement with the Securities and Exchange Commission with respect to the debt securities following the closing of the merger. Proceeds of these debt securities will provide funds to pay the merger consideration, redeem or retire certain outstanding indebtedness of Dole and to pay expenses related to the merger. Parent and Purchaser have obtained a commitment to provide for an equivalent amount of the debt securities in the form of a bridge loan, if the intended offering of debt securities cannot be timely completed, to fund the merger and related debt redemptions or retirements and to pay expenses related to the merger.

        The debt securities will bear interest at a rate that will depend on interest rates and market conditions at the time the debt securities are issued. It is currently anticipated that the debt securities will be issued concurrently with the closing date of the merger. The terms of repayment of the debt securities will depend on market conditions at the time the debt securities are issued and are expected to be consistent with terms then available for similar debt instruments.

        Senior Credit Facility.    Dole and one or more of Dole's subsidiaries intend to enter into a senior credit facility, which Dole currently expects to consist of a 5-year $300 million revolving credit facility to be used for general corporate and working capital purposes of Dole and its subsidiaries (including to finance a portion of the merger consideration), a 5-year $250 million "A" term loan facility to be used to finance the merger consideration and certain proposed refinancings and to pay transaction fees and expenses, and a $600 million "B" term loan facility due November 2008 to be used to finance the merger consideration and certain proposed refinancings and to pay transaction fees and expenses. The senior credit facility will include other covenants and restrictions customary for senior secured credit facilities.

        The obligations under the senior credit facility will be guaranteed by Parent and its direct and indirect domestic subsidiaries (other than Dole) and may be guaranteed by certain foreign subsidiaries of Dole.

        The obligations of Dole and its subsidiaries under these agreements will be secured by a first security interest in substantially all of the assets (tangible and intangible) of Dole (excluding certain intercompany debt, certain equity interests and certain processing facilities), subject to such additional exceptions as may be agreed. The obligations of the subsidiary guarantors may be secured by a first-

perfected security interest in substantially all of the assets (tangible and intangible) of the guarantors (excluding certain intercompany debt, certain equity interests and certain processing facilities), subject to such additional exceptions as may be agreed.

        Conditions to Financing.    As discussed above, Mr. Murdock, Parent and Purchaser have received commitments with respect to the senior credit facility and a back-up bridge facility for the debt securities and an engagement letter for placing the debt securities. The ability of Parent, Purchaser and Mr. Murdock to obtain proceeds from such offering or facilities is subject to satisfaction or waiver of various conditions, including, among others:

  •
  the execution of documentation satisfactory to Parent, Purchaser and Mr. Murdock and the lenders with respect to the senior credit facility, and to Parent and Purchaser and the initial purchasers of the debt securities with respect to the proposed debt securities offering or the back-up bridge commitment;

  •
  the satisfaction of the lenders with respect to, among other things, the capitalization and structure of Dole, certain financial statements of Dole and financial targets for the twelve months prior to the merger and the senior management of Dole;

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  Mr. Murdock shall not have died or become incapacitated;

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  a minimum ratings condition with respect to the senior credit facility and the debt securities shall have been satisfied;

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  the receipt by the lenders of a solvency opinion with respect to Dole;

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  the consummation of the merger and all related transactions;

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  the absence of any material adverse change with respect to Dole or its business;

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  the absence of lenders becoming aware of any information not previously known to the lenders that the lenders believe to be materially negative;

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  the absence of any material adverse change or material disruption in the financial, banking or capital markets generally;

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  the absence of an outbreak or escalation of hostilities between the United States and any foreign power or of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency; and

  •
  the absence of litigation challenging the transactions, other than certain specified litigation.

        Because the only consideration in the merger is cash and because the completion of the merger is subject to a financing condition, Parent, Purchaser and Mr. Murdock do not believe that the financial condition of Parent, Purchaser and Mr. Murdock is material to a stockholder's decision whether to vote to approve the merger.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

        In considering the recommendations of the board of directors, you should be aware that certain of Dole's executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Dole's stockholders generally.

        Parent, Purchaser and Mr. Murdock and their Affiliates.    As of the date of this proxy statement, Mr. Murdock and his affiliates hold the following interests in Dole:

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  Mr. Murdock owns 13,086,847 shares of common stock of Dole, which represents approximately 23.28% of the shares outstanding as of February 5, 2003. Prior to the close of the merger, Mr. Murdock will contribute his shares to Purchaser. Mr. Murdock also holds options to purchase 830,585 shares of common stock of Dole, which will be canceled without payment in connection with the merger.

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  David Murdock, Jr. owns 40,568 shares.

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  Justin Murdock owns 40,432 shares.

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  Roberta Wieman is a Director, Executive Vice President of Administration and Corporate Secretary of each of Parent and Purchaser. She is also a Vice President of Dole, and an officer and/or director of various privately held companies of Mr. Murdock. Ms. Wieman owns 9,300 shares and holds options to purchase 64,098 shares of common stock of Dole.

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  Scott A. Griswold is a Director and Executive Vice President—Finance of each of Parent and Purchaser. He also serves as an officer and/or director of a number of Mr. Murdock's privately held companies. Mr. Griswold owns 2,500 shares of common stock of Dole.

        Dole's Management Following the Merger.    It is currently expected that the current management of Dole will hold the same positions after the completion of the merger and that any employment or change of control agreements in place will be unaffected by the merger.

        Indemnification and Insurance.    Dole's certificate of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. Dole also maintains directors' and officers' liability insurance for the benefit of such persons. In the merger agreement, Dole, as the surviving entity in the merger, has agreed to purchase an additional six years of coverage under Dole's existing directors' and officers' liability insurance policy, subject to certain limitations stated in the merger agreement. See "THE MERGER AGREEMENT—Indemnification."

        Acceleration of Stock Options and Stock Units.    Any stock option (whether or not vested) that has not been exercised prior to completion of the merger will be converted into the right to receive cash in an amount equal to the product of $33.50 minus the applicable exercise price per share of the option, multiplied by the number of shares of Dole common stock issuable upon the exercise of the option. Management employees and directors hold options, many of which have exercise prices below $33.50 per share and will be accelerated by the merger. As a result of the merger, options to purchase 871,834 shares of Dole common stock held by Dole executive officers and directors will be cashed out. Mr. Murdock's options will be canceled without payment. In the aggregate, Dole's executive officers and directors will receive payment of $8,598,354 as a result of their options being cashed out in the merger. In addition, approximately 36,000 stock units held by five directors will be converted upon the merger into a right to receive $33.50 for each unit.

Intent to Vote

  •
  To Dole's knowledge, each of Dole's executive officers and directors intends to vote all shares of Dole common stock he or she beneficially owns in favor of the merger.

  •
  Ms. Wieman and Mr. Griswold have stated they intend to vote their shares in favor of the merger.

Estimated Fees and Expenses of the Merger

        Whether or not the merger is completed, all fees and expenses incurred in connection with the merger will generally be paid by the party incurring those fees and expenses. Under certain circumstances described in "THE MERGER AGREEMENT—Expenses," Dole will reimburse Mr. Murdock, Parent and Purchaser for their costs, fees and expenses incurred in connection with the merger, on or after September 22, 2002 up to a maximum of $25 million. The estimated total fees and expenses to be incurred by Dole and by Parent, Purchaser and Mr. Murdock in connection with the merger are as follows:

Description	Amount	Responsible Party	Notes
Advisory fees and expenses	$10,300,000	Mr. Murdock	Includes the estimated fees of Deutsche Bank
Advisory fees and expenses	$7,100,000	Dole	Includes the estimated fees of Goldman Sachs
Legal fees and expenses	$9,900,000	Mr. Murdock	Includes estimated costs to settle litigation plus the legal fees of counsel to Mr. Murdock.
Legal fees and expenses	$700,000	Dole	Includes the estimated fees of counsel to Dole and to the special committee
Hart-Scott-Rodino filing fee	$280,000	Mr. Murdock
Paying Agent fees and expenses	$100,000	Dole
Proxy solicitor fees and expenses	$25,000	Dole
Securities and Exchange Commission filing fee	$135,492	Dole
Printing and mailing costs	$125,000	Dole
Fees and expenses associated with financing	$84,400,000	Mr. Murdock
TOTAL	$113,065,492

        Except as set forth herein, none of Dole, Parent, Purchaser or Mr. Murdock will pay any fees or commission to any broker, dealer or other person for soliciting proxies pursuant to the merger. Dole has retained American Stock Transfer & Trust Company to act as paying agent in connection with the merger. The paying agent will receive reasonable and customary compensation for their services in connection with the merger, plus reimbursement for out-of-pocket expenses, and Dole will indemnify the paying agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

        Except as provided in the merger agreement, legal fees and expenses incurred by or on behalf of Dole, Parent, Purchaser, Mr. Murdock and their affiliates in connection with the merger will be paid by the party incurring the expense.

        The expense of soliciting proxies from stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy card(s), will be paid by Dole. Dole has agreed to pay Georgeson Shareholder Communications Inc. a fee of $15,000 plus reasonable out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including liabilities and expenses under the federal securities laws.

Appraisal Rights

        If the merger is consummated, holders of Dole common stock who follow the procedures summarized below will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law.

        Delaware law entitles the holders of record of shares of Dole common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of those shares, without taking into account the merger, as determined by the court. The "fair value" could be greater than, less than or the same as the merger consideration offered by Mr. Murdock.

        In order to exercise these rights, a stockholder must demand and perfect the rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached as Appendix C to this proxy statement. Stockholders should carefully review Section 262 as well as the information discussed below.

        If one of Dole's stockholders elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

  •
  The stockholder must deliver to Dole a written demand for appraisal of shares of Dole common stock held, which demand must reasonably inform Dole of the identity of the stockholder and that the demanding stockholder is demanding appraisal, before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.

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  The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal.

  •
  The stockholder must continuously hold the shares of record until the completion of the merger.

        All written demands for appraisal should be addressed to Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362-7300, Attention: General Counsel, and received before the vote is taken on the merger agreement at the special meeting. The demand must reasonably inform Dole of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Dole common stock.

        The written demand for appraisal must be executed by or for the record holder of shares of Dole common stock, fully and correctly, as the holder's name appears on the certificate(s) for their shares. If the shares of Dole common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

        A beneficial owner of shares of Dole common stock held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Dole common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. and others. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

        A record holder, such as a bank broker, fiduciary, depository or other nominee, who holds shares of Dole common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Dole common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Dole common stock outstanding in the name of the record owner.

        Within ten days after the merger, Dole will give written notice of the date of the completion of the merger to each Dole stockholder who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder. Within 120 days after the completion of the merger, Dole or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Dole common stock that are held by all dissenting stockholders. Dole is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Dole stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262.

        If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares of Dole common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court will take into account all relevant factors. The Delaware Supreme Court has stated, among other things, that "proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, the stockholder's exclusive remedy in connection with transactions such as the merger. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Dole common stock entitled to appraisal.

        From and after the completion of the merger, no dissenting stockholder shall have any rights of a stockholder with respect to that holder's shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, including the special distribution, on the holder's shares of Dole common stock, if any, payable to Dole stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court.

        If you wish to exercise your appraisal rights, you must not vote in favor of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the Delaware General

Corporation Law. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of these rights.

Material U.S. Federal Income Tax Consequences

        The following is a summary of United States federal income tax consequences of the merger relevant to beneficial holders of Dole common stock whose shares are converted to cash in the merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Dole common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Dole common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986 and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with Dole or who are subject to special tax treatment under the Internal Revenue Code of 1986 (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of Dole common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

        The receipt of cash for Dole common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a beneficial holder's holding period for such shares is more than 12 months at the time of consummation of the merger.

        Receipt of the merger consideration may also be a taxable transaction under applicable state, local and foreign tax laws.

        Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder's own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

Certain Legal Matters

        General.    Except as described in this section, none of Dole, Parent, Purchaser or Mr. Murdock is aware of any license or regulatory permit that appears to be material to the business of Dole that might be adversely affected by the merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the merger to occur that is not described in this proxy statement. Should any such approval or other action be required, Parent and Purchaser presently contemplate that such approval or other action will be sought, except as described below under State Anti-Takeover Statutes. While Purchaser does not presently intend to delay the merger pending the outcome of any such matter (unless otherwise described in this proxy statement), there can be no assurance:

  •
  that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions;

  •
  that failure to obtain the approval or other action might not result in consequences adverse to the Dole's business; or

  •
  that there might be conditions to obtaining a required approval or action, including, without limitation, the divestiture of certain parts of the Dole's business.

        See "THE MERGER AGREEMENT—Conditions to the Merger," below, for certain conditions to the merger, including conditions with respect to governmental actions.

        State Anti-Takeover Statutes.    A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in those states, or whose business operations have substantial economic effects in those states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and in particular with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        Section 203 of the Delaware General Corporation Law provides certain restrictions on business combination transactions with a person who is or has become an "interested stockholder," as defined in Section 203. Generally speaking, an interested stockholder is a person, group or entity that has acquired ownership of 15% or more of the common stock of a Delaware corporation. However, because the board of directors of the Delaware subsidiary into which Dole merged itself in 2001 in order to reincorporate in Delaware approved the merger and reincorporation transaction, the Section 203 definition of "interested stockholder" does not apply to Mr. Murdock or his affiliates. Further, since the shares owned by Mr. Murdock and contributed to Purchaser through Parent were contributed in a transaction approved by the board of directors, Section 203 by its terms does not make them subject to its restrictions.

        Merger Related Litigation.    Following the public disclosure of Mr. Murdock's proposal, 20 lawsuits were filed in state courts in California, Delaware and Hawaii and in federal court in California. The actions were filed by a number of plaintiffs as putative class actions on behalf of the public stockholders of Dole naming as defendants Dole and the members of Dole's board of directors, including Mr. Murdock. The actions alleged that the proposal constituted a breach of the fiduciary duties owed to the plaintiffs by the defendants. Plaintiffs alleged that the proposal unjustly enriched Mr. Murdock in that, among other things, the proposal was allegedly unfair, designed to transfer valuable corporate assets to Mr. Murdock at an improper price and was the product of an improper sale process. The allegations also include claims that Mr. Murdock, by reason of his controlling stockholder position, dominates or controls the members of the Dole board and that they are therefore not independent. Plaintiffs further alleged that the defendants' breaches of fiduciary duties included misrepresentations or omissions relating to the proposal.

        The actions filed in California state court were consolidated as "In re Dole Shareholders' Litigation." Plaintiffs in the consolidated California state court action moved for expedited discovery, conducted certain discovery, reviewed documents produced by defendants, worked with their experts to analyze discovery, gathered responses to certain discovery and filed motions for class certification. The parties to the consolidated California state court action also participated in extensive negotiations and presentations which resulted in modifications to the terms of Mr. Murdock's proposal and disclosures related to the merger.

        In connection with the negotiations and presentations, the parties reached an agreement in principle providing for the proposed settlement of the consolidated California state court action, and any other actions or claims concerning Mr. Murdock's proposal and/or the merger. On January 7, 2003 the court in which the consolidated California state court action is pending preliminarily approved a stipulation of settlement and ordered notice of the proposed settlement to be mailed to the members of the proposed class. This mailing was substantially completed on January 24, 2003.

        Antitrust.    The merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which provides that acquisition transactions meeting the filing threshold may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and certain waiting period requirements have been satisfied.

        On December 19, 2002 Mr. Murdock filed a Notification and Report Form with respect to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Dole filed its required Notification and Report Form on December 23, 2002. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger has expired.

        The Federal Trade Commission and the Department of Justice frequently scrutinize the legality of transactions such as the merger under various antitrust laws (including the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act and various other federal statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of creating monopolies or restraining trade). At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under these laws as they deem necessary or desirable in the public interest, including seeking to enjoin the acquisition pursuant to the merger, seeking divestiture of the shares acquired by Parent or seeking divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, also may bring legal action under these antitrust laws in certain circumstances. The parties believe that the merger does not violate these antitrust laws, based upon information available to them. Nevertheless, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or the consequences of any such challenge if made.

THE MERGER AGREEMENT

        The following is a summary of certain provisions of the merger agreement. The summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A hereto and is incorporated herein by this reference.

Representations and Warranties

        In the merger agreement, Dole has made customary representations and warranties with respect to, among other things:

  •
  corporate existence and power;
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  corporate and governmental authorizations;
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  non-contravention of certain laws, agreements and Dole's charter documents;
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  the capital stock, options or other rights to acquire securities of Dole;
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  Dole's Securities and Exchange Commission filings and financial statements;
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  the accuracy of information supplied to the Securities and Exchange Commission in connection with the merger;
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  litigation matters;
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  compliance with tax and other laws;
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  Dole's material contracts;
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  Dole's intellectual property rights;
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  the vote required to approve the merger agreement; and
  •
  the applicability of Delaware anti-takeover law.

        Each of Parent, Purchaser and Mr. Murdock has made customary representations and warranties with respect to, among other things:

  •
  corporate existence and power;
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  corporate and governmental authorizations;
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  non-contravention of certain laws, agreements or Purchaser's charter documents;
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  the accuracy of information supplied to the Securities and Exchange Commission in connection with the merger;
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  Purchaser's operations;
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  the vote of Parent's securities required to approve the merger; and
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  financing commitments and arrangements to fund the merger.

Conditions to the Merger

        The respective obligations of Parent and Purchaser, on the one hand, and Dole, on the other hand, to effect the merger are subject to the satisfaction or valid waiver of each of the following conditions:

  •
  the holders of a majority of the outstanding common stock (other than shares held by Parent, Purchaser, Mr. Murdock or their respective affiliates) shall have adopted the merger agreement (which condition cannot be waived without the consent of the special committee);
  •
  there shall be no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting the merger; and

  •
  any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (and any extension thereof) shall have been terminated or expired.

        The obligation of Parent, Purchaser and Mr. Murdock to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

  •
  the representations and warranties of Dole shall be true and correct in all material respects;
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  Dole shall have performed in all material respects the obligations required to be performed by it at or prior to the merger;
  •
  Parent and Purchaser shall have obtained financing necessary to pay the merger consideration;
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  there shall have occurred no material adverse change in the financial condition, business, assets, properties, operations or results of operations of Dole and its subsidiaries taken as a whole, subject to certain specified exceptions; and
  •
  no statute, rule, regulation, judgment, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the merger by any governmental, administrative or regulatory agency, authority or instrumentality or by any court that would or is likely to:
  •
  require the divestiture by Parent or Dole or their respective subsidiaries or affiliates of all or any material portion of their business, assets or property or any shares of common stock of Dole or impose any material limitation on their ability to conduct their business and own such assets, properties and shares;
  •
  impose any material limitations on the ability of Parent to hold or to exercise effectively all rights of ownership of the Dole shares; or
  •
  impose any limitations on the ability of Parent to control the material business or operations of Parent, Dole, or any of its subsidiaries, taken as a whole.

        The obligation of Dole to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

  •
  the representations and warranties of Parent, Purchaser and Mr. Murdock shall be true and correct in all material respects;
  •
  Parent, Purchaser and Mr. Murdock shall have performed in all material respects the obligations required to be performed by such parties prior to the merger; and
  •
  the special committee shall have received a solvency opinion with respect to Dole from an independent valuation firm.

Amendments

        The affirmative vote of the special committee is required to approve any amendment, modification or waiver of any provisions of the merger agreement by or on behalf of Dole.

Employee Benefits

        Parent and Purchaser have agreed to maintain employee benefit plans and arrangements at levels substantially comparable to those in effect prior to the merger for a period of twelve months following the merger.

Options

        Pursuant to the merger agreement, on the earlier to occur of the merger or the delisting of Dole's shares, each stock option outstanding immediately prior to the effective time of the merger shall vest and will be canceled in exchange for a cash payment equal to:

  •
  $33.50, minus the exercise price per share of common stock issuable upon exercise of the option; multiplied by
  •
  the number of shares of Dole's common stock issuable upon exercise of the option.

The cash paid also will be net of any amounts required to be withheld for taxes.

Interim Operations

        Pursuant to the merger agreement, during the period from the date of the merger agreement to the effective time of the merger, Dole has agreed that it shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business. During such period, Dole has agreed not to, and not to permit any of its subsidiaries to, take any of the following actions without the prior written consent of Parent, not to be unreasonably withheld:

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a company subsidiary to its parent in accordance with applicable law and other than regular quarterly dividends declared in the ordinary course of business consistent with past practice;
  •
  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
  •
  purchase, redeem or otherwise acquire any shares of capital stock of Dole or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
  •
  authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except for shares issued upon the exercise of stock options outstanding on the date of the merger agreement or in connection with Dole's long-term incentive plan;
  •
  amend its organizational or governing documents;
  •
  acquire or agree to acquire any business or business organization which would be material to Dole and any of its subsidiaries, taken as a whole, with limited exceptions;
  •
  incur any indebtedness for borrowed money or guarantee any such indebtedness in an amount in excess of $5,000,000, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Dole or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, with limited exceptions;
  •
  make any loans, advances or capital contributions to, or investments in, any other person, with limited exceptions;
  •
  adopt resolutions providing for or authorizing a liquidation or a dissolution, with limited exceptions; or
  •
  authorize any of, or commit or agree to take any of, the foregoing actions.

Other Proposals

        Until the merger agreement is terminated, neither Dole, its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates may directly or indirectly initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to a "competing proposal," or enter into or have discussions or negotiations with any party in furtherance of such inquiries or to obtain a competing proposal or agree to or endorse any competing proposal or authorize or permit any representatives to take any such action.

        Notwithstanding the foregoing, the board of directors or the special committee may take the following actions, prior to the special meeting:

  •
  Furnish information to or enter into discussions or negotiations with any third party that makes an unsolicited, bona fide competing proposal if:
  •
  the board of directors or special committee, after consulting its legal and financial advisors, determines in good faith that such action is necessary for the board to comply with its fiduciary duties to the stockholders;
  •
  prior to providing the information or beginning discussions or negotiations, Dole provides notice to Purchaser; and
  •
  the third party executes a confidentiality agreement.
  •
  Withdraw, modify or not make a recommendation that the stockholders vote FOR adoption of the merger agreement if there is a competing transaction proposal and the board of directors or special committee, after consulting their legal and financial advisors, determines that such action is necessary to comply with their fiduciary duties to the stockholders. In such case, if the merger agreement is terminated, Dole must reimburse certain expenses of Parent, Purchaser and Mr. Murdock, up to a maximum of $25 million. See "THE MERGER—Estimated Fees and Expenses of the Merger."
  •
  Make a recommendation to the stockholders with respect to a competing proposal and any related filing with the Securities and Exchange Commission as required by Rule 14e-2 and 14d-9 under the Securities Exchange Act of 1934 or take any other legally required action with respect to a competing proposal if the board of directors or the special committee, after consulting its legal and financial advisors, that such action is necessary to comply with their fiduciary duties to the stockholders. In such case, if the merger agreement is terminated, Dole must reimburse certain expenses of Parent, Purchaser and Mr. Murdock, up to a maximum of $25 million. See "THE MERGER—Estimated Fees and Expenses of the Merger."

        Consistent with the foregoing provisions, Dole has agreed to terminate any currently existing solicitation, discussions or negotiations with any third party with respect to a competing proposal.

        A "competing proposal" means any of the following (other than the transactions contemplated by the merger agreement) involving Dole or any of its subsidiaries:

  •
  any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Dole and its subsidiaries, taken as a whole, in a single transaction or series of related transactions not in the ordinary course of business;
  •
  any tender offer or exchange offer for, or the acquisition of (or right to acquire) "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of 20% or more of the outstanding shares of capital stock of Dole or the related filing of a registration statement under the Securities Act of 1933; or

  •
  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or a recapitalization, liquidation, dissolution or similar transaction involving Dole or any of its subsidiaries.

        Prior to withdrawing or modifying its approval or recommendation of the merger agreement or the merger, approving or recommending a competing proposal, or entering into an agreement with respect to a competing proposal, Dole must provide Purchaser with a written notice advising Purchaser about the competing proposal, specifying the material terms and conditions and identifying the person making the competing proposal, and neither Dole nor any subsidiary may enter into an agreement with respect to a competing proposal until seventy-two hours after the first notice with respect to a competing proposal was given to Purchaser.

Indemnification

        The merger agreement provides that, at all times after the merger, Dole will indemnify all present and former directors or officers of Dole and its subsidiaries against any costs, losses or expenses (including reasonable attorneys' fees) incurred in connection with any civil or criminal claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the merger, to the fullest extent permitted by law, to the extent not paid for by insurance. Dole also has agreed to reimburse such indemnified parties from time to time for reasonable costs and expenses reasonably incurred by the indemnified parties, if the indemnified party agrees to return such amounts to Parent if a court of competent jurisdiction determines that applicable law prohibits such indemnification.

        The merger agreement also provides that Dole will maintain its current directors' and officers' insurance coverage for at least six years after the merger; provided that the surviving company will not be required to maintain more coverage than can be obtained for 300% of the annual premium paid for such insurance in effect prior to the date of the merger agreement.

Financing

        The merger agreement requires that Mr. Murdock use, and cause Parent and Purchaser to use, his or their respective best efforts to obtain the financing to pay the merger consideration contemplated by certain financing commitment letters (as described above, see "THE MERGER—Merger Financing") and certain equity commitment letters. However, if such funds are not made available to Purchaser to allow the merger to proceed in a timely manner, Parent, Purchaser and Mr. Murdock have agreed to:

  •
  use their respective best efforts to obtain the necessary alternative funding on terms and conditions substantially comparable to those provided in the commitment letters or otherwise on terms reasonably acceptable to Parent, Purchaser and Mr. Murdock; and
  •
  continue to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger.

        Parent, Purchaser and Mr. Murdock have agreed to promptly notify the special committee of any development which becomes known to Parent, Purchaser and Mr. Murdock or their respective affiliates which makes it unlikely that the financing will be obtained on the terms set forth in the commitment letters.

        In addition, subject to completion of the transactions contemplated by certain equity commitment letters, Mr. Murdock agrees to provide, or cause one of his affiliates to provide, the equity financing needed to provide a portion of the funds for the merger. Parent, Purchaser and Mr. Murdock have also agreed not to knowingly attempt to induce or encourage the lenders not to provide the funding under the commitment letters.

        Pursuant to the merger agreement and the respective terms of the financing arrangements, the aggregate proceeds of the financings contemplated by the commitment letters, when taken together with company funds and the funds provided by the equity financing, are to be used to pay the aggregate cash merger consideration, to pay the cash amounts payable in cancellation of outstanding stock options in the merger, to refinance certain existing indebtedness of Dole and its subsidiaries and to pay the anticipated fees and expenses related to the merger and the other transactions contemplated by the merger agreement.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the stockholders have adopted the merger agreement:

  •
  by mutual written consent of Purchaser and Dole;
  •
  by either Purchaser or Dole, if:
  •
  any court of competent jurisdiction or any state or federal governing body has issued a final and non-appealable order, decree or ruling or taken any other action restraining or otherwise prohibiting the merger; or
  •
  the merger shall not have occurred by April 30, 2003, unless the delay is the result of the material breach of or failure to perform in any material respect any agreement in the merger agreement by the party seeking termination;
  •
  by Dole:
  •
  substantially concurrently with its approval of a competing transaction proposal, provided that Dole has complied with all provisions of the merger agreement and pays certain expenses of Parent, Purchaser and Mr. Murdock, as described under "Expenses," below; or
  •
  if Parent, Purchaser or Mr. Murdock materially breaches or fails to perform any covenant or other agreement contained in the merger agreement in any material respect or breaches any representation or warranty (in a manner which individually or in the aggregate results in a "Parent Material Adverse Effect," as defined in the merger agreement), in each case which cannot be or has not been cured within fifteen days after written notice to Parent, Purchaser or Mr. Murdock; or
  •
  by Purchaser:
  •
  if Dole approves a definitive agreement or agreement in principle with respect to a competing proposal following the public announcement of a competing proposal or withdraws or adversely modifies its approval or recommendation of the merger following the public announcement of a competing proposal;
  •
  if Dole materially breaches or fails to perform any covenant or other agreement contained in the merger agreement in any material respect or breaches any representation or warranty (in a manner which individually or in the aggregate results in a "Company Material Adverse Effect," as defined in the merger agreement), in each case which cannot be or has not been cured within fifteen days after written notice to Dole.

Expenses

        If any person (other than Purchaser or any of its affiliates) makes, proposes, communicates or discloses a competing transaction proposal in a manner which is or otherwise becomes public and the merger agreement is terminated by Dole in connection with approving such proposal or if the merger agreement is terminated by Purchaser because of such a proposal or a breach by Dole as described above, then Dole must pay Parent's, Purchaser's and Mr. Murdock's reasonable documented out-of-pocket costs, fees and expenses, incurred on or after September 22, 2002 related to the merger, the merger agreement or the merger financing, up to a maximum of $25 million.

INFORMATION ABOUT DOLE

        Dole is engaged in the worldwide sourcing, growing, processing, distributing and marketing of high quality, fresh produce, packaged foods and fresh-cut flowers, and believes it is the world's largest producer of such items. Dole provides retail and institutional customers with products that are given added value through research, agricultural assistance and advanced harvesting, processing, packing, cooling, shipping and marketing techniques and that bear the DOLE® trademarks.

        Dole is one of the world's largest producers of bananas and pineapples. Dole is also a major marketer of citrus and table grapes worldwide and an industry leader in canned pineapple products, iceberg lettuce, celery, cauliflower, broccoli and in fresh-cut fruits, salads and pre-cut vegetables.

        Dole's products are produced both directly on Dole-owned or leased land and through associated producer and independent grower arrangements pursuant to which Dole provides varying degrees of farming, harvesting, packing, storing, shipping, stevedoring and marketing services, as well as financing through advances to growers of certain products. Fresh fruit and vegetable products, processed pineapple products and fresh-cut flowers are, for the most part, packed and/or processed directly by Dole.

        Dole operates in part through its subsidiary companies. The address and telephone number of the principal executive offices of Dole are One Dole Drive, Westlake Village, California 91362-7300, (818) 874-4000.

        Other than as required by applicable law, in connection with the merger, Dole has made no provisions to grant unaffiliated security holders access to the corporate files of Dole or to obtain counsel or appraisal services at the expense of Company.

DOLE FOOD COMPANY, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

        Set forth below is certain selected historical consolidated financial information with respect to Dole, excerpted from the audited financial statements of Dole in Dole's Annual Report on Form 10-K for the fiscal year ended December 29, 2001, and from the unaudited interim condensed consolidated financial statements of Dole in Dole's Quarterly Report on Form 10-Q for the fiscal quarter ended October 5, 2002, which were previously filed by Dole with the Securities and Exchange Commission.

        Additional financial information is included in the reports and other documents filed by Dole with the Securities and Exchange Commission. The following summary information is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. The financial information (including any related notes) contained in certain of such reports and other documents is incorporated herein by reference as described in more detail in "OTHER MATTERS—Information Incorporated by Reference" below. Such reports and other documents may be inspected and copies may be obtained without charge as described in "OTHER MATTERS—Available Information."

        None of Parent, Purchaser or Mr. Murdock assumes responsibility for the accuracy or completeness of information concerning Dole contained in such reports and other documents filed by Dole or for any failure by Dole to disclose events unknown to Parent, Purchaser or Mr. Murdock which may have occurred or may affect the significance or accuracy of any such information.

	Three Quarters Ended		Fiscal Year Ended
	October 5, 2002	October 6, 2001(2)	December 29, 2001(2)	December 30, 2000(2)
	(in thousands, except per-share data)
Revenues(1)	3,432,094	3,367,459	4,314,821	4,400,113
Cost of products sold	2,871,813	3,039,142	3,881,781	3,878,196

Gross Margin	560,281	328,317	433,040	521,917
Selling, marketing and general and administrative expenses(1)	314,424	292,377	383,259	396,391
Gain on sale of citrus assets	—	—	—	(8,578)
Business downsizing charges	—	—	—	45,761
Hurricane Mitch insurance proceeds—net	—	—	—	(42,506)

Operating income	245,857	35,940	49,781	130,849
Interest expense—net	52,203	52,212	64,907	75,839
Other (expense) income—net	(2,296)	6,419	7,396	627

Income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle	191,358	(9,853)	(7,730)	55,637
Income taxes	53,581	31,310	29,348	19,547

Income (loss) from continuing operations	137,777	(41,163)	(37,078)	36,090
Income from discontinued operations, net of income taxes	—	18,093	18,856	31,565
Gain on disposal of discontinued operations, net of income taxes	—	—	168,626	—
Cumulative effect of a change in accounting principle	(119,917)	—	—	—

Net income (loss)	17,860	(23,070)	150,404	67,655

Earnings (loss) per common share—basic
Continuing operations	$2.46	$(0.74)	$(0.66)	$0.65
Discontinued operations	—	0.33	3.35	0.56
Cumulative effect of a change in accounting principle	(2.14)	—	—	—

Net income (loss)	0.32	(0.41)	2.69	1.21
Earnings (loss) per common share—diluted
Continuing operations	$2.44	$(0.74)	$(0.66)	$0.65
Discontinued operations	—	0.33	3.33	0.56
Cumulative effect of a change in accounting principle	(2.12)	—	—	—

Net income (loss)	0.32	(0.41)	2.67	1.21

Current assets	$1,589,861	$1,001,903	$1,325,778	$1,113,715
Non-current assets	$1,348,995	$1,537,132	$1,420,915	$1,687,619
Current liabilities	$934,567	$707,575	$814,375	$757,824
Non-current liabilities	$1,231,662	$1,298,673	$1,164,270	$1,453,418
Minority interests	$27,259	$33,899	$32,018	$35,304
Book value per common share	$13.27	$8.93	$13.17	$9.93
Ratio of earnings to fixed charges	3.23	0.89	0.93	1.40

(1)
Previously reported amounts have been adjusted to comply with Emerging Issues Task Force No. 01-09 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." The effect was a reduction of revenues and selling, marketing and general and administrative expenses of $99 million for the previously reported three quarters ended October 6, 2001 and $134 million and $102 million for the fiscal years ended 2001 and 2000, respectively.
(2)
Previously reported amounts have been restated to reflect the Honduran beverage business as a discontinued business segment in accordance with Accounting Principles Board Opinion No. 30.

DOLE FOOD COMPANY, INC.

PROJECTED FINANCIAL INFORMATION

        In October 2002, Dole prepared certain projections of future operating results. These were provided to Mr. Murdock, the special committee and its advisors and to certain third parties for use in determining whether the merger could be financed. The projections were not prepared with a view to complying with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections or generally accepted accounting principles regarding projections. While presented with numerical specificity, the projections are based upon a variety of assumptions relating to the business of Dole at the time they were prepared. Subject to the discussion set forth below regarding the effect on such projections of any future property acquisitions or dispositions, Dole considered such assumptions reasonable as of the time they were made. Such assumptions are, however, subject to significant economic and competitive uncertainties and contingencies, some of which are beyond Dole's control. Dole's operations are cyclical and highly sensitive to changes in general and local economic conditions, such as employment and income levels, consumer confidence, availability of financing and interest rates. The variability and unpredictability of these general economic conditions makes it difficult to project results of operations with any degree of certainty. Accordingly, none of Dole, Parent, Purchaser or Mr. Murdock can predict whether the assumptions made in preparing such projections will prove accurate. Such projections are inherently imprecise, and there can be no assurances that the results presented in the actual results will not differ materially from the results presented in the projections.

        The projections were not prepared with a view to public disclosure. The information concerning the projections is included in this proxy statement solely because such information was furnished to Mr. Murdock, the special committee and its advisors, and to certain third parties who expressed an interest in Dole and signed confidentiality agreements. These projections also were given to co-lead counsel for the plaintiffs in the "In re Dole Shareholders' Litigation" subject to protective orders. The inclusion of the projections herein should not be regarded as a representation by Dole, Parent, Purchaser, Mr. Murdock or any other entity or person that the projected results will be achieved, and none of Dole, Parent, Purchaser or Mr. Murdock assumes any responsibility for the accuracy of such information or any responsibility to update such projections in light of changed circumstances or additional information. Dole has been advised that the co-lead counsel for the plaintiffs in the "In re Dole Shareholders' Litigation" cases and their advisor believe Dole's projections were too conservative. Mr. Murdock, his advisors and his lenders have considered alternative projections or models by changing assumptions used in Dole's projections. Dole's independent auditors have not examined or compiled the projections presented herein and, accordingly, assume no responsibility for them. Readers are cautioned not to place undue reliance on this data.

        The October 2002 projected financial statement data for fiscal years 2002 through 2007, including an estimated capitalization table as of December 31, 2002, is set forth below. The projections should be read together with the information contained in the consolidated financial statements of Dole available in its filings with the Securities and Exchange Commission, and the information set forth above.

	2002E		2003E	2004E	2005E	2006E	2007E
	(in millions)
Total Sales	$4,294		$4,478	$4,681	$4,909	$4,909	4,909
Total EBIT	296		293	319	334	334	334
Total EBITDA	401		405	431	446	446	446
Interest Expense	80		62	54	44	33	28
Income from Operations	215		231	265	290	301	306
Income Taxes	61		65	74	81	84	86
Net Income	154	*	167	191	209	217	220
Selected Cash Flow Items:	2002E		2003E	2004E	2005E	2006E	2007E
Depreciation	$105		$112	$112	$112	$112	$112
Minority Interest	3		3	3	3	0	0
Scheduled Debt Amortization	(10)		(219)	(8)	(301)	(1)	(1)
*
Excludes cumulative effect of a change in accounting principle.

ESTIMATED CAPITALIZATION TABLE AS OF DECEMBER 31, 2002
(in millions)

Capitalization Table as of December 31, 2002
Cash(1)	$569
Corporate Public Debt
7% Notes due 2003	210
6.375% Notes due 2005	300
7.25% Senior Notes due 2009	400
7.875% Debentures due 2013	155

Total Corporate Public Debt	1,065
Revolving Credit Facility	—
Capital Leases	25
Subsidiary Debt	63

Total Balance Sheet Debt	$1,153
Shareholders' Equity	821

Total Capitalization	$1,974
Assets Financed Off Balance Sheet(2)
German Vessels—U.K. Tax Lease	$82
Refrigerated Containers Operating Lease(3)	54
Corporate Headquarters Synthetic Lease	55
Grower Loan Guarantees	3
Total Off Balance Sheet Financings	194

Total Balance Sheet Debt and Off Balance Sheet Financings	$1,347

(1)
Cash is net of Pension, SERP and Excess Savings Plans funding.
(2)
Amounts represent current lease balance.
(3)
Total lease balance is $78 million. $25 million is currently on the balance sheet as a capital lease. An additional $15 million is expected to come onto the balance sheet in Q3, 2002.

        Subsequent to the preparation of this projected data in October, 2002, several developments occurred. On December 12, 2002, the Dole board of directors approved a budget for fiscal 2003 that contemplated Total Sales of $4.68 billion, Total EBIT of $306 million, Total EBITDA of $422 million and Net Income of $166 million, none of which considered the possible effect of the merger. The special committee and the board of directors were, of course, aware of the budgeted numbers disclosed in this paragraph prior to approving the merger agreement and the merger and recommending that stockholders vote to adopt the Merger on December 18, 2002. Also, Dole completed fiscal 2002 and has announced preliminary consolidated results of 2002, which included Total Sales of $4.39 billion, Total EBIT of $291 million, Total EBITDA of $399 million, Net Income of $36 million and Net Income, excluding cumulative effect of a change in accounting principle, of $156 million, all of which differ from the amounts estimated in October 2002 and contained in the projections shown above. Furthermore, Dole has estimated its EBITDA for fiscal 2003 will range between $420 to $425 million, a range consistent with the budget approved in December 2002. From time to time, Dole may prepare additional estimates of sales, earnings or other financial data, which may vary depending on the assumptions used or the information available at the time.

PRICE RANGE OF DOLE'S COMMON STOCK

        Dole common stock is traded on the New York Stock Exchange under the symbol "DOL." The following table shows the high and low reported closing price per share of Dole common stock on the New York Stock Exchange for each quarterly period in 2001 and 2002 and the first quarter of 2003 through February 10, 2003.

	HIGH	LOW
2001
First Quarter	$18.56	$14.94
Second Quarter	16.83	14.72
Third Quarter	24.32	16.40
Fourth Quarter	27.30	19.33
2002
First Quarter	$31.20	$25.50
Second Quarter	33.85	30.57
Third Quarter	32.86	24.30
Fourth Quarter	32.73	27.28
2003
First Quarter (through February 10)	$32.70	$32.35

        On September 20, 2002, the last full trading day prior to the public announcement of Mr. Murdock's proposal, the last reported sales price of Dole common stock on the New York Stock Exchange was $24.49 per share. On December 18, 2002, the last full trading day prior to the public announcement that the merger agreement had been signed, such price was $28.45 per share. On February 10, 2003, the last reported sales price was $32.57 per share. Stockholders are urged to obtain a current market quotation for the shares.

DIVIDENDS AND DIVIDEND POLICY

        Dole paid a regular quarterly dividend of $0.10 per share of its common stock from 1991 until December 2001. Dole increased its quarterly dividend rate to $0.15 for the quarter ending in March 2002 and subsequent quarters. A dividend of $0.15 per share was declared on February 6, 2003, payable to holders of record as of February 24, 2003.

        The merger agreement provides that Dole will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a subsidiary of Dole to its parent in accordance with applicable law and other than regular quarterly dividends declared in the ordinary course of business consistent with past business practice, without the prior written consent of Parent. See "THE MERGER AGREEMENT—Interim Operations" above.

INFORMATION CONCERNING PARENT, PURCHASER AND MR. MURDOCK

        The information concerning Mr. Murdock, Parent and Purchaser has been furnished by Mr. Murdock, Parent and Purchaser. Dole does not assume responsibility for the accuracy or completeness of the information concerning Mr. Murdock, Parent and Purchaser.

        Mr. Murdock, Parent and Purchaser.    Purchaser is a newly formed Delaware corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of Purchaser is directly owned by Parent. Parent is a Delaware corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. Mr. Murdock controls Parent through his ownership, directly and indirectly, of all of the outstanding capital stock of Parent. Until immediately prior to the time Purchaser purchases shares pursuant to the merger, it is not anticipated that Purchaser or Parent will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the merger.

        The principal offices of each of Parent, Purchaser and Mr. Murdock are located at 10900 Wilshire Boulevard, Los Angeles, CA 90024 and the telephone number of each of Parent, Purchaser and Mr. Murdock is (310) 208-6055.

        Parent, Purchaser or Mr. Murdock have not made any provision in connection with the merger to grant unaffiliated security holders access to the corporate files of Parent or Purchaser or to obtain counsel or appraisal services at the expense of Parent, Purchaser or Mr. Murdock.

        For additional information concerning the executive officers and directors of Parent and Purchaser, see Schedule I, Parts 1 and 2.

        None of Parent, Purchaser or Mr. Murdock, nor, to the best knowledge of Parent, Purchaser or Mr. Murdock, any of the persons listed on Schedule I, Parts 1 and 2, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, or a finding of any violation of, federal or state securities laws.

        Except as set forth in this proxy statement, none of Parent, Purchaser or Mr. Murdock, nor, to the best knowledge of Parent, Purchaser or Mr. Murdock, any of the persons listed on Schedule I, Parts 1 and 2, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of common stock of Dole, and none of Parent, Purchaser or Mr. Murdock nor, to the best of knowledge of Parent, Purchaser and Mr. Murdock, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the shares during the past 60 days.

        Except as set forth in this proxy statement, none of Parent, Purchaser or Mr. Murdock has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dole, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Dole, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

        Except as set forth in this proxy statement, none of Parent, Purchaser or Mr. Murdock, any of their respective affiliates, nor, to the best knowledge of Parent, Purchaser or Mr. Murdock, any of the persons listed on Schedule I, Parts 1 and 2, has had any business relationships or transactions with Dole or any of its executive officers, directors or affiliates that are required to be reported under the rules of the Securities and Exchange Commission. Except as set forth in this proxy statement, there have been no contacts, negotiations or transactions between Parent, Purchaser or Mr. Murdock, any of their respective affiliates or, to the best knowledge of Parent, Purchaser or Mr. Murdock, any of the persons listed on Schedule I, Parts 1 and 2, and Dole or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

OTHER MATTERS

Other Matters at the Special Meeting

        If any other matters properly come before the special meeting, it is the intention of the proxy holders, identified in the proxy card, to vote in their discretion on such matters pursuant to the discretionary authority granted pursuant to the proxy card and permitted under applicable law. Dole does not have notice of any such matters at this time.

Future Stockholder Proposals

        If the merger does not occur, Dole's 2003 annual meeting of stockholders is presently expected to be held on or about May 15, 2003. To be considered for inclusion in Dole's proxy statement and proxy card for the 2003 annual meeting under the Securities and Exchange Commission's Rule 14a-8, proposals of stockholders intended to be presented at the annual meeting must have been received by the Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362, no later than December 6, 2002. Proposals of stockholders intended to be presented at the annual meeting, but not to be included in Dole's proxy statement and proxy card under the Securities and Exchange Commission's Rule 14a-8, must be received by the Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362, no later than February 19, 2003 and no earlier than January 20, 2003. In addition, if Dole is not provided with written notice of a stockholder proposal on or before February 19, 2003, proxies solicited by the board of directors for the 2003 annual meeting of stockholders will confer discretionary authority to vote on the stockholder proposal if presented at the annual meeting.

Security Ownership of Certain Beneficial Owners and Management

        This table contains certain information as of February 5, 2003, regarding all persons who, to Dole's knowledge, were the beneficial owners of more than 5% of the outstanding shares of its common stock, each of Dole's directors, its chief executive officer, its four most highly compensated executive officers other than its chief executive officer, whose salary and bonus exceeded $100,000 for the fiscal year ended December 28, 2002, each of Dole's current executive officers and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the Securities and Exchange Commission, or based upon Dole's actual knowledge.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(12)		Percent of Outstanding Shares(3)
David H. Murdock	13,542,432	(4)(6)	23.89%
Atlantic Investment Management, Inc.	3,361,400	(5)	6.00%
Mike Curb	56,287	(7)(8)(9)	*
David A. DeLorenzo	195,005	(4)(8)(10)	*
E. Rolland Dickson	1,498	(7)(8)	*
Richard M. Ferry	38,425	(7)(8)	*
Lawrence M. Johnson	3,891	(7)(8)(11)	*
Lawrence A. Kern	150,066	(4)(10)	*
Zoltan Merszei	28,189	(7)(8)	*
C. Michael Carter	44,667	(4)	*
Richard J. Dahl	4,000		*
George R. Horne	63,510	(4)	*
All Directors and Executive Officers as a Group (13 Individuals)	14,174,568	(4)	25.21%

*
Represents less than 1% of the class of securities.

(1)
The mailing address for each of the individuals listed is Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362-7300. The mailing address for Atlantic Investment Management, Inc. is 666 Fifth Avenue, New York, New York 10103.

(2)
Unless otherwise indicated and except as to stock units described below, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(3)
The percentages set forth above are calculated on the basis of the number of outstanding shares of Dole's common stock set forth under "THE MERGER—Voting Rights; Vote Required for Approval," plus, where applicable, all stock options and stock units granted to the person or persons indicated under Dole's stock option and deferred stock plans that were exercisable on the record date or within 60 days thereafter.

(4)
The individuals and group indicated beneficially own the following number of shares of Dole's common stock that may be purchased upon the exercise of employee stock options exercisable on the record date or within 60 days thereafter: Mr. Murdock, 455,585; Mr. Kern, 150,066; Mr. DeLorenzo, 138,540; Mr. Carter, 41,667; Mr. Horne, 56,868; and all directors and executive officers as a group, 880,024.

(5)
Based on a report on Schedule 13D dated October 1, 2002, Atlantic Investment Management, Inc. and/or its affiliates had sole voting and dispositive power over all such shares.

(6)
Mr. Murdock customarily maintains revolving lines of credit in conjunction with his various business activities, under which borrowings and security vary from time to time, and pursuant to which he provides collateral owned by him, including his shares in Dole. His reported holdings include 13,086,847 shares of Dole's common stock owned by David H. Murdock as Trustee for the David H. Murdock Living Trust dated May 28, 1986 and 81,000 shares of Dole's common stock owned by Mr. Murdock's sons.

(7)
The individuals indicated each beneficially own the following number of shares of Dole's common stock that were granted pursuant to Dole's Non-Employee Directors Stock Option Plan and that may be purchased upon the exercise of stock options exercisable on the record date or within 60 days thereafter: Mr. Curb, 10,606; Dr. Dickson, 500; Mr. Ferry, 10,606; Mr. Johnson, 500; and Mr. Merszei, 7,500.

(8)
The directors listed below each beneficially own the following number of vested stock units credited under Dole's Non-Employee Directors Deferred Stock and Cash Compensation Plan: Mr. Curb, 11,367; Mr. DeLorenzo, 394; Dr. Dickson, 998; Mr. Ferry, 14,946; Mr. Johnson, 3,291; and Mr. Merszei, 4,889. The number of stock units received by a director is derived by dividing the amount of the director's quarterly retainer and fees by the average closing price of Dole's common stock over the 10 trading days ending on the day prior to the vesting of the stock units. Stock units do not have voting rights or represent a right to acquire or dispose of Dole's common stock within 60 days following the record date, but, following the merger, will be converted into a right to receive $33.50 per stock unit in cash.

(9)
Reported holdings include 400 shares of Dole's common stock held by Mr. Curb as custodian for the benefit of his children.

(10)
Reported holdings include shares of Dole's common stock held for certain officers by Dole's Tax Deferred Investment Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986.

(11)
Reported holdings are held in a revocable trust.

(12)
Options shown in this table are only those exercisable within 60 days of the record date. The options shown, plus any other options held by the persons indicated, will be cancelled in the merger in return for a cash payment, except for options held by Mr. Murdock which will be cancelled without payment.

Purchases by Dole and its Directors and Executive Officers and by Parent and Purchaser and their Directors and Executive Officers

        The following table sets forth certain information concerning purchases of Dole common stock by Dole and its directors and executive officers and by Parent and Purchaser and their respective directors and executive officers during each quarterly period during fiscal 2001 or fiscal 2002 including the number of shares purchased, the aggregate value of such shares and the average high and low prices paid. No purchases of Dole common stock were made by Dole, its directors and executive officers, Parent, Purchaser or their respective directors and executive officers during fiscal 2001 or fiscal 2002, except that Mr. Carter purchased 3,000 shares at $17.12 per share (totaling $51,366) in 2001 and Mr. Dahl purchased 4,000 shares at $29.74 per share (totaling $118,460) in 2002.

        None of Dole's executive officers or directors, nor any of the executive officers or directors of Parent or Purchaser, have purchased or sold shares of Dole common stock within 60 days of the date of this proxy statement, except that Messrs. DeLorenzo, Horne and Kern, and Ms. Wieman, exercised expiring options on February 4, 2003 for the following number of shares: Mr. DeLorenzo, 16,068; Mr. Horne, 4,284; Mr. Kern, 5,356; and Ms. Wieman, 2,678. Messrs. DeLorenzo, Horne and Kern sold these shares on the open market; Ms. Wieman continues to hold her shares.

Available Information

        Dole is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Securities Exchange Act of 1934, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and

Exchange Commission's regional office at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the Securities and Exchange Commission at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of these materials also may be obtained without charge at the Securities and Exchange Commission's website at www.sec.gov. Dole common stock trades on the New York Stock Exchange, under the symbol "DOL."

        Dole, Parent, Purchaser and Mr. Murdock have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the Securities and Exchange Commission, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission.

        If you would like to request documents from Dole, please do so at least ten business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement when considering how to vote your shares at the special meeting. Dole has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

        This proxy statement is dated February 14, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Information Incorporated by Reference

        The Securities and Exchange Commission allows Dole to incorporate by reference into this proxy statement, which means Dole may disclose important information by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

        This proxy statement incorporates by reference the documents listed below that Dole previously filed with the Securities and Exchange Commission. These documents contain important information about Dole and its business, financial condition and results or operations.

        The following documents filed by Dole with the Securities and Exchange Commission are incorporated by reference:

  •
  Annual Report on Form 10-K for the fiscal year ended December 29, 2001, as amended;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 23, 2002;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended June 15, 2002;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended October 5, 2002;

  •
  Current Reports on Form 8-K filed May 17, 2002, July 10, 2002, July 17, 2002, July 30, 2002, August 23, 2002, November 12, 2002, November 19, 2002 and December 20, 2002.

        Dole's consolidated financial statements incorporated by reference in this proxy statement were audited by Arthur Andersen LLP. On May 16, 2002, Dole's board of directors, upon recommendation of its audit committee, decided not to engage Arthur Andersen as its principal public accountants. Dole has been unable to obtain, after reasonable efforts, Arthur Andersen's written consent to incorporate by reference Arthur Andersen's reports on the financial statements. Under these circumstances, federal securities law permits this proxy statement to be filed without a written consent from Arthur Andersen. The absence of such written consent from Arthur Andersen may limit a stockholder's ability to assert claims against Arthur Andersen for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission to state a material fact required to be stated therein.

        Dole also incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the special meeting. Any references to the Private Securities Litigation Reform Act in Dole's publicly filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement or in the Schedule 13E-3. Dole's Form 10-K, Form 10-Q and Forms 8-K are not presented in this proxy statement or delivered with it, but are available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person to whom this proxy statement is delivered, upon written or telephonic request directed to Dole at Dole World Headquarters, One Dole Drive, Westlake Village, California 91362-7300, Attention: Corporate Secretary at (818) 879-6600. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

                      By order of the board of directors,

Westlake Village, California
February 14, 2003

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
OF PARENT AND PURCHASER

        1.    DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America, the business address of each such person is c/o DHM Holding Company, Inc., 10900 Wilshire Boulevard, Los Angeles, California 90024 and the telephone number of each such person is (310) 208-6055. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent or the organization indicated, for the past five years (or inception with respect to Parent):

        Mr. David H. Murdock is a Director, the Chairman of the Board and Chief Executive Officer of both Parent and Purchaser. Mr. Murdock is directly or indirectly the owner of a number of corporations and other entities which are engaged in the businesses of commercial real estate development, transportation equipment leasing, financial investments, manufacturing vitrified clay products and warehousing operations with principal offices in Los Angeles, California. He is a Director, the Chairman of the Board and Chief Executive Officer of Dole.

        Ms. Roberta Wieman is a Director, Executive Vice President of Administration and Corporate Secretary of each of Parent and Purchaser. She is also the Vice President of Dole, and an officer and/or director of various privately held companies of Mr. Murdock.

        Mr. Edward C. Roohan is a Director and President and Chief Operating Officer of each of Parent and Purchaser. He also serves as an officer and/or director of a number of Mr. Murdock's privately held companies.

        Mr. Scott A. Griswold is a Director and Executive Vice President—Finance of each of Parent and Purchaser. He also serves as an officer and/or director of a number of Mr. Murdock's privately held companies.

        Ms. Mary J. Garnett is a Vice President and Assistant Secretary of each of Parent and Purchaser. She also serves as an officer of a number of Mr. Murdock's privately held companies since March, 2000. From November 1995 to March 2000 she was with the law firm of Jones, Day, Reavis & Pogue.

        Mr. Henry N. Millner is a Vice President and Treasurer of each of Parent and Purchaser. He also serves as an officer of a number of Mr. Murdock's privately held companies since November, 2002. From January 1999 to March 2002, he was at Global Crossing Development Co., as first, Director—Project Finance and then Vice President—Structured Finance. From October 1995 to January 1999 he was at BTM Capital Corporation, first as Transaction Manager and then Senior Associate.

        Ms. Rosalinda V. Oasay is a Vice President and Assistant Treasurer of each of Parent and Purchaser. She also serves as an officer of a number of Mr. Murdock's privately held companies.

        2.    DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, the business address of each such person is c/o DHM Acquisition Company, Inc., 10900 Wilshire Boulevard, Los Angeles, California 90024 and the telephone number of each such person is (310) 208-6055. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Purchaser or the organization indicated, for the past five years (or inception with respect to Purchaser):

        See, "Directors and Executive Officers of Parent" above.

I-1

Appendix A

AGREEMENT AND PLAN OF MERGER
AMONG
DHM HOLDING COMPANY, INC.,
DHM ACQUISITION COMPANY, INC.,
DAVID H. MURDOCK
AND
DOLE FOOD COMPANY, INC.
DATED AS OF DECEMBER 18, 2002

i

ii

SECTION 9.2	Entire Agreement; Assignment	A-24
SECTION 9.3	Validity	A-24
SECTION 9.4	Notices	A-24
SECTION 9.5	Governing Law	A-24
SECTION 9.6	Descriptive Headings	A-25
SECTION 9.7	Parties in Interest	A-25
SECTION 9.8	Counterparts	A-25
SECTION 9.9	Expenses	A-25
SECTION 9.10	Specific Performance	A-25

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of December 18, 2002 ("Agreement") among DHM Acquisition Company, Inc., a Delaware corporation ("Purchaser"), whose sole stockholder is DHM Holding Company, Inc., a Delaware corporation ("Parent"), David H. Murdock, an individual ("Murdock"), and Dole Food Company, Inc., a Delaware corporation (the "Company").

R E C I T A L S

        A.    Murdock is presently the beneficial owner of shares of Common Stock of the Company (as defined below), including 13,086,847 that he intends to contribute, through Parent, to Purchaser (the "Parent Shares"), and holds options to purchase an additional 494,148 shares of Common Stock (the "Parent Options").

        B.    Parent desires to acquire beneficial ownership of the remaining equity interest in the Company, and has caused Purchaser to be formed to accomplish such purpose; Murdock will contribute the Parent Shares, through Parent, to Purchaser prior to the Merger (as hereinafter defined).

        C.    The respective Boards of Directors of Parent, Purchaser and the Company and the Special Committee appointed by the Board of Directors of the Company (the "Special Committee") have approved the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock of the Company, without par value (the "Common Stock"), other than the Parent Shares (the shares of Common Stock other than the Parent Shares being the "Shares"), will be converted into the right to receive $33.50 per share in cash (the "Merger Consideration").

        D.    The Merger requires the approval (the "Disinterested Stockholder Approval") of the holders of a majority of the outstanding shares beneficially owned by stockholders other than Murdock, Parent, Purchaser and their respective affiliates (the "Disinterested Stockholders").

        NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.1    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), Purchaser shall be merged with and into the Company. The Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Purchaser shall cease (Purchaser and the Company are sometimes referred to herein as the "Constituent Corporations").

        SECTION 1.2    Closing.    Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 12:00 p.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at 10900 Wilshire Boulevard, Los Angeles, California 90024, unless another date, time or place is agreed to by the parties hereto.

        SECTION 1.3    Effective Time.    On the Closing Date, the Surviving Corporation shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the DGCL, with the Secretary of State of the State of Delaware (the "Secretary"), and the Merger shall become effective at such time as the Certificate of Merger is accepted for filing by the Secretary or at such other time as is specified in the Certificate of Merger to which Purchaser and the Company shall have agreed (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.4    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL, including, without limitation, that at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.5    Certificate of Incorporation; By-laws.

          (a)  The certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be "Dole Food Company, Inc." and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the certificate of incorporation of the Surviving Corporation following the Merger.

          (b)  The by-laws of Purchaser as in effect at the Effective Time shall be the by-laws of Surviving Corporation following the Merger until thereafter changed or amended as provided therein and under the DGCL.

        SECTION 1.6    Directors.    The directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

        SECTION 1.7    Officers.    The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, all such officers to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

        SECTION 1.8    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Common Stock or any shares of capital stock of Purchaser:

          (a)    Common Stock of Purchaser.    Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock.    Each share of the Common Stock that is owned by the Company or by any Subsidiary of the Company (the "Treasury Shares") shall automatically be canceled and retired and shall cease to exist, and no cash or other treasury stock consideration shall be delivered or deliverable in exchange therefor. "Subsidiary" of any person means another person if the first person or a subsidiary thereof owns an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its Board of Directors (or other governing body) of such person or, if there are no such voting interests, if the first person or a subsidiary thereof owns 50% or more of the equity interests of such person.

          (c)    Conversion of the Common Stock.    Except as otherwise provided herein and subject to Section 3.1, each issued and outstanding share of the Common Stock, except for (i) shares owned by Parent, Purchaser or any affiliate of Parent or Purchaser (collectively, the "Excluded Shares") and (ii) the Treasury Shares, shall be converted into the right to receive in cash from the Surviving Corporation following the Merger the Merger Consideration without interest, upon surrender of the certificates formerly representing such shares pursuant to Section 3.2 or, if Section 3.1 applies, shall be converted into a right to receive the Dissenting Shares Amount (as hereinafter defined).

  The term "Merger Consideration" shall mean the per share amount in reference to the consideration designated on a per share basis, and otherwise shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of Shares then outstanding.

          (d)    Cancellation and Retirement of Excluded Shares.    Each Excluded Share issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (e)    Cancellation and Retirement of the Common Stock.    As of the Effective Time, all shares of the Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, without interest, upon surrender of such certificate in accordance with Section 3.2.

        SECTION 1.9    Further Assistance.    If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purpose of this Agreement.

        SECTION 1.10    Approval and Recommendation of the Board.    The Company hereby approves of and consents to the Merger and represents that the Board of Directors of the Company (hereafter, the "Company Board"), at a meeting duly called and held on December 18, 2002, unanimously, with Murdock abstaining, adopted resolutions, in accordance with the recommendation of the Special Committee, (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Disinterested Stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby and (iii) recommending that the stockholders of the Company vote in favor of the Merger, subject to the Company Board's right to withdraw, modify or amend such recommendation if the Company Board or Special Committee determines in good faith, after receipt of the advice of its outside counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law. Goldman, Sachs & Co. (the "Committee Financial Advisor") has delivered to the Special Committee its opinion on December 18, 2002 to the effect that, as of such date, the Merger Consideration is fair to the Disinterested Stockholders from a financial point of view.

ARTICLE II

Proxy Statement and Schedule 13E-3; Stockholders' Meeting

        SECTION 2.1    Proxy Statement and Schedule 13E-3.

          (a)  As promptly as practicable after the execution of this Agreement, the Company, Murdock, Parent and Purchaser shall cooperate and promptly prepare and file with the Securities and Exchange Commission ("SEC") a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"), a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with respect to the Merger and any other filings made by or required to be made by the Company with the SEC other than the Proxy Statement and Schedule 13E-3 (the "Other Filings"), if any. The respective parties shall cause the Proxy Statement, the Schedule 13E-3 and any Other Filings to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), including Regulation 14A and Rule 13e-3, and any other applicable laws. The respective parties, after consultation with the other, will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 and any Other Filings. Each of Parent, Purchaser and the Company shall furnish to each other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Schedule 13E-3 and any Other Filings.

        As promptly as practicable after the clearance of the Proxy Statement and the Schedule 13E-3 by the SEC, the Company shall mail the Proxy Statement to its stockholders (or, if the SEC chooses not to review the Proxy Statement and the Schedule 13E-3, within 10 days after the date that the SEC notifies the Company that it will not review the Proxy Statement). The Proxy Statement shall include the recommendation of the Company Board that adoption of the Merger Agreement by the Company's stockholders is advisable and that the Company Board has determined that the Merger is fair to, and in the best interests of, the Disinterested Stockholders, subject to the Company Board's right to withdraw, modify or amend such recommendation if the Company Board or Special Committee determines in good faith, after receipt of the advice of its outside counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law.

        No amendment or supplement to the Proxy Statement, the Schedule 13E-3 or any Other Filings will be made by the Company without the approval of Parent. The Company will advise Parent or Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

          (b)  Each of the parties agrees to use its best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement, the Schedule 13E-3 and the Other Filings. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement, the Schedule 13E-3 and the Other Filings to the extent that it is or shall have become incomplete, false or misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Purchaser or their respective officers and directors, should be discovered by Parent which should be set forth in an amendment to the Proxy Statement, the Schedule 13E-3 or Other Filings, Parent shall promptly inform the Company. If at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, any Other Filing or the Schedule 13E-3, the Company shall promptly inform Parent.

        SECTION 2.2    Stockholders' Meeting.    In accordance with the Company's certificate of incorporation and by-laws, the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders' Meeting as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC.

        SECTION 2.3    Stockholder Lists.    In connection with the Merger, the Company shall furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of shares of Common Stock and with security position listings of shares of Common Stock held in stock depositories, each as of a recent date, and of those persons becoming record holders subsequent to such date. The Company shall furnish Parent and Purchaser with all such additional information (including, but not limited to, updated lists of holders of shares of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Parent and Purchaser or its agents may reasonably request in soliciting proxies and communicating the Merger to the record and beneficial owners of shares of Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Proxy Statement and any other documents necessary to consummate the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, and shall use such information only in connection with the Merger. If this Agreement is terminated, Parent and Purchaser will deliver to the Company all copies of such information (and extracts and summaries thereof) then in its or its agent's or advisor's possession.

ARTICLE III

Dissenting Shares; Exchanges of Shares; Related Matters

        SECTION 3.1    Dissenting Shares.

          (a)  Notwithstanding anything in this Agreement to the contrary, Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL or any successor provision ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses his or her right to appraisal in accordance with Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Common Stock held by him, her or it in accordance with the provisions of Section 262 of the DGCL (the "Dissenting Shares Amount"), unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal in accordance with Section 262 of the DGCL, in which case such Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Common Stock pursuant to Section 3.2.

          (b)  (i) The Company shall give Parent prompt notice of any written demands for appraisal of any Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or agree to do any of the foregoing.

        SECTION 3.2    Payment for Shares.    Prior to the Effective Time, Parent shall (i) designate a bank or trust company to act as depositary in the Merger (the "Depositary") and Parent shall enter into an agreement with the Depositary pursuant to which, after the Effective Time, the Depositary will distribute the Merger Consideration on a timely basis and (ii) irrevocably deposit or cause to be deposited with the Depositary the amounts required with respect to the conversion of shares of Common Stock at the Effective Time pursuant to Section 1.8(c) hereof as share certificates are surrendered.

          (a)  As soon as practicable after the Effective Time, the Depositary shall be instructed to mail to each record holder (other than Murdock, Parent, Purchaser and their respective affiliates and any Subsidiary of the Company or any holder claiming the right to dissent) of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates to the Depositary) and instructions for its use in effecting the surrender of the Certificates in exchange for the Merger Consideration in customary form to be agreed to by Parent and the Company prior thereto. Upon surrender to the Depositary of a Certificate, together with a letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be entitled to receive in exchange consideration equal to the number of shares of Common Stock represented by such Certificate multiplied by the Merger Consideration and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. If the Merger Consideration is to be distributed to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such distribution that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (including signature guarantees if required by Parent) and that the person requesting such distribution shall pay any transfer or other taxes required by reason of such distribution to a person other than the registered holder of the Certificate surrendered or, in the alternative, establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After 12 months following the Effective Time, the Surviving Corporation may require the Depositary to deliver to it any cash (including any interest received with respect thereto) that it has made available to the Depositary and that has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look at the Surviving Corporation only as general creditors with respect to the cash payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Depositary, in connection with the distribution of the Merger Consideration. Until surrendered in accordance with the provision of this Section 3.2, each Certificate (other than Certificates representing shares of Common Stock held by Murdock, Parent, Purchaser and their respective affiliates, any Subsidiary of the Company or any holder claiming a right to dissent) shall represent for all purposes the right to receive consideration equal to the Merger Consideration multiplied by the number of shares of Common Stock evidenced by such Certificate. From and after the Effective Time, holders of Certificates immediately prior to the Merger shall have no right to vote or to receive any dividends or other distributions with respect to any shares of Common Stock that were represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights in respect thereof other than as provided herein or by law.

          (b)  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, which are not Certificates in respect of (i) shares of Common Stock held by Murdock, Parent, Purchaser and their respective affiliates, (ii) shares of Common Stock held by any Subsidiary of the Company or (iii) Dissenting Shares, the rights to which have been perfected and not withdrawn or lost under the DGCL, they shall be cancelled and exchanged for Merger Consideration as provided in this Article III.

        SECTION 3.3    Treatment of Stock Options.    At the earlier to occur of (i) the Effective Time or (ii) the date on which the shares of Common Stock of the Company are not listed on either the New

York Stock Exchange (the "NYSE") or the National Market System of the Nasdaq Stock Market (or any successor to such entities), each holder of a then outstanding option (whether or not currently exercisable) to purchase shares of Common Stock, other than Parent Options (the "Company Options"), whether or not vested, shall be entitled to receive, and shall receive from the Surviving Corporation, in settlement thereof and net of applicable withholding taxes, cash in an amount equal to the product of (i) the Merger Consideration minus the applicable exercise price per share of such option multiplied by (ii) the number of shares of Common Stock that such option may purchase upon exercise. If and to the extent required by, or deemed necessary or desirable under, the terms of the plans governing such options or the option granted thereunder, the Company shall use its best efforts to obtain the consent of each holder of outstanding options to the foregoing treatment of such options.

ARTICLE IV

Representations and Warranties of the Company

        Except as set forth in the Company Disclosure Schedule attached hereto (with respect to which any particular reference to a section of this Agreement shall be deemed to be disclosed under all other articles and sections of this Agreement to which it is readily apparent from the text that such disclosure is relevant to such other articles and sections), the Company represents and warrants to the Parent and the Purchaser as follows:

        SECTION 4.1    Corporate Existence and Power.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect or except as disclosed on Section 4.1 of the Company Disclosure Schedule. The Company has heretofore made available to the Parent true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

        As used herein, the term "Company Material Adverse Effect" shall mean any adverse change, effect, event, occurrence or state of facts (a) affecting the financial condition, business, assets, properties, operations or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (b) which would prevent or materially impair the Company from consummating the Merger, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) any change, effect, event, occurrence or state of facts resulting from general changes in economic and financial market conditions, (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, tariffs, export and import laws, rules and regulations or the interpretations thereof and as a result of weather conditions) generally applicable to the fresh produce, packaged foods or fresh-cut flowers industries that are not unique to the Company and its Subsidiaries, (iii) changes resulting from the announcement of the transactions described in this Agreement or the identity of the Parent or the Purchaser or from the performance of this Agreement and compliance with the covenants set forth herein and (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger.

        SECTION 4.2    Corporate Authorization; Approvals.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the requisite holders of the issued and outstanding Common Stock with respect to the Merger, as required by applicable law, to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and, except for the Company Stockholder Approval (as defined in Section 4.16 below), no other corporate action on the part of the Company is necessary to authorize the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Murdock, Parent and the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

        SECTION 4.3    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger require no action by or in respect of, or filing with, any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a "Governmental Entity"), other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and foreign antitrust authorities, (c) compliance with any applicable requirements of the NYSE; (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect (the filings and authorizations referred to in clauses (a) through (f) being referred to collectively as the "Company Required Governmental Consents").

        SECTION 4.4    Non-Contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger do not and will not (a) contravene or conflict with the Company's certificate of incorporation or by-laws, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary (except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction), (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit or status to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Company Subsidiary (other than the Company Options) or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any Company Subsidiary, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Company Material Adverse Effect or as disclosed on Section 4.4 of the Company Disclosure Schedule.

        As used in this Agreement, "Lien" means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes, assessments and other governmental levies, fees or charges not yet due and payable or being contested in good faith, (ii) landlords', mechanics', carriers', workers', repairers', materialmen's, warehousemen's and similar liens, (iii) purchase money liens and liens securing rental payments under capital lease arrangements and (iv) liens or imperfections on property which do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

        SECTION 4.5    Capitalization.

          (a)  The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, without par value, and 30,000,000 shares of preferred stock, without par value (the "Preferred Stock"). There were, as of the close of business on November 30, 2002, (i) 56,175,750 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding and (iii) no shares of Common Stock held in the treasury of the Company. As of November 30, 2002, there were 4,087,357 shares of Common Stock reserved for issuance upon exercise of outstanding Company Options. All outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the exercise of the Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's certificate of incorporation, the Company's by-laws or any contract to which the Company is a party or otherwise bound.

          (b)  As of the date hereof, except as described in Section 4.5(a) herein, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except as disclosed on Section 4.5(b) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or other capital stock of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or other entity, other than loans to Subsidiaries in the ordinary course of business.

        SECTION 4.6    Subsidiaries.

          (a)  Except as disclosed on Section 4.6(a) of the Company Disclosure Schedule, no Subsidiary of the Company is a Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act. Section 4.6(a) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. Except as set forth on Section 4.6(a) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company, are owned by the Company, directly or indirectly.

          (b)  Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its state or country of organization, and has all powers required to carry on its business as now conducted, except where the failure to be so organized or in such existence or standing or have such powers, individually or in the aggregate, would not have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (c)  All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and all of the outstanding shares of capital stock of each Subsidiary that is a corporation are fully paid and nonassessable. All of the outstanding capital stock or other ownership interest, which is owned, directly or indirectly, by the Company in each of its Subsidiaries is owned free and clear of any Lien and, with respect to corporate Subsidiaries, free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act or any state or foreign securities laws) (provided that restrictions on these rights with respect to non-corporate subsidiaries would not have a Company Material Adverse Effect). Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Company Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries, or obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the Company Subsidiaries or (iii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company Subsidiaries or any capital stock of, or other ownership interests in, any of the Company Subsidiaries. Except as disclosed in Section 4.6(c) of the Company Disclosure Schedule, there are no other persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

        SECTION 4.7    Past SEC Documents.    The Company has filed, in a timely manner, all reports, filings, registration statements and other documents required to be filed by it with the SEC after January 1, 1999 and prior to the date of this Agreement (collectively, the "Past SEC Documents"). As of its filing date or as amended or supplemented prior to the date hereof, each Past SEC Document complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be. No Past SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        SECTION 4.8    Financial Statements; Liabilities.

          (a)  The audited consolidated financial statements of the Company included in the Company annual report on Form 10-K for its fiscal year ended December 29, 2001 (the "Company 10-K") fairly present in all material respects, in accordance with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in conformity with United States generally accepted accounting principles, consistently applied ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended.

          (b)  There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

            (i)    liabilities or obligations disclosed or provided for in the Company's consolidated balance sheet as of December 29, 2001 included in the Company 10-K (including the notes thereto, the "Company Balance Sheet");

            (ii)  liabilities or obligations existing as of December 29, 2001 and not required to be disclosed or provided for in the Company Balance Sheet;

            (iii)  liabilities or obligations under this Agreement or incurred in connection with the Merger;

            (iv)  since December 29, 2001, obligations of the Company to comply with all applicable laws;

            (v)  since December 29, 2001, ordinary course obligations of the Company and its Subsidiaries under the agreements, contracts, leases and licenses to which they are a party;

            (vi)  other liabilities or obligations incurred since December 29, 2001 which are disclosed or provided for in the Past SEC Documents; and

            (vii) other liabilities or obligations incurred since December 29, 2001 which are not required by applicable law to be disclosed or provided for in the Past SEC Documents and which, individually or in the aggregate, would not have a Material Adverse Effect.

        SECTION 4.9    Disclosure Statements.    (a) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time and (b) the Schedule 13E-3 and any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in the Proxy Statement, Schedule 13E-3 or any Other Filings based upon information furnished in writing to the Company by or on behalf of Murdock, Parent or Purchaser.

        SECTION 4.10    Absence of Certain Changes.    Since December 29, 2001, except as otherwise expressly contemplated by this Agreement, as set forth on Section 4.10 of the Company Disclosure Schedule or as disclosed or provided for in the Past SEC Documents, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, would have a Company Material Adverse Effect. Since December 29, 2001, to the Company's Knowledge, neither the Company nor any Company Subsidiary has taken any action other than in the ordinary course of business which, if taken after the date hereof, would constitute a breach of any provision set forth in Section 6.1 hereof, except as disclosed or provided for in the Past SEC Documents or provided on Section 4.10 of the Company Disclosure Schedule.

        As used in this Agreement, the term "Knowledge" when referring to the Company means the actual knowledge of Lawrence A. Kern, C. Michael Carter and Richard Dahl.

        SECTION 4.11    Litigation.    As of the date of this Agreement except as disclosed or provided for in the Past SEC Documents or Section 4.11 of the Company Disclosure Schedule, (a) there are no, and to the Knowledge of the Company there are no threatened, actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations ("Proceedings") against the Company, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's or any Company Subsidiary's current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person); and (b) there are no outstanding orders, judgments, injunctions, awards or decrees of any

Governmental Entity ("Orders") against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors (in their capacity as such) or officers or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person), except where such Proceedings or Orders, individually or in the aggregate, would not have a Company Material Adverse Effect.

        SECTION 4.12    Taxes.

          (a)  As used herein, (i) the terms "Tax" or "Taxes" mean any and all taxes, fees, levies, duties, tariffs, imposts, assessments and other charges of any kind imposed by any Taxing Authority, including, but not limited to, any and all federal, state, provincial, local or foreign income, gross receipts, windfall or excess profit, employment, franchise, severance, sales, use, value added, license, customs, stamp, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) the term "Taxing Authority" means any Governmental Entity responsible for the imposition or collection of any Taxes; and (iii) the term "Tax Returns" means any and all federal, state, provincial, local or foreign returns, reports, elections, claims for refund filings, information returns, statements or declarations (including any amendments thereto) relating to Taxes filed or required to be filed with any Taxing Authority.

          (b)  Except as disclosed in Section 4.12(b) of the Company Disclosure Schedule, and except where the failure to take such actions would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to all taxable years which are not closed by the applicable statute of limitations: (i) all Tax Returns required to be filed with any Taxing Authority by or with respect to the Company and the Company Subsidiaries through the Closing (the "Company Returns") have been or will be filed in accordance with all applicable laws; (ii) the Company and the Company Subsidiaries have timely paid, or provided adequate reserves in the consolidated balance sheet of the Company included in the Company's quarterly report on Form 10-Q for its fiscal quarter ended October 5, 2002 (the "October Balance Sheet"), for all Taxes due with respect to the periods covered by the Company Returns that have been so filed; (iii) the Company and the Company Subsidiaries have paid or will pay when due all estimated Taxes and other Taxes due before or at Closing; (iv) to the Company's Knowledge, the Company Returns are not subject to examination currently by any Taxing Authority and no written notice has been received by the Company or any Company Subsidiary with respect to any actual or threatened audit or examination of any Company Return; (v) all deficiencies asserted or assessments made as a result of the examination of the Company Returns have been paid in full or are being contested in good faith; (vi) no waivers of the statutes of limitation have been given with respect to any Taxes of the Company or the Company Subsidiaries; (vii) all Taxes that the Company and the Company Subsidiaries have been required to collect or withhold have been duly collected or withheld and have been or will be duly paid to the proper Taxing Authority when due, or adequate reserves have been established on the October Balance Sheet for such Taxes; (viii) none of the Company or any Company Subsidiary has made, requested or agreed to make, nor is required to make, any adjustment under Section 481(a) of the United States Internal Revenue Code by reason of a change in accounting method or otherwise for any taxable year; and (ix) there are no material elections with respect to Taxes affecting either the Company or any Company Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

        SECTION 4.13    Compliance with Laws; Licenses, Permits and Registrations.

          (a)  Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including, without limitation, any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, "Environmental Laws")), except for any such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b)  Each of the Company and the Company Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including, without limitation, under any Environmental Law), and from all Governmental Entities required by the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Company Material Adverse Effect.

        SECTION 4.14    Contracts.    Each material lease, license, contract, agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except where the failure thereof would not have a Company Material Adverse Effect, and there are no existing defaults thereunder with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, the other parties thereto, except for those defaults that would not have a Company Material Adverse Effect. Other than any agreement among only the Company and one or more of its wholly-owned Subsidiaries or as disclosed on Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time.

        SECTION 4.15    Intellectual Property.

          (a)  The Company and its Subsidiaries own or have the right to use all Company Intellectual Property necessary to carry on their respective businesses as currently conducted, except where, individually or in the aggregate, such failure would not have a Company Material Adverse Effect. As used in this Agreement, "Company Intellectual Property" means all United States and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature (together with goodwill, registrations and applications relating to the foregoing) related to the Dole name and trademark.

          (b)  Except as disclosed on Schedule 4.15(b) of the Company Disclosure Schedule, all of the issued or registered material Company Intellectual Property owned by the Company is held of record in the name of the Company or the applicable Subsidiary free and clear of all Liens, except any that would not individually have a Company Material Adverse Effect, and is not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity, except any such proceedings which if determined adversely to the Company would not have a Company Material Adverse Effect.

        SECTION 4.16    Required Vote; Board Approval.    The affirmative vote of the holders of a majority of the issued and outstanding Common Stock (the "Company Stockholder Approval") is the only vote of any class or series of capital stock of the Company required by law, rule or regulation or the certificate of incorporation or the by-laws of the Company to approve this Agreement and the Merger.

        SECTION 4.17    Finders' Fees; Opinion of Committee Financial Advisor.

          (a)  Except for the Committee Financial Advisor, no investment banker, broker, finder or other such intermediary has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary or is entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the Merger.

          (b)  The Special Committee has received the opinion of the Committee Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the Disinterested Stockholders from a financial point of view.

        SECTION 4.18    Section 203 of the DGCL.    The Company has taken all actions necessary to render inapplicable Section 203 of the DGCL to the Parent and the Purchaser's acquisition of beneficial ownership of Common Stock pursuant to the Merger or to the execution, delivery or performance of this Agreement. To the Knowledge of the Company, other than Section 203 of the DGCL, no state takeover or similar statute or regulation in any jurisdiction in which the Company does business applies or purports to apply to the Merger or this Agreement.

ARTICLE V

Representations and Warranties of Parent, Purchaser and Murdock

        The Parent, the Purchaser and Murdock represent and warrant to the Company as follows:

        SECTION 5.1    Corporate Existence and Power.    Each of the Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each of the Parent and the Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Parent has heretofore made available to the Company true and complete copies of the Parent's and the Purchaser's certificate of incorporation and by-laws as currently in effect. Since the date of its incorporation, the Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        As used herein, the term "Parent Material Adverse Effect" shall mean any adverse change, effect, event, occurrence or state of facts resulting in a material adverse change in the ability of Parent to consummate the Merger and other transactions contemplated by this Agreement, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts.

        SECTION 5.2    Corporate Authorization; Approvals.    Parent and the Purchaser each have the requisite corporate power and authority to execute and deliver this agreement and consummate the Merger. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Merger have been duly authorized by all necessary corporate action and no other corporate action on the part of Parent or the Purchaser is necessary to authorize the consummation of the Merger. This Agreement has been duly and validly executed and delivered by Parent, the Purchaser and Murdock and, assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of the Parent, the Purchaser and Murdock, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

        SECTION 5.3    Governmental Authorization.    The execution, delivery and performance by the Parent, the Purchaser and Murdock of this Agreement and the consummation by the Parent, the Purchaser and Murdock of the Merger requires no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses (a) through (e) of Section 4.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Parent Material

Adverse Effect (the filings and authorizations referred to in clauses (a) and (b) being referred to collectively as the "Parent Required Governmental Consents").

        SECTION 5.4    Non-Contravention.    The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Merger do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of the Parent or the certificate of incorporation or by-laws of the Purchaser, (b) assuming that all of the Parent Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Parent or any Parent Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Parent or any Parent Subsidiary or to a loss of any benefit or status to which the Parent or any Parent Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Parent or any Parent Subsidiary or any license, franchise, permit or other similar authorization held by the Parent or any Parent Subsidiary or (d) result in the creation or imposition of any Lien on any asset of the Parent or any Parent Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        SECTION 5.5    Information in Securities Filings.    All documents required to be filed by Murdock, Parent or the Purchaser with the SEC in connection with the Merger, and any information supplied by Murdock, Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 and any Other Filings, or any supplement or amendment to any such filings, will not, at the respective times when such are filed with the SEC and/or are first published, given or mailed to the Company's stockholders, as the case may be, and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included in any such filings based upon information furnished in writing by or on behalf of the Company.

        SECTION 5.6    Purchaser's Operations.    The Purchaser was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

        SECTION 5.7    Vote Required.    No vote of the holders of any of the outstanding shares of capital stock or any other securities of the Parent is necessary to approve this Agreement or the Merger.

        SECTION 5.8    Finders' Fees.    Except for Deutsche Bank Securities Inc., whose fees will be paid by the Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Parent or any of its affiliates upon consummation of the Merger.

        SECTION 5.9    Financing.    Purchaser has received, and previously provided to the Special Committee, fully executed commitment letters from Deutsche Bank Trust Company Americas, The Bank of Nova Scotia and Bank of America, N.A. (the "Lenders") dated December 18, 2002 providing for financing necessary to consummate the Merger (the "Transaction Financing") and describing the terms and conditions upon which such Lenders will arrange and provide such financing (the "Commitment Letters"). The Commitment Letters are in full force and effect on the date hereof and have not been amended or modified in any respect. There are no facts and circumstances known to Murdock, Parent, Purchaser or any of their respective affiliates that any of them believes is likely to (i) prevent the conditions described in the Commitment Letters from being satisfied, (ii) prevent Parent or Purchaser from receiving financing pursuant to the terms of the Commitment Letters or (iii) make any of the assumptions set forth in the Commitment Letters unreasonable. The Lenders have not advised Murdock, Parent, the Purchaser or any of their respective affiliates of any facts which cause them to believe the financings contemplated by the Commitment Letters will not be consummated substantially in accordance with the terms thereof. The aggregate proceeds of the financings contemplated by the Commitment Letters, when taken together with the funds provided by the Equity Financing (as defined below) and available cash of the Company and its Subsidiaries, are sufficient to pay the aggregate Merger Consideration, to pay the cash amounts payable to the Company optionholders pursuant to Section 3.3 herein, to effect all refinancings of existing indebtedness of the Company and its Subsidiaries required as a result of the Merger or as required by the Commitment Letters and to pay the anticipated fees and expenses related to the Merger (the "Required Cash Amount"). Affiliates of Parent and Purchaser have received commitment letters (the "Equity Commitment Letters"), copies of which have been provided to the Special Committee, providing for a portion of the funds required for the Merger (the "Equity Financing").

ARTICLE VI

Covenants

        SECTION 6.1    Conduct of Business of the Company.    Except as provided on Section 6.1 of the Company Disclosure Schedule, as otherwise expressly provided in this Agreement or except with the prior consent of Parent, which consent shall not be unreasonably withheld or delayed, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, the Company will conduct its business in the ordinary course. Without limiting the foregoing, until the Effective Time or the earlier termination of this Agreement the Company will not, and will not permit any of its Subsidiaries to, without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed:

          (a)  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent in accordance with applicable law and other than regular quarterly dividends declared in the ordinary course of business consistent with past practice;

          (b)  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (c)  purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the cash-out of Company Stock Options outstanding on the date of this Agreement;

          (d)  authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of shares upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms and the issuance of shares pursuant to the Company's Long-Term Incentive Plan as in existence as of the date hereof pursuant to commitments or awards already made;

          (e)  amend its certificates or articles of incorporation, by-laws or other comparable charter or organizational documents;

          (f)    subject to the provisions of this Agreement and except as described herein, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization which would be material to the Company and its Subsidiaries, taken as a whole;

          (g)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person in an amount in excess of $5,000,000, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under current credit facilities, loans (including, without limitation, grower loans or advances) and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

          (h)  make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any Company Subsidiary in an amount exceeding $5,000,000, except for loans (including, without limitation, grower loans or advances) made in the ordinary course of business consistent with past practices;

          (i)    adopt resolutions providing for or authorizing a liquidation or a dissolution, except as part of a Transaction Proposal, as defined below; or

          (j)    authorize any of, or commit or agree to take any of, the foregoing actions.

        SECTION 6.2    Indemnification; Insurance.    At all times following the Merger, the Surviving Corporation shall indemnify all present and former directors or officers of the Company and its Subsidiaries ("Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, promptly reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that such reimbursement shall be conditioned upon such Indemnified Parties' agreement promptly to return such amounts if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. The foregoing rights shall be in addition to any rights to which any Indemnified Party may be entitled by reason of the by-laws or certificate of incorporation of the Company or any of its Subsidiaries, any contract and/or any applicable law. Surviving Corporation will maintain for a period of not less than six years from the Effective Time Company's current D&O Insurance and indemnification policy (or a policy providing substantially similar coverage) (the "D&O Insurance") for all persons who are directors and officers of the Company and its Subsidiaries covered by the Company's D&O Insurance as of the Effective Time; provided that Surviving Corporation shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 300% of the annual premium paid for D&O Insurance in effect prior to the date of this Agreement; and provided further that Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        SECTION 6.3    Other Proposals.

          (a)  From and after the date of this Agreement until the termination of this Agreement, neither Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Company or any of its Subsidiaries) (collectively, "Responsible Parties") will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal, or enter into or maintain or continue discussions or negotiate with any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity ("Person") in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any Responsible Party to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company Board or the Special Committee from, prior to the Company Stockholders' Meeting, but subject to compliance with Section 6.3(b): (i) furnishing information to or entering into discussions or negotiations with any Person that makes a bona fide Transaction Proposal which was not directly or indirectly solicited in violation of this Section 6.3 only to the extent that: (1) the Company Board or Special Committee, after consultation with its financial advisors and after receipt of advice from independent outside legal counsel, determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to shareholders under applicable law and (2) prior to taking such action Company provides prompt notice to Purchaser to the effect that it is furnishing such information to or entering into discussions or negotiations with such Person and receives from such Person an executed confidentiality agreement; (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 1.10 if there exists a Transaction Proposal and the Company Board or Special Committee, after consultation with its financial advisors and after receipt of advice from independent outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to shareholders under applicable law in connection with such Transaction Proposal; or (iii) making to Company's shareholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any Transaction Proposal, or taking any other legally required action with respect to such Transaction Proposal (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws) if the Company Board or the Special Committee, after consultation with their financial advisors and receipt of advice from independent outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to shareholders under applicable law. Consistent with the foregoing provisions of this Section 6.3, Company shall immediately cease and terminate any currently existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted heretofore by Company or any Responsible Parties with respect to the foregoing. Company agrees not to release any third party from, or waive any provisions of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Transaction Proposal. In the event of an exercise of Company's or the Board of Director's rights under clauses (i), (ii) or (iii) above and subject to compliance with this Section 6.3, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by Company.

        For purposes of this Agreement "Transaction Proposal" shall mean any of the following (other than the transactions between the Company, Purchaser and Parent contemplated by this Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for, or the acquisition of (or right to acquire) "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13 (d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

          (b)  Prior to the Company Board or Special Committee withdrawing or modifying its approval or recommendation of this Agreement or the Merger, or approving or recommending a Transaction Proposal, or entering into an agreement with respect to a Transaction Proposal, the Company shall provide Purchaser with a written notice (a "Notice of Transaction Proposal") advising Purchaser of the Transaction Proposal, specifying the material terms and conditions of such Transaction Proposal and identifying the person making such Transaction Proposal, and neither the Company nor any Subsidiary shall enter into an agreement with respect to a Transaction Proposal until 72 hours after the first Notice of Transaction Proposal with respect to a given third party was given to Purchaser.

        SECTION 6.4    Public Announcements.    Neither Purchaser or Parent, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the Merger, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with, or rule of, NYSE and, in any event, to the extent practicable, Parent, Purchaser and the Company will consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any such press release or other public statements with respect to the Merger. The parties agree that the initial press release or releases to be issued with respect to the Merger shall be mutually agreed upon prior to the issuance thereof.

        SECTION 6.5    Employee Benefits.    Purchaser and Parent agree that, for a period of 12 months following the Effective Time of the Merger, the Surviving Corporation shall maintain employee benefits plans and arrangements (directly or in conjunction with Parent or Purchaser) which, in the aggregate, will provide a level of benefits to continuing employees of the Company and its Subsidiaries substantially comparable to those provided to similarly situated employees as in effect immediately prior to the Effective Time of the Merger (other than discretionary benefits); provided, that Purchaser may cause modifications to be made to such benefit plans and arrangements to the minimum extent necessary to comply with applicable law. Nothing in this Section 6.5 shall prohibit the Company or the Surviving Corporation from terminating the employment of any employee at any time with or without cause (subject to, and in accordance with, the terms of any existing employment or other agreements).

        SECTION 6.6    Financing.

          (a)  Murdock agrees to use, and to cause Parent and Purchaser to use, best efforts to complete the transactions contemplated by the Commitment Letters and the Equity Commitment Letters.

          (b)  Without limiting the generality of the foregoing, in the event that at any time funds are not or have not been made available pursuant to the Commitment Letters so as to enable Purchaser to proceed with the Closing in a timely manner, each of Murdock, Parent and Purchaser shall (i) use his or its best efforts to obtain alternative funding in an amount at least equal to the Required Cash Amount on terms and conditions substantially comparable to those provided in the Commitment Letters or the Equity Commitment Letters, as applicable, or otherwise on terms reasonably acceptable to Murdock, Parent and Purchaser and (ii) shall continue to use his or its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

          (c)  Following the date hereof, any amendment, modification, termination or cancellation of any of the Transaction Financing or Equity Financing, or any information which becomes known to Murdock, Parent, Purchaser or their respective affiliates which makes it unlikely that the Transaction Financing or Equity Financing will be obtained on the terms set forth in the Commitment Letters or the Equity Commitment Letters, shall be promptly disclosed to the Special Committee. None of Murdock, Parent or Purchaser or any of their respective affiliates will knowingly attempt, directly or indirectly, to induce or encourage the Lenders or other entities not to fund any of the financing provided for in the Commitment Letters or Equity Commitment Letters.

          (d)  Subject to completion of the transactions contemplated by the Equity Commitment Letters, Murdock agrees to provide, or cause one of his affiliates to provide the Equity Financing.

        SECTION 6.7    Cooperation with Financing Efforts.    The Company agrees to provide, and will cause each of its Subsidiaries and their respective officers, employees and advisors to provide, reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including, without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including comfort letters of accountants, legal opinions and real estate title documentation as may reasonably be requested by Murdock, Parent or Purchaser.

ARTICLE VII

Conditions to Consummation of the Merger

        SECTION 7.1    Conditions to Each Party's Obligation.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a)  The Disinterested Stockholder Approval shall have been obtained (the "Disinterested Stockholder Approval Condition"); provided that, without the express written consent of the Special Committee, none of the Company, Murdock, Purchaser nor Parent may waive the Disinterested Stockholder Approval Condition;

          (b)  No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Merger shall be in effect; and

          (c)  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        SECTION 7.2    Condition to Murdock's, Purchaser's and Parent's Obligation.    The obligation of Murdock, Purchaser and Parent to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a)  The representations and warranties of the Company contained in this Agreement (i) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement and (ii) with respect to any representations or warranties not qualified by "Company Material Adverse

  Effect," unless the inaccuracies under such representations and warranties not so qualified, taken together in their entirety, do not in the aggregate result in a Company Material Adverse Effect;

          (b)  The Company shall not have failed to perform in all material respects the obligations required to be performed by it under the Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger;

          (c)  The Transaction Financing, or alternative financing as provided in Section 6.6 of the Agreement, shall have been obtained by Murdock, Parent or Purchaser; provided that this condition shall be deemed satisfied (and Murdock, Parent and Purchaser shall be obligated to consummate the Merger) in the event that the Transaction Financing is not available because any of Murdock, Parent, Purchaser or any of their respective affiliates is in material breach of Sections 5.9 or 6.6 of this Agreement;

          (d)  There shall have occurred or taken place no adverse change, effect, event, occurrence or state of facts (a) affecting the financial condition, business, assets, properties, operations or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (b) which would prevent or materially impair the Company from consummating the Merger, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) changes resulting from the announcement of the transactions described in this Agreement or the identity of the Parent or the Purchaser or from the performance of this Agreement and compliance with the covenants set forth herein and (ii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger; and

          (e)  No statute, rule, regulation, judgment, order or injunction (collectively, "Orders") shall have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any state, Federal or foreign government or governmental, administrative or regulatory agency, authority or instrumentality or by any court, domestic or foreign, that would or is likely, directly or indirectly, to (i) require the divestiture by Parent or the Company or any of their respective Subsidiaries or Affiliates of all or any material (to the Company and its Subsidiaries taken as a whole) portion of the business, assets or property of any of them or any Shares or impose any material (to the Company and its Subsidiaries taken as a whole) limitation on the ability of any of them to conduct their business and own such assets, properties and Shares, in each case as a result of the Merger, (ii) impose any material limitations on the ability of Parent to hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares on all matters properly presented to the stockholders or (iii) impose any limitations on the ability of Parent effectively to control in any material respect the material business or operations of Parent, the Company, or any of its Subsidiaries, taken as a whole.

        SECTION 7.3    Condition to Company's Obligation.    The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a)  The representations and warranties of Murdock, Parent and Purchaser contained in this Agreement (i) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement and (ii) with respect to any representations or warranties not qualified by "Parent Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken together in their entirety, do not in the aggregate result in a Parent Material Adverse Effect;

          (b)  None of Murdock, Parent and Purchaser shall have failed to perform in all material respects the obligations required to be performed by him or it under the Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect or materially adversely affect the ability of Murdock, Parent and Purchaser to consummate the Merger; and

          (c)  The Special Committee shall have received a solvency opinion, addressed to the Special Committee, rendered by an independent valuation firm, setting forth the conclusions that, after giving effect to the Merger and the incurrence of all the financings in connection therewith, the Company and its Subsidiaries taken as a whole, is not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in its businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature.

ARTICLE VIII

Termination; Amendment; Waiver

        SECTION 8.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

          (a)  by mutual written consent of each of Purchaser and the Company; or

          (b)  by either Purchaser or the Company,

            (i)    if any court of competent jurisdiction in the United States or other United States or State governmental body shall have issued an order, decree or ruling or taken any other action restraining, or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

            (ii)  if the Merger shall not have occurred by April 30, 2003 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach or failure to perform in any material respect of any covenant or other agreement contained in this Agreement by the party purporting to terminate this Agreement; or

          (c)  by the Company,

            (i)    substantially concurrently with its approval of a Transaction Proposal; provided that the Company has complied with all provisions of this Agreement, including the notice provisions herein, and that it pays the Expenses as provided by and defined in Section 9.9 hereof; or

            (ii)  in the event of a material breach or failure to perform in any material respect by Murdock, Parent or Purchaser of any covenant or other agreement contained in this Agreement or in the event of a material breach of any representation or warranty of Murdock, Parent or Purchaser in each case which cannot be or has not been cured within 15 days after the giving of written notice to Murdock, Parent or Purchaser, and, with respect to any representations or warranties not qualified by "Parent Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken as a whole in their entirety, do not in the aggregate result in a Parent Material Adverse Effect; or

          (d)  by Purchaser,

            (i)    if the Company (1) enters into a definitive agreement or agreement in principle with any Person with respect to a Transaction Proposal or (2) withdraws or adversely modifies its approval of or recommendation of the Merger following the public announcement of a Transaction Proposal; or

            (ii)  in the event of a material breach or failure to perform in any material respect by the Company of any covenant or other agreement contained in this Agreement or in the event of a material breach of any representation or warranty of the Company in each case which cannot be or has not been cured within 15 days after the giving of written notice to the Company, and, with respect to any representations or warranties not qualified by "Company Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken as a whole in their entirety, do not in the aggregate result in a Company Material Adverse Effect.

        SECTION 8.2    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall be void and have no effect, with no liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than as specified in the provisions of Section 9.9.

        SECTION 8.3    Amendment.    This Agreement may be amended by action taken by Parent, Purchaser and the Company at any time. The prior approval of a majority of the members of the Special Committee shall be required in connection with any amendment or modification by or on behalf of the Company. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties.

        SECTION 8.4    Extension; Waiver.    At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, except as otherwise provided by law, as provided by Section 7.1(a) and except that the provisions of Section 6.2 hereof shall not be waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing on behalf of such party, and if such extension or waiver has been approved by a majority of the members of the Special Committee.

ARTICLE IX

Miscellaneous

        SECTION 9.1    Nonsurvival of Representations, Warranties and Agreements.

          (a)  None of the representations, warranties and agreements made herein shall survive beyond the Effective Time, except for the agreements set forth in Sections 3.1, 3.2, 6.2 and 6.5, and all such representations, warranties and agreements will be extinguished upon consummation of the Merger and none of the Company, Parent and Purchaser, nor any officer, director or employee or stockholder thereof shall be under any liability whatsoever with respect to any such representation, warranty or agreement after such time.

          (b)  Each of the parties is a sophisticated person or legal entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or in the Company Disclosure Schedule and (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth herein, which representations and warranties shall not survive the Effective Time.

          (c)  The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect.

        SECTION 9.2    Entire Agreement; Assignment.    This Agreement and the agreements specifically contemplated hereby or referenced herein (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided that Purchaser may assign its rights and obligations to any wholly owned, direct or indirect subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

        SECTION 9.3    Validity.    The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        SECTION 9.4    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or at such other addresses as shall be specified by the parties by like notice.

    (i)
    if to Murdock, Parent or Purchaser, to:

        DHM Acquisition Company, Inc.
        c/o Castle & Cooke, Inc.
        10900 Wilshire Boulevard
        Los Angeles, California 90024
        Attention: David H. Murdock

      with a copy to:

        Paul, Hastings, Janofsky & Walker LLP
        695 Town Center Drive, 17th Floor
        Costa Mesa, California 92626
        Attn: Peter J. Tennyson, Esq.

    (ii)
    if to the Company, to:

        Dole Food Company, Inc.
        One Dole Drive
        Westlake Village, California 91362
        Attention: C. Michael Carter, Esq.

      with a copy to:

        Gibson, Dunn & Crutcher LLP
        333 South Grand Avenue, 47th Floor
        Los Angeles, California 90071
        Attn: Andrew E. Bogen, Esq. and
        Peter Wardle, Esq.

        SECTION 9.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        SECTION 9.6    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        SECTION 9.7    Parties in Interest.    This Agreement shall be binding upon, and inure solely to the benefit of, each party hereto, and nothing in this Agreement, express of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Sections 3.2, 3.3, 6.2 and 6.5 (which are intended to be for the benefit of the persons referred to therein and may be enforced by such persons).

        SECTION 9.8    Counterparts.    This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        SECTION 9.9    Expenses.

          (a)  If any person (other than Purchaser or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and this Agreement is terminated pursuant to Section 8.1(c)(i), then the Company shall, simultaneously with such termination of this Agreement, pay Purchaser in same day funds all reasonable documented out-of-pocket costs, fees and expenses of Parent, Purchaser and/or Murdock incurred on or after September 22, 2002, related to the Merger, this Agreement, the Transaction Financing and the transactions contemplated hereby and thereby (including, without limitation, printing fees, filing fees and reasonable fees and expenses of legal and financial advisors and all fees and expenses payable to any financing sources) (the "Expenses"). Further, if this Agreement is terminated pursuant to Section 8.1(d)(i) or (ii), then the Company shall, simultaneously with such termination of this Agreement, pay Purchaser in same day funds the Expenses. Notwithstanding the foregoing, in no event shall the Expenses paid pursuant to this Section 9.9 exceed $25,000,000.

          (b)  The Company agrees that the agreements contained in Section 9.9(a) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay to Purchaser any of the amounts due under Section 9.9(a), the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof, together with interest on the amount of any unpaid Expenses at the annual rate of four percent above the publicly announced prime rate of Bank of America, N.A. (or, if lower, the maximum rate permitted by law) from the date such Expenses were required to be paid by the Company to the date of payment.

          (c)  Except as provided otherwise in paragraphs (a) and (b) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement and soliciting proxies and (ii) of obtaining any consents of any third party (other than fees paid pursuant to the HSR Act).

        SECTION 9.10    Specific Performance.    The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

[Signature Page to Agreement and Plan of Merger follows.]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

/s/ DAVID H. MURDOCK DAVID H. MURDOCK

DHM ACQUISITION COMPANY, INC.

By:	/s/ DAVID H. MURDOCK
Its:	Chief Executive Officer

By:	/s/ ROBERTA WIEMAN
Its:	Executive Vice President of Administration and Corporate Secretary

DHM HOLDING COMPANY, INC.

By:	/s/ DAVID H. MURDOCK
Its:	Chief Executive Officer

By:	/s/ ROBERTA WIEMAN
Its:	Executive Vice President of Administration and Corporate Secretary

DOLE FOOD COMPANY, INC.

By:	/s/ LAWRENCE A. KERN
Its:	President and Chief Operating Officer

By:
Its:

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

December 18, 2002

Special Committee of the Board of Directors
Dole Food Company, Inc.
One Dole Drive
Westlake Village, CA 91362

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than David H. Murdock, DHM Holding Company, Inc., DHM Acquisition Company, Inc. and their respective affiliates) of the outstanding shares of Common Stock, without par value (the "Shares"), of Dole Food Company, Inc. (the "Company") of the $33.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 18, 2002 (the "Agreement"), among DHM Holding Company, Inc. ("Parent"), DHM Acquisition Company, Inc., a wholly owned subsidiary of Parent ("Purchaser"), David H. Murdock ("Murdock") and the Company.

        Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking and other services to the Company from time to time, including having acted as a co-manager of a public offering of the Company's 6 3/8% Notes due 2005 (aggregate principal amount $300,000,000) in October 1998, having acted as the Company's financial advisor in connection with the exploration of strategic alternatives as announced in January 2000 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking, brokerage and other services to Murdock from time to time, including having acted as the sole manager in connection with a public offering of 2,875,000 Shares owned by Murdock and 2,872,452 $2.75 Trust Automatic Common Exchange Securities issued by the Dole Food Automatic Common Exchange Security Trust in August 1996. We also may provide investment banking, brokerage and other services to the Company and Murdock and their respective affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory, securities and other services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company for its own account and for the accounts of customers.

B-1

        In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 29, 2001; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

        We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

        Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the $33.50 per Share in cash to be received by the holders of Shares (other than Murdock, Parent, Purchaser and their respective affiliates) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

B-2

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Please Detach and Mail in the Envelope Provided

The Board of Directors recommends a vote FOR Item 1.
		FOR ☐	AGAINST ☐
1.	Adoption of Merger Agreement			THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEM 1 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above.    ☐
Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature	Date:	Signature	Date:
NOTE:	Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full corporate name by the authorized officer.

PROXY

DOLE FOOD COMPANY, INC.
Proxy For Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints LAWRENCE A. KERN and C. MICHAEL CARTER, and each of them, as Proxies, each with full power of substitution, and each with all powers that the undersigned would possess if personally present, to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California on Wednesday, March 26, 2003, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and to vote in such manner as they may determine on any other matters that may properly come before the meeting as indicated in the Notice of Special Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

(Important—to be signed and dated on reverse side)

        February 14, 2003

TO:
Participants in the Dole Food Company, Inc. Defined Contribution Benefit Plan ("TaxDip Plan")

RE:
The 2003 Special Meeting of Stockholders of Dole Food Company, Inc.

We are the Trustee of the TaxDip Plan. This letter is to inform you that a Special Meeting of Stockholders of Dole Food Company, Inc. will be held on Wednesday, March 26, 2003. As a participant in the TaxDip Plan, you have the right to instruct the Trustee on how you want the shares of Dole Food Company, Inc. common stock allocated to your account under the TaxDip Plan to be voted. If your completed instruction form is received in a timely manner by the Trustee's independent tabulation agent as described on the reverse side, the Trustee shall vote as instructed all Dole Food Company, Inc. shares allocated to your TaxDip Plan account unless to do so would be inconsistent with the Trustee's duties. Enclosed is the Proxy Statement, instruction form and return envelope prepared by Dole Food Company, Inc. Please review these materials carefully before completing the enclosed instruction form. You cannot vote the Dole Food Company, Inc. shares allocated to your TaxDip Plan account in person. You must use the enclosed instruction form. Please mark, sign and date the enclosed instruction form in accordance with the instructions therein, and return it to our independent tabulation agent in the enclosed envelope. We cannot give assurance that instruction forms received later than 5:00 p.m., Eastern Time, on Tuesday, March 25, 2003 will be honored. If you are an expatriate employee, you may wish to expedite this process by returning the instruction form, sealed in the return envelope, via Dole "Pouch Mail." Dole, in turn, will forward the sealed envelope for tabulation.

If you fail to complete an instruction form, and as respects all unallocated shares of Dole Food Company, Inc. common stock held in the TaxDip Plan, the Trustee will vote such shares proportionately in the same manner as it votes Dole Food Company, Inc. shares as to which the Trustee or its agent has received voting instructions as specified above unless to do so would be inconsistent with the Trustee's duties.

Your voting instruction form will be kept strictly confidential.

Very truly yours,

THE NORTHERN TRUST COMPANY, AS TRUSTEE
OF THE DOLE FOOD COMPANY, INC. MASTER RETIREMENT
SAVINGS TRUST (DAILY VALUATION)

Please Detach and Mail in the Envelope Provided

The Board of Directors recommends a vote FOR Item 1.
		FOR ☐	AGAINST ☐
1.	Adoption of Merger Agreement			THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEM 1 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above.    ☐
Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature	Date:	Signature	Date:
NOTE:	Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full corporate name by the authorized officer.

DOLE FOOD COMPANY, Inc.
INSTRUCTION FORM For Voting Common Stock

        The undersigned hereby instructs The Northern Trust Company, as Trustee of the Dole Food Company, Inc. Defined Contribution Benefit Plan ("TaxDip Plan") to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") allocated to the undersigned's TaxDip Plan Account at the Special Meeting of Stockholders of the Company to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California on Wednesday, March 26, 2003, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs The Northern Trust Company to vote as specified by the undersigned on the reverse side and to vote in such manner as it may determine on any other matters that may properly come before the meeting as indicated in the Notice of Special Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

(Important—to be signed and dated on reverse side)

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD BY 5:00 P.M., EASTERN TIME, TUESDAY, MARCH 25, 2003, IN THE ENCLOSED RETURN ENVELOPE. YOUR VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY THE TRUSTEE.

SEE REVERSE SIDE

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TABLE OF CONTENTS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
SUMMARY TERM SHEET
INTRODUCTION
SPECIAL FACTORS
THE MERGER
THE MERGER AGREEMENT
INFORMATION ABOUT DOLE
DOLE FOOD COMPANY, INC. SELECTED CONSOLIDATED FINANCIAL DATA
DOLE FOOD COMPANY, INC. PROJECTED FINANCIAL INFORMATION
PRICE RANGE OF DOLE'S COMMON STOCK
DIVIDENDS AND DIVIDEND POLICY
INFORMATION CONCERNING PARENT, PURCHASER AND MR. MURDOCK
OTHER MATTERS
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
  Appendix A
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
R E C I T A L S
ARTICLE I The Merger
ARTICLE II Proxy Statement and Schedule 13E-3; Stockholders' Meeting
ARTICLE III Dissenting Shares; Exchanges of Shares; Related Matters
ARTICLE IV Representations and Warranties of the Company
ARTICLE V Representations and Warranties of Parent, Purchaser and Murdock
ARTICLE VI Covenants
ARTICLE VII Conditions to Consummation of the Merger
ARTICLE VIII Termination; Amendment; Waiver
ARTICLE IX Miscellaneous
APPENDIX B
OPINION OF GOLDMAN, SACHS & CO.
APPENDIX C SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW